AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 4, 1996

                                                       REGISTRATION NO. 333-1926
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          DOCTORS HEALTH SYSTEM, INC.
             (Exact name of Registrant as specified in its Charter)

                MARYLAND                                    8090                                   52-1907421
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)


                             10451 MILL RUN CIRCLE
                          OWINGS MILLS, MARYLAND 21117
                                 (410) 654-5800


    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              PAUL A. SERINI, ESQ.
                            EXECUTIVE VICE PRESIDENT
                         AND DIRECTOR OF LEGAL AFFAIRS
                             10451 MILL RUN CIRCLE
                          OWINGS MILLS, MARYLAND 21117
                                 (410) 654-5801

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                           Elizabeth R. Hughes, Esq.
                        Venable, Baetjer and Howard, LLP
                     1800 Mercantile Bank & Trust Building
                               Two Hopkins Plaza
                           Baltimore, Maryland 21201
                                 (410) 244-7608
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of a prospectus is expected to be made pursuant to Rule 434, please check the following box.

                        CALCULATION OF REGISTRATION FEE

                                                                                    PROPOSED
                      TITLE OF EACH CLASS                                            MAXIMUM       PROPOSED MAXIMUM
                      OF SECURITIES TO BE                          AMOUNT TO BE     PRICE PER     AGGREGATE OFFERING
                           REGISTERED                               REGISTERED        UNIT              PRICE
Class B Common Stock,
  $0.01 par value                                                   $3,100,000       $ 20.00        $62,000,000.00
Options to purchase
  Class B Common Stock                                               1,000,000        (2)               (2)


                      TITLE OF EACH CLASS
                      OF SECURITIES TO BE                            AMOUNT OF
                           REGISTERED                             REGISTRATION FEE
Class B Common Stock,
  $0.01 par value                                                  $ 21,379.31(1)
Options to purchase
  Class B Common Stock                                                  (2)



(1) Fees totaling $8,620.70 were previously paid by the Registrant in connection with the filing of the Registration Statement on March 4, 1996.



(2) Shares of Class B Common Stock to be issued upon conversion of these Options are included in the shares of Class B Common Stock registered above.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                          DOCTORS HEALTH SYSTEM, INC.
                CROSS-REFERENCE SHEET TO PROSPECTUS ON FORM S-1
              FURNISHED PURSUANT TO ITEM 501(B) OF REGULATION S-K


ITEM   FORM S-1 CAPTION                                            LOCATION IN PROSPECTUS

   1.  Forepart of the Registration Statement and Outside Front    Outside Front Cover Page.
       Cover Page of Prospectus

   2.  Inside Front and Outside Back Cover Pages of Prospectus     Inside Front Cover Page;
                                                                   Outside Front Cover Page.

   3.  Summary Information, Risk Factors and Ratio of Earnings to  Prospectus Summary; Risk Factors.
       Fixed Charges

   4.  Use of Proceeds                                             Use of Proceeds.

   5.  Determination of Offering Price                             Cover Page; Plan of Distribution

   6.  Dilution                                                    Risk Factors -- Dilution

   7.  Selling Security Holders                                    Not Applicable.

   8.  Plan of Distribution                                        Cover Page; Plan of Distribution.

   9.  Description of Securities to be Registered                  Outside Front Cover Page; Description of Capital Stock.

  10.  Interest of Named Experts and Counsel                       Not Applicable.

  11.  Information with Respect to the Registrant                  Outside Front Cover Page of Prospectus; Prospectus
                                                                   Summary -- The Company; Risk Factors; Selected Consolidated
                                                                   Financial Data; Management's Discussion and Analysis of
                                                                   Financial Condition and Results of Operations; Business;
                                                                   Management; Certain Transactions; Principal Stockholders;
                                                                   Description of Capital Stock; Index to Financial Statements
                                                                   and referenced Financial Statements.

  12.  Disclosure of Commission Position on Indemnification for    Not Applicable.
       Securities Act Liabilities

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JUNE 4, 1996



                                  [LOGO HERE]


                          DOCTORS HEALTH SYSTEM, INC.
                    3,100,000 SHARES OF CLASS B COMMON STOCK
               1,000,000 OPTIONS TO PURCHASE CLASS B COMMON STOCK


     Doctors Health System, Inc., a Maryland corporation (the "Company"), directly or through agents designated from time to time, may offer and issue from time to time in connection with the affiliation of medical practices one or more of the following types of its securities: (i) shares of its Class B common stock, par value $0.01 per share ("Class B Common Stock"); and (ii) Options to purchase Class B Common Stock ("Options," and collectively with the Class B Common Stock, the "Securities"). Such offers and issuances may be made by the Company from time to time in the acquisition of physician practices.



     The Securities offered pursuant to this Prospectus may be issued in one or more series, in amounts, at prices and on terms to be determined at the time of the offering of each such series.



     It is anticipated that the affiliations of the medical practices will involve the receipt by the Company primarily of enumerated tangible assets of such practices and related contracts and leases. The consideration for acquisitions will consist of shares of Class B Common Stock, cash, Options, assumption of liabilities or a combination of some or all of them, as determined from time to time by negotiations between the Company and the physicians or physician groups operating such practices. In addition, such physicians may enter into employment agreements, pursuant to which the Company and its affiliated medical groups may also issue Securities.



     The terms of an affiliation are determined by negotiations between the Company's representatives and the physicians whose practices are to be acquired. Factors taken into account in acquisitions include the established size, quality and reputation of the practice and the market value of the Common Stock when pertinent. It is anticipated that shares of Class B Common Stock issued in any such affiliation will, in most cases, be valued at a price reasonably related to the current market value of the Class B Common Stock, either at the time the terms of an affiliation are tentatively agreed upon, or at or about the time of closing, or during the period or periods prior to delivery of the shares.


     The specific terms of each offering of Securities in respect of which this Prospectus is being delivered are set forth in an accompanying Prospectus Supplement (each, a "Prospectus Supplement") relating to such offering of Securities. Such specific terms include, without limitation, to the extent applicable (1) in the case of the Options, the Class B Common Stock for which each such Option is exercisable, and the exercise price, duration, detachability, restrictions, and call provisions of each such Option; and (2) in the case of any offering of Securities, to the extent applicable, the offering price or prices, certain Federal income tax consequences and the agents or dealers, if any, participating in the offering and sale of the Securities. The resale or transfer of the Securities will be subject to certain restrictions. See "Description of Capital Stock."


     It is not expected that underwriting discounts or commissions will be paid by the Company except that finders fees may be paid to persons from time to time in connection with specific acquisitions. The Company may issue all or a portion of any offering of its Securities through agents or directly to other purchasers. The related Prospectus Supplement for each offering of Securities sets forth the name of any agents involved in the issuance of such Securities and any applicable fee, commission or indemnification arrangement with any such party. See "Use of Proceeds."


     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement. The delivery in any jurisdiction of this Prospectus together with a Prospectus Supplement relating to specific Securities shall not constitute an offer in such jurisdiction of any other Securities covered by this Prospectus but not described in such Prospectus Supplement.


     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  THE DATE OF THIS PROSPECTUS IS JUNE   , 1996

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), in Washington, D.C., a Registration Statement on Form S-1 (herein, together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Securities offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.


     To the extent applicable, the Company will comply with the informational requirements of the Securities Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, will file reports, proxy and information statements, and other information with the Commission. Such reports, proxy and information statements, and other information and the Registration Statement and the exhibits and schedules thereto filed by the Company with the Commission can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SUBJECT TO, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) CONTAINED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE DEFINED HEREIN, CAPITALIZED TERMS USED IN THIS SUMMARY HAVE THE RESPECTIVE MEANINGS ASSIGNED TO THEM ELSEWHERE IN THIS PROSPECTUS. POTENTIAL INVESTORS SHOULD READ THIS PROSPECTUS CAREFULLY IN ITS ENTIRETY.

THE COMPANY


     Doctors Health System, Inc., a Maryland corporation ("DHS" or the "Company") was incorporated in June of 1994 and commenced operations in February of 1995. The Company's executive offices are located at 10451 Mill Run Circle, Owings Mills, Maryland 21117, telephone (410) 654-5800.



     The Company develops and consolidates individual and groups of internists, pediatricians and family practitioners ("primary care physicians" or "PCPs"), specialist physicians, hospitals and other health care providers into primary care-driven, comprehensive managed care health delivery networks. Through contracts with PCPs, specialists, hospitals and other health care providers, the Company designs its networks (i) to manage the provision of quality medical services to patients, (ii) to furnish affiliated physicians with access to managed care contracts and related services, (iii) to establish a single source of access for health maintenance organizations ("HMOs") and other payors to a comprehensive range of health care providers, and (iv) to offer patients a comprehensive range of health care services.



     As of May 1996, approximately 140 PCPs, 93 obstetrician/gynecologists, and 390 specialist physicians had affiliated with the Company by transferring their practice assets or establishing long term joint venture, IPA or other contractual relationships with the Company in five regional networks, or had entered into binding agreements to become so affiliated. The Company also offers to Affiliated Physicians in Core Medical Groups certain patient care management, administrative and financial services, including information systems, contracting for and providing facilities, equipment and other goods. While primary care-based, the Company encourages its Core Medical Groups' affiliated physicians to develop into multi-specialty group practices and provides or arranges financing to allow such Core Medical Groups to develop into diversified multi-specialty practices. The Company also offers information systems and related services to certain physicians who are not part of a Core Medical Group but have become members of the Company's network of health care providers. See "Business -- Development of Integrated Health Care Delivery System."



     The Company offers medical groups and independent physicians a variety of affiliation models. These affiliations are carried out by the acquisition of certain medical practice assets, either for cash or through equity, or by affiliation on a contractual basis. The Company typically enters into Physician Services Organization Agreements with the Core Medical Groups, pursuant to which the Company provides care management services, managed care contracting and related business management. The physicians are allowed to maintain their clinical independence.



     The Company's strategy is to capitalize upon changes in the health care industry by (i) affiliating with primary care practices and using their related patient base to attract high quality specialist physicians as partners and to integrate a full spectrum of health care providers into one or more high quality, cost effective health care delivery networks, (ii) providing HMOs and other similar payors with a single source of access to geographically proximate networks of physicians, and other providers, (iii) focusing on obtaining HMO contracts and operating profitably under a capitated reimbursement system, (iv) allowing physicians greater access to managed care, while relieving physicians of some of the administrative responsibilities and economic risks of providing managed care services, (v) effectively managing the cost and quality of providing care through the use of sophisticated information systems and a broad range of practice management and administrative services, and (vi) expanding aggressively by recruiting additional physicians to networks that have already been established, by establishing additional networks, and by transitioning existing fee-for-service patients in physician practices to the Company's Global Capitated Contracts. See "Business -- Strategy."

                                    GLOSSARY


Affiliated PCP or Affiliated Physician -- A PCP or other Physician who affiliates with the Company by entering into a contractual relationship with the Company through employment in a Core Medical Group, through an Exclusive or Non-Exclusive IPA, joint contracting venture or other arrangement.


Capitated Contract Carve-Outs -- Medical services that are not included in a capitated arrangement. Examples of typical carve-outs from global capitated contracts include pharmacy, eye care, home health, mental health, infusion care, durable medical equipment, marketing and administration.

Capitated Gatekeeper -- A PCP who is compensated pursuant to a capitation arrangement.

Capitated Gatekeeper Income -- Income received by PCPs pursuant to capitation arrangements.


Capitated Life -- An enrollee who is a member in a managed care plan that pays a fixed amount to a provider pursuant to a capitation arrangement.


Capitation -- A method of paying health care providers in which a fixed amount is paid per enrollee to cover a defined set of services over a specified period, regardless of the cost of the actual services provided.


Core Medical Group -- An entity that has been formed by Affiliate PCPs to conduct a medical group practice and that has entered into a PSO Agreement or similar long-term management agreement with the Company.


Enrollee -- A person who is covered for health benefits under an HMO contract or other insurance.


Exclusive IPA -- An IPA that enters into an exclusive contractual arrangement, pursuant to which the IPA and each of its participating physicians agrees to conduct all managed care contracting activity exclusively through the Company and its affiliates and to take as patients any capitated patients referred by the Company.


Fee-for-service -- A method of reimbursing health care providers in which payment is made for each unit of service rendered.


Full Risk Contract -- A contract pursuant to which a health care provider and/or management company (such as the Company) assumes all financial risks for services related to patient care (with or without Capitated Contract Carve-Outs).


Gatekeeper Capitated Contract -- A contract pursuant to which a primary care physician receives a fixed, prepaid monthly fee for each enrollee in exchange for providing primary medical care services.


Global Capitated Contract -- A contract pursuant to which a health care provider and/or a management company (such as the Company) is paid a fixed amount per enrollee to cover all services with or without Capitated Contract Carve-Outs over a specified period, regardless of the cost of the services provided.


Health Maintenance Organization (HMO) -- A managed care plan that integrates financing and delivery of a comprehensive set of health care services to an enrolled population.


Independent Practice Association (IPA) -- An organization of independently practicing physicians which contracts with managed care plans or others for the provision of professional services to enrollees of the managed care plan.



Integrated Health Care Delivery System -- An organization in which physicians, hospitals and other providers combine their efforts, assume risks and share rewards, and through which they deliver comprehensive health care services to the community. The single entity (or group of affiliated entities) performs all strategic planning and payor contracting for the providers, and allocates economic rewards and capital among the various interests. The system generally includes a single legal entity or related affiliated entities, unified governance and management mechanisms, use of consolidated management and information systems, and use of consolidated budgets for the entire system.


IPA Participant Physicians -- Primary Care Physicians who enter into Exclusive or Non-Exclusive IPA agreements with the Company or its affiliates.

Managed Care -- Any payment or delivery arrangement used by a health plan or provider to control or coordinate use of health services with the goal of providing quality care at a lower cost.

Managed Care Plan -- A health plan that uses managed care arrangements and has a defined system of selected providers that contract with the plan. Under managed care plans, enrollees have a financial incentive to use participating providers that agree to furnish a broad range of services, and providers may be paid on a prenegotiated fee-for-service, capitated, per diem or salaried basis.

Medicare -- A federal act (Health Insurance for the Aged Act) to provide hospital and medical insurance for persons eligible for social security or railroad retirement benefits under the Social Security Act and who are over the age of 65 or disabled or other eligible individuals over the age of 65.


Non-Exclusive IPA -- An IPA that has a non-exclusive contractual arrangement with the Company, pursuant to which the IPA and some or all of its participant physicians may contract with or through other IPAs and entities but agree to take all managed care patients referred by the Company.



Operating Agreement -- An agreement providing for the operation of a Core Medical Group.



Payor -- An organization, such as an insurance company, employer or HMO, that pays or reimburses a health care provider for health care services rendered by that provider to a patient or health plan.



Physician Hospital Organization (PHO) -- Generally, an organization jointly owned and governed by hospitals and physicians formed and controlled for the purpose of procuring and administering payor contracts.



Physician Services Organization Agreement (PSO Agreement) -- An agreement entered into between the Company and each Core Medical Group, pursuant to which the Core Medical Group appoints the Company to act as its exclusive agent to provide all assets, facilities and non-medical services necessary for the Core Medical Group's medical practice and to obtain managed care contracts with payors on behalf of the Affiliated Physicians who are members of the Core Medical Group's group medical practice.



Practice Participation Agreement -- An agreement entered into among the Company, a Core Medical Group that is affiliating with the Company, and each of the physicians who is a member of such Core Medical Group, pursuant to which (1) each such physician sells to the Company certain assets of his medical practice,
(2) each physician enters into an exclusive Employment Agreement with the Core Medical Group, (3) the Core Medical Group and the Company enter into a PSO Agreement, and (4) each physician enters into an Operating Agreement with each of the other member physicians of the Core Medical Group which governs the operation of the Core Medical Group.


Primary Care Physician (PCP) -- A physician practicing as a general practitioner or in the specialties of family practice, general internal medicine, or general pediatrics. PCPs are sometimes referred to as "gatekeepers" because they enjoy patient loyalty and continuity and are the initial providers when patients seek medical services and control, through referrals, patients' access to other providers such as specialists.


Risk Sharing Arrangement -- An arrangement or contract pursuant to which the parties receive a fixed amount to provide or pay for defined services (usually including, but not limited to, hospital and other institutional services) regardless of the actual costs and share the benefits or risks under the arrangement in the event that the costs of such services are less than or exceed such fixed amount.


Subcapitation -- An arrangement in which a health care provider receiving capitated income pays subcontracting providers (for example, for specialty services) on a capitated basis with the subcontracting providers taking the financial risk of providing the subcapitated services, the payment representing subcapitation.

Utilization -- The frequency with which a medical benefit is used, a service is performed, or a referral is made.

Utilization Review -- The review of services delivered by a health care provider to evaluate the appropriateness, necessity, and quality of the prescribed services.

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER THE FACTORS LISTED BELOW IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

LIMITED OPERATING HISTORY; LOSSES


     The Company was incorporated in June of 1994 and commenced operations in February of 1995. Accordingly, the Company has a limited operating history. For the year ended December 31, 1995, the Company recorded a net loss of $3,180,723. The Company is likely to record a net loss for the year ending December 31, 1996 and at March 31, 1996 had an accumulated deficit of $5,018,540. There can be no assurance that the operating losses incurred by the Company will not exceed those that are presently expected or that the Company will be able fully to finance working capital and practice acquisition requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."


LIQUIDITY; RESTRICTIONS ON FINANCING


     Although the Company believes that its available working capital, together with a banking facility under negotiation, will be sufficient to meet the Company's anticipated needs for cash to conduct operations through June 30, 1997, there can be no assurance that the terms of the facility being negotiated will be agreed to and finalized or will be on terms favorable or acceptable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



     Further, the holders of the Company's Series A and Series B Preferred Stock have the right under the Company's constituent documents to approve the incurrence by the Company of indebtedness (including both borrowed money and capitalized leases) in excess of $1 million beyond the amount budgeted by the Company from time to time. In addition, the Company's ability to conduct equity financings may be impacted by certain rights of consent of the holders of the Company's Series A and Series B Preferred Stock. See "Description of Capital Stock." Thus, the Company may be unable to obtain sufficient financing to continue its operations in the event that its operating losses exceed expectations by a significant amount. In the event that the Company is able to obtain additional financing, no assurances can be given that the terms of such financings, if any, would be favorable to the Company.


UNCERTAINTY OF STRATEGY; ACQUISITION RISKS


     While the Company has developed a strategy and has negotiated a number of commercial relationships with PCPs, IPAs, specialist physicians, hospitals and Managed Care Payors, the Company's strategy is based upon a number of assumptions (including, without limitation, assumptions relating to the Company's likely rate of growth, the rate at which capitated lives can be added to the Company's network of Affiliated Physicians, the likely referral and other business practices of physicians and health care institutions in the Maryland market area and beyond, and assumptions relating to the rate and character of reimbursement for services provided through the various arrangements negotiated by the Company, including the continued willingness of payors to enter into risk sharing arrangements). Certain of the Company's assumptions may prove to be incorrect, which may materially and adversely affect the Company's business. Thus, no assurance can be given that the Company's strategy will be successfully and profitably implemented.



     Further, the Company's strategy is premised upon the successful execution of acquisition transactions of Core Medical Groups and affiliation transactions with Exclusive IPAs. There can be no assurance that the Company will be able to grow in existing or new markets or successfully identify, complete or integrate any acquisitions or affiliates. The process of identifying suitable acquisition and affiliation candidates, and proposing, negotiating and implementing an economically feasible affiliation with a physician group or forming or managing of a physician network, is lengthy and complex. Further, substantially all of the Company's net revenues generated by the medical practices acquired by or affiliating with the Company will be used to pay for costs of providing medical care. Thus, the Company's ability to generate any profit is dependent upon its ability to move its Affiliated Physicians and other providers in the Company's provider networks away from an unmanaged fee-for-service compensation arrangements and into a profitable managed care, or capitated, environment. In addition, the Company's financial results are negatively affected to the extent that the start-up costs associated with developing practices do not immediately translate into revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON MANAGED CARE CONTRACTS


     The profitability of the Company depends on securing managed care contracts and successfully managing the expenses involved in the provision of services under those contracts by its Affiliated Physicians without sacrificing the quality of medical care. Although the Company attempts to manage expenses through negotiation of favorable contracts based upon utilization that is driven by prudent protocols developed by the Company and the Core Medical Groups to ensure high quality and cost effective care, such expenses are not otherwise within the Company's or the Core Medical Groups' control, and are subject to adverse selection and other utilization risks. The inability of the Company and its Affiliated PCPs to obtain such contracts or successfully to manage such expenses would materially and adversely affect the Company's earnings and revenues. In addition, the success of managed care payors depends substantially on their ability to reduce, or significantly restrain the growth of, spending for health care services. Accordingly, there is a risk that the Company will not be able to obtain the numbers of managed care contracts presently contemplated or that, if such contracts are obtained, payments from such managed care payors will decrease over time, causing an adverse effect on the Company's earnings and revenues. Finally, the Company's contracts with payors, which contracts generally are for one to three year terms, may be terminated earlier upon notice. There can be no assurance that such payor contracts will not be terminated. The loss of any payors or the failure to regain or retain such payors' enrollees could have a material adverse effect on the Company.


ENROLLMENT IN MEDICARE MANAGED CARE PLANS


     The Company has entered and will enter into Full Risk Contracts and Global Capitated Contracts with HMOs and other Managed Care plans covering Medicare patients. The Company's results of operations are highly dependent on the Company's ability to enroll existing patients and new Medicare patients in the Company's Medicare managed care contracts with licensed HMOs. See
"Business -- Strategy -- Medicare Managed Care." The Company's strategy for enrolling Medicare patients in managed care plans depends on successful joint marketing efforts by HMOs and the Company and the willingness of Medicare patients to enroll in managed care plans. There can be no assurance that the Company will be able to successfully enroll a sufficient number of Medicare patients to its Medicare managed care plans or that such patients can be converted in accordance with the Company's business plan. The failure of the Company to enroll a sufficient number of Medicare patients to Medicare managed care plans could have a material adverse effect on the Company's revenues.



     The Company's success is also subject to various state and federal regulations and the continuation of current reimbursement rates by the federal government under the Medicare program. There can be no assurance that Medicare reimbursement rates will remain at current levels. Substantial reduction in Medicare capitation rates could have a material adverse effect on the Company's financial results and profitability.



DEPENDENCE OF THE COMPANY ON CORE MEDICAL GROUPS AND IPAS



     The Company has business relationships with several primary medical care provider groups referred to herein as Core Medical Groups. The Company does not engage in the practice of medicine and will be largely dependent upon medical services provided by or through the Core Medical Groups and affiliated IPAs for its revenues. The success of the Company initially will be dependent in large part upon its ability to attract PCPs and specialist physicians to join Core Medical Groups or to participate in IPA arrangements with the Company, and upon the Core Medical Groups' and PCPs' and specialist physicians' ability to perform their obligations and deliver high quality patient care in a cost-efficient manner. There can be no assurance that the Company will be able to attract and retain the requisite number of PCPs and specialist physicians, or that such physicians will deliver high quality medical services profitably.



     Typically, a PSO Agreement obligates the Core Medical Groups to contract solely and exclusively with the Company for 30 years (with automatic ten-year renewals) for all managed care contracts, and for the provision of all of the non-medical services, including provision of facilities, equipment, supplies and other goods and assets, used by the Core Medical Groups and their employee physicians to engage in the practice of medicine. See "Development of Integrated Health Care Delivery System -- Affiliation of the Core Medical Group and the Company." There can be no assurance that the Company will be able to meet its contractual obligations to the Core Medical Groups in a manner that is reasonably acceptable to the Core Medical Groups. A failure of the Company to meet its contractual obligations could result in the termination of such arrangements, which could have a material adverse effect on the Company.


COMPETITION

     The health care industry is highly competitive and is subject to continuing changes in how services are provided and how health care providers are selected and paid. Generally, the Company competes with any entity that contracts with payors for the provision of prepaid health services (including but not limited to PHOs, IPAs and independent private practice physicians) and with hospitals and payors which own or operate health care delivery systems. The Company also competes with other companies, including entities such as managed care organizations which provide managed care and other services to health care providers. Such competitors may include local, regional and national entities. Some of these companies provide traditional management services to primary care, multi-specialty and specialty physician groups, while other companies (management service organizations) provide claims processing, utilization review and other more focused management services. Some competitors are significantly larger and better capitalized than the Company and have access to greater resources, provide a wider variety of services, have greater experience in providing health care management services and have longer established relationships with buyers of such services than does the Company. To the extent that health care reform measures or any other factors make the provision of prepaid managed medical care an attractive market to other potential participants, the Company may encounter increased competition. Additionally, there is increased competition among a wide range of entities to acquire or contract with physician practices. Such competition will increase the cost of making such acquisitions and contracts and could endanger the success of the Company's strategy of acquiring or contracting with PCPs in selected markets. There can be no assurance that the Company will be able to acquire or contract with a sufficient number of physician practices and thereby compete favorably in contracting with payors or to expand or maintain its physician networks in existing or new markets.


DILUTION


     The Company contemplates that it will acquire additional medical practices for existing Core Medical Groups and will organize additional Core Medical Groups. The Company also contemplates contracting with additional physicians through IPAs and other arrangements and compensating IPAs for recruiting their IPA Participant Physicians to contract with the Company. The Company may issue Securities in connection with any such transactions. The Company may make such acquisitions and contracts if it believes, in the exercise of its discretion, that such acquisitions are beneficial, and without any requirement that the Company's stockholders approve such transactions, all on terms as may be negotiated by the Company.


     Accordingly, the percentage ownership interest of each then existing stockholder in the Company will be reduced proportionately and, depending upon the valuation at which such Securities are issued, such issuances may be dilutive to the then existing stockholders. Although the Company contemplates that additional Securities will be issued in the future, there can be no assurance as to the number, if any, of new physicians, IPAs or vendors who will become stockholders of the Company, and thus the revenues of the Company and the level of dilution of percentage ownership interests of existing stockholders, may be more or less than presently anticipated.

VOTING LIMITATIONS; RESTRICTIONS ON RESALE OF SECURITIES


     Each of the classes of Common Stock is entitled to elect a certain number of the Company's directors and has its own particular voting requirements. The holders of the Class B Common Stock are entitled to elect eight of the Company's 18 directors (each a "Class B Director") by an affirmative vote of a plurality of all votes cast at a meeting at which a quorum of Class B Common Stock is present. Further, the Company must obtain the consent of the holders of the Company's Series A and Series B Preferred Stock (collectively, the "Preferred Stock") in connection with a variety of significant corporate activities. All of the Company's stockholders (with the exception of employee participants in the Company's Omnibus Stock Option Plan which, by its terms, restricts in certain ways the resale of stock issued thereunder) are parties to a Stockholders Agreement which governs a variety of matters, including voting as to directors. Purchasers of Securities may also be subject to significant contractual restrictions on the resale of such Securities until an underwritten initial public offering for cash of Common Stock, and all shares will carry a legend to reflect such restrictions. There can be no assurance that such an offering will occur. See "Management--Stockholders Agreement" and "Description of Capital Stock."


ABSENCE OF PUBLIC MARKET; PENNY STOCK RULES


     It is not currently anticipated that any of the Securities described in this Prospectus will be listed on an exchange or other public market or that a trading market will develop for the Securities. If either of the Common Stock or the Options are not traded on an exchange or quoted on NASDAQ and its trading price falls below $5 per share, it could become subject to Rule 15g-9 under the Exchange Act, which, among other things, requires that brokers/dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving any purchaser's written consent prior to any transaction. If the Securities could also be deemed penny stocks under the Securities Enforcement and Penny Stock Reform Act of 1990, this would require additional disclosure in connection with trades in the Securities, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could severely limit the liquidity of the Securities and the ability of the purchasers in this offering to sell their Securities in the secondary market.

OWNERSHIP OF STOCK

     The executive officers and directors of the Company beneficially own significant percentages of the various classes of the Company's equity Securities. Accordingly, if they were to act in concert, they may be able to control the Company's Board of Directors, and therefore, the business, policies and affairs of the Company. See "Principal Stockholders."

POTENTIAL CONFLICTS OF INTEREST


     Certain conflicts of interest are inherent in the structure of the Company and its contractual and organizational relationships. For example, Scott M. Rifkin, M.D., Alan L. Kimmel, M.D., who are Directors, officers and stockholders of the Company, and Peter J. LoPresti, D.O. and Robert Ancona, M.D., currently Directors of the Company, are also members of Baltimore Medical Group, LLC, and are stockholders, officers and directors of BMGGP, Inc., the general partner of MHLP. Further, D. Alexander Rocha, M.D., and William D. Lamm, M.D., both Directors of the Company, are also the respective Chairmen of Carroll Medical Group and Cumberland Valley Medical Group. From time to time, the interests of such persons may conflict with those of the Company due to such relationships. See also the discussion in "Certain Transactions."


DIVIDENDS

     Dividends on the Securities are not contemplated in the foreseeable future because the shares of Common Stock of the Company are subordinated as to dividends to the Preferred Stock, the Preferred Stock provisions prohibit the payment of dividends without the consent of the holders of the Preferred Stock, and because it is expected that the Company's earnings, if any, will be retained for working capital and expansion.

KEY EMPLOYEES

     The Company depends to a significant extent on key management, technical and marketing personnel, and depends particularly on the efforts of Mr. Gold and Drs. Rifkin and Kimmel. The Company's growth and future prospects will depend in large part upon its ability to attract, motivate and retain highly qualified personnel. The loss of any key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company. See "Management."

REGULATION


     While the Company is not currently subject to regulation as an insurer or health care provider, the insurance and health care business generally and the transactions described generally herein, including those by or with the Core Medical Groups and its employee physicians, IPAs and other affiliated physicians and providers are subject to extensive and pervasive Federal and state regulation pursuant to currently effective statutes and regulations. Health care regulation has been subject to rapid and pervasive change in recent years. Congress and various state legislatures are expected to continue to consider various legislative proposals for health care reform, including proposals intended to control public and private spending on health care as well as provide increased public access to the health care system and maintain broad physician access to health care delivery systems. Changes in the regulations or reinterpretations of existing regulations may significantly affect the Company. For example, the staff of the Maryland Insurance Commission has published its view that certain of the Company's (and similar Managed Care entities') proposed methods of payment to physicians and other providers may require the Company and such other Managed Care entities to subject themselves to regulation as insurance companies. While management of the Company intends to develop its operations in a manner that does not subject the Company to regulation by the Maryland Insurance Commission, there can be no assurance that such efforts will be successful. Regulation which affects the IPAs, Core Medical Groups, hospitals and other providers of health care may also have a significant effect on the Company.



     Some of the Company's business relationships as presently contemplated may not qualify for "safe harbor protection" under the Medicare Fraud and Abuse Rules or for an exception under the Federal and Maryland laws discussed in "Business -- Regulation." Such laws are broadly drafted, and their application to arrangements such as those described herein is often uncertain. Since inquiries under such laws are highly factual, it is not possible to predict with certainty how they may be applied to the arrangements in which the Company, the Core Medical Groups and the Core Medical Group's employee physicians are anticipated to participate. Although the Company believes that it is and will be in compliance with these laws with respect to its own operations, including its contractual relationship with Core Medical Groups, IPAs and other providers, there can be no assurance that enforcement authorities will not assert that the Company, or certain transactions into which the

Company has or will have entered, has violated or is violating such laws, or that if any such assertion were made, that the Company would prevail, or whether any sanction imposed would have a material adverse effect on the operations of the Company. Even the assertion of a violation of such laws could have a material adverse effect upon the Company.

     The Company's physician networks contract with physicians and other health care professionals as independent contractors and, in accordance with federal and state tax guidelines pertaining to independent contractors, do not withhold federal or state income taxes, make federal or state unemployment tax payments or provide workers' compensation insurance with respect to such independent contractors. However, a determination by taxing authorities to the contrary with respect to the classification of such physicians or other health care professionals as independent contractors could have a material adverse effect on the Company's operating results.

     Finally, the body of law applicable to the delivery of, and payment for, health care services, aspects of which are summarized in "Business -- Regulation," is subject to rapid substantive change. All such laws, regulations, and interpretations are subject to amendment or other substantive change at any time. There can be no assurance that the business of the Company will not be adversely affected by changes in applicable laws, regulations or interpretations thereof.

POTENTIAL EXPOSURE TO PROFESSIONAL LIABILITY; AVAILABILITY OF INSURANCE


     In recent years, physicians, hospitals and other participants in the health care industry have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories. Many of these lawsuits involve large claims and substantial defense costs. The Company does not engage in the practice of medicine or provide medical services, nor does it control the practice of medicine or the provision of health care services by physicians and other providers within its provider networks or the compliance with regulatory requirements directly applicable to such providers and the provider network entities with whom they contract. Nonetheless, the Company maintains professional malpractice and general liability insurance in amounts deemed appropriate by management based on the nature and risks of the Company's business. In addition, each physician, physician network entity and other provider is required to maintain professional liability insurance coverage, and the Company generally is indemnified under each of the management agreements by such entity for liabilities resulting from the performance of services by such providers. Although the Company currently is not a party to any material litigation relating to the practice of medicine, there can be no assurance that the Company will not become involved in such litigation in the future, that any claim or claims arising from such litigation will not exceed the Company's insurance coverage or that such coverage will continue to be available.


ANTI-TAKEOVER CONSIDERATIONS

     Certain provisions of the Company's Articles of Incorporation and Bylaws and agreements to which the Company is a party could, together or separately, discourage potential acquisition proposals or delay or prevent a change in control of the Company, even when stockholders other than the Company's principal stockholders consider such a transaction to be in their best interest. Accordingly, such provisions may limit the price that certain investors might be willing to pay in the future for Securities. See "Description of Capital Stock" and "Management -- Stockholders Agreement."

ANTITRUST CONSIDERATIONS


     The Company, its affiliated health care providers and other entities with which it contracts are subject to the United States and State antitrust statutes as well as to the interpretations of such statutes by the courts. Because the Company will be contracting with payors and with providers for the provision of health care services by providers who could be deemed to compete for the provision of such services, and for other reasons, the Company and such affiliates and other entities with which it contracts could be subject to public and private investigations and enforcement actions under such statutes. The health care sector is undergoing significant change and is highly competitive. See "Risk Factors -- Competition". The Company has consulted with counsel concerning the appropriateness of its contracting activities and business plan under such statutes and believes that all of its present and proposed activities are consistent with such statutes and interpretive guidelines issued by the Department of Justice and the Federal Trade Commission. There can, however, be no assurance that the Company will not be challenged on these grounds.

                                USE OF PROCEEDS



     Securities may be issued from time to time in connection with the affiliation of medical practices with the Company. In such event, the Company expects to receive certain assets of such practices or capital stock of the relevant medical practice, or as well as certain contractual rights. The Company will not receive cash proceeds in connection with the issuance of the Securities.



                      SELECTED CONSOLIDATED FINANCIAL DATA



     The selected consolidated financial data presented below as of and for the Company's year ended December 31, 1995 have been derived from the audited consolidated financial statements of the Company. The selected financial data with respect to the three months ended March 31, 1996, has been derived from the unaudited consolidated financial statements included herein which, in the opinion of the management of the Company, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of operations and the financial position at and for the interim period presented. Operating results for the three months ended March 31, 1996, are not necessarily indicative of the results of operations for the year ending December 31, 1996. The data set forth below are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements, the notes thereto and the other financial and statistical information included elsewhere in this Prospectus. All amounts are in thousands, except for per share amounts.



                                                                                                                   THREE MONTHS
                                                                                                YEAR ENDED            ENDED
                                                                                             DECEMBER 31, 1995    MARCH 31, 1996
                                                                                                       (IN THOUSANDS)
STATEMENT OF OPERATIONS:
Net revenues..............................................................................        $ 4,917            $  3,109
Expenses:
  Contracted physician services...........................................................          2,033               1,097
  Global capitated contractual expense....................................................             --                 126
  Care center costs:
     Salaries and benefits................................................................          1,315                 798
     Medical services.....................................................................            267                 117
     General and administration...........................................................          1,249                 548
  Corporate:
     General and administration...........................................................          1,314                 551
     Salaries and benefits................................................................          1,625               1,026
  Depreciation and amortization...........................................................            166                  82
  Interest expense........................................................................            129                 112
                                                                                                    8,098               4,460
     Net loss before income taxes.........................................................         (3,181)             (1,351)
  Income tax expense......................................................................             --                  --
     Net loss.............................................................................        $(3,181)           $ (1,351)
  *Pro forma net loss per share...........................................................         $(0.92)           $  (0.34)
  *Pro forma weighted average number of shares outstanding................................          3,474               3,924

BALANCE SHEET DATA:
Cash and cash equivalents.................................................................        $ 2,865            $    177
Working capital...........................................................................          2,799               1,250
Total assets..............................................................................          6,277               6,526
Long term obligations, less current portion...............................................          1,452               1,868
Redeemable convertible preferred stock....................................................          6,808               6,987
Stockholders' equity (deficit)............................................................         (3,336)             (4,861)


* Pro forma per share amounts have been computed assuming the conversion of all preferred shares.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL



     The Company was incorporated in June 1994, but it did not receive initial funding until February 1995. Prior to that date, the Company was in a formative stage, acquiring capital, developing its internal systems and recruiting management personnel. Operations from the Company's inception through December 31, 1994, were insignificant. Accordingly, no results are presented for the period from the Company's inception in June 1994 through December 31, 1994. Through March 31, 1996, the Company had acquired certain assets of 43 primary care physician practices. As a result of the Company's limited period of affiliation with the practices, the Company does not believe that period to period comparison and percentage relationships within the periods set forth below are meaningful.



     The Company has acquired, at net book value, the furniture, fixtures and equipment, and at net realizable value, the accounts receivable, of certain medical practices. At the time of such acquisition, the physician has entered into a 10-year employment agreement with a Core Medical Group. Further, each Core Medical Group has entered into long-term management service agreements with the Company (PSO Agreements), generally for 30 years, with automatic terms of renewal, pursuant to which the Company provides management and administrative services to the Core Medical Group and the Core Medical Group agrees to provide medical services to the Company.



     The Company's acquisitions of certain assets of physician practices are subject to reacquisition rights whereby the physicians may rescind the transaction typically within a nine month period from the date of closing. As of March 31, 1996, of the 43 primary care physicians that sold certain of their assets to the Company, 20 physicians had such rights still available. All of the agreements contain provisions requiring the Affiliated Physicians to repurchase substantially all of the assets previously acquired at the price paid by the Company at the closing. To date, one physician has exercised his reacquisition rights. In that instance, the practice had not actually been consolidated into the operations of the Company and as a consequence had no material financial affect on the Company in light of the Company's experience. Management does not believe that there will be substantial rescissions of physician affiliation transactions. For the three months ended March 31, 1996, physicians with reacquisition rights represented approximately $516,983 or 19.8% of the Company's total net physician billings of $2,611,574 for the period then ended. In the event some or all of these physicians exercised their rights, the Company believes that such exercises would not have a material adverse effect on the Company.



     The Company currently derives net revenues primarily from direct patient and third party billing for medical services provided by affiliated physicians within the Core Medical Groups. Revenue is recognized when services are performed. These revenues are recorded net of adjustments and allowances resulting from the difference between customary and usual rates for physician services and amounts reimbursable by government sponsored healthcare programs (i.e., Medicare, Medicaid) and private insurance carriers. The Company derives little or no earnings from these revenue sources as the proceeds from such revenues are paid to the Core Medical Group for the accounts of the Affiliated Physicians. The Company's profitability depends on securing Global Capitated Contracts and successfully managing the revenues obtained per capitated patient so that expenses involved in the delivery of medical services by its Affiliated Physicians and other providers are less than such revenue. The inability of the Company to obtain such contracts, to attract patients to participate in such contracts, or to successfully manage the cost of care would materially and adversely affect the Company's revenues and primary source of earnings.



     The Company's success under these capitation contracts depends upon the overall health of its Enrollees, its ability to manage appropriate and timely utilization of medical resources, and its ability to conclude favorable agreements with payors and other health care providers. To the extent that the Enrollees covered under a capitated fee contract require more frequent or extensive care than was anticipated by the Company, the revenue to the Company under the contract may be insufficient to cover the cost of care provided.



     For the year ended December 31, 1995, the Company derived 61% of its net revenues from direct patient and third party billing (fee-for-service), 30% from government sponsored healthcare programs (including Medicare) and 9% from Gatekeeper Capitation Contracts. For the three months ended March 31, 1996, 60% of revenues were generated from direct patient and third party billing, 30% from government sponsored healthcare programs, 8% from Gatekeeper Capitation Contracts, and 1% from Global Capitation Contracts. The Company's consolidated results of operations reflect revenues generated by the Core Medical Groups and the costs associated with the delivery of their services, including physician salaries, benefits, malpractice insurance and corporate expenses. Currently, the Company is working with payors to enroll fee-for-service commercial and Medicare patients to the Company's Global Capitated Contracts, but as of March 31, 1996 had not enrolled a sufficient number of such patients to cover the Company's operating costs. To the extent the Company is unable to enroll patients in the Company's Global Capitated Contracts in adequate numbers to cover operating costs, it will have a material adverse affect on the Company's ability to generate sufficient revenues to cover its normal and necessary expenses.



     The Company's operating results are significantly impacted by the number of Affiliated PCPs. From February 24, 1995 to March 31, 1996, the number of PCPs who sold certain of their assets to the Company and affiliated with a Core Medical Group increased from 18 to 43. During the same period of time, the Company entered into three Global Capitated Contracts.



                                                                 MARCH 31,    JUNE 30,    SEPTEMBER 30,    DECEMBER 31,    MARCH 31,
                                                                   1995         1995          1995             1995          1996
OTHER DATA:
Founding physicians at February 24, 1995 (Reacquisition)......       18       --          --                     (1)       --
Additional founding physicians affiliated during
  the three months ended (1)..................................        3            1             1                9            12
Cumulative number of primary care physicians in Core Medical
  Groups as of................................................       21           22            23               31            43
Cumulative number of Core Medical Groups as of................        1            1             1                2             2
Cumulative number of full risk contracts as of................        0            0             0                0             3



(1) Represents physicians who joined Core Medical Groups during each period presented.



     When affiliating with the physician, the Company, through each PSO Agreement and such physician's employment with the Core Medical Group, acquires the exclusive right to negotiate Global Capitated Contracts on behalf of the physician. In addition to the consideration paid in acquiring certain tangible assets, leaseholds and contract rights, all direct costs associated with the acquisition are capitalized. The increase in the number of PCP's has contributed to the increase in revenue growth as well as increase in operating costs to support the physician growth.



RESULTS OF OPERATIONS



YEAR ENDED DECEMBER 31, 1995 AND THREE MONTHS ENDED MARCH 31, 1996



     For the year ended December 31, 1995, net revenues were $4.9 million. For the three months ended March 31, 1996, net revenues were $3.1 million. Net physician billings (consisting of billings from fee for service arrangements and ancillary services, less contractual allowances) constituted $4.1 million or 83.5% of net revenues for the year ended December 31, 1995. For the three months ended March 31, 1996, net physician billings were $2.6 million or 83.9% of net revenues. Capitated gatekeeper income was $600,000, or 12.2% of net revenues for the year ended December 31, 1995. For the three months ended March 31, 1996, capitated gatekeeper income was $340,000 or 10.9% of net revenues. The Company had no global capitated contractual income for the year ended December 31, 1995. For the three months ended March 31, 1996, global capitated contractual income was $106,000 or 3.4% of net revenues. Interest and other income was $211,000, or 4.3% of net revenues for the year ended December 31, 1995. For the three months ended March 31, 1996, interest and other income was $51,000 or 1.7% of net revenues. During the year ended December 31, 1995, the Company affiliated with 31 physicians. The Company affiliated with an additional 12 physicians during the three months ended March 31, 1996. During the three months ended March 31, 1996 the Company began enrolling capitated lives under capitated contracts.



     For the year ended December 31, 1995, expenses associated with contracted physician services (physician compensation) were $2,033,186, or 41.4% of net revenues. For the three months ended March 31, 1996, expenses associated with contracted physician services were $1,097,408 or 35.3% of net revenues. Care center costs for the year ended December 31, 1995, were $2,830,685, or 57.6% of net revenues. For the three months ended March 31, 1996, care center $1,464,042 or 47.1% of net revenues. General and administrative expenses for the year ended December 31, 1995, were $1,314,163, or 26.7% of net revenues. For the three months ended March 31, 1996, general and administrative expenses were $551,501 or 17.7% of net revenues. Corporate salaries and benefits for the year ended December 31, 1995 were $1,624,436, or 33% of net revenues, while interest expenses during the period (consisting primarily of interest on notes payable to physicians) were $129,038, or 2.6% of net revenues. For the three months ended March 31, 1996, corporate salaries and benefits were $1,026,597 or 33% of net revenues, while interest expenses were $112,088 or 3.6% of net revenues. Depreciation and amortization for the year ended December 31, 1995, was $165,926 or 3.4% of net revenues, and for the three months ended March 31, 1996 were $82,229 or 2.6% of net revenues.



     For the year ended December 31, 1995, and the three months ended March 31, 1996, corporate costs (consisting of general administration, salaries and benefits, depreciation and amortization and interest expense) exceeded revenues due to the formative nature of the Company. The Company is devoting significant resources to establishing its infrastructure, investing in contractual relations, procuring provider risk-sharing arrangements including Global Capitation Contracts and establishing an integrated health care delivery system.



     The Company entered into three Global Capitation Contracts during the three months ended March 31, 1996. The Company works with payors to enroll a substantial number of fee-for-service commercial and Medicare patients in global capitation plans. At March 31, 1996, the Company had approximately 500 covered lives under management in its Global Capitated Contracts. However, the Company has not obtained a sufficient number of lives under Global Capitated Contracts to generate sufficient revenues to cover the Company's operating costs as of March 31, 1996. The Company did not generate adequate cash to fund operations for the year ended December 31, 1995, and for the three months ended March 31, 1996. The Company has working capital, a note receivable and an existing bank credit facility to assist in funding anticipated operations. See "Liquidity and Capital Resources." Although contracted physician services, care center costs and corporate costs are expected to increase at a lesser rate than the increase in net revenues, the Company is likely to report a use of cash from operations and expects to record a net loss for the year ending December 31, 1996. See "Risk Factors -- Losses; Restrictions on Financing."



     The Company's results of operations for the future are subject to certain trends and uncertainties that may have an adverse impact on the Company. As described in "Risk Factors -- Uncertainty of Strategy; Acquisition Risks," while the Company has developed a strategy and has negotiated a number of commercial relationships, the Company's strategy is based upon a number of assumptions, and there can be no assurance that the Company's strategy will be successfully implemented. As described in "Risk Factors -- Losses, Restrictions on Financing," substantially all of the Company's net revenues generated by transactions between the Company and Affiliated PCPs will be used to fund physician salaries and to pay for other care center costs. As described in "Business -- Overview of Business Activities," the ability of the Company to achieve and maintain profitability will depend to a great degree on the negotiation of compensation arrangements under Global Capitated Contracts that result in payments to the Company that exceed the payments by the Company to PCPs and other health care providers in a managed care environment. Accordingly, there can be no assurance as to when the Company will achieve profitability.


LIQUIDITY AND CAPITAL RESOURCES


     On February 24, 1995, the Company issued $5 million of Series A Preferred Stock in exchange for $2 million in cash and a $3 million subscription receivable evidenced by a note (the "Series A Note"). The Company used the $2 million at closing to fund the formation of the Company, to acquire certain assets of the 18 primary care physicians, and to initiate implementation of its business strategy. During the fourth quarter of 1995, the Company drew down $500,000 on the Series A Note to fund physician acquisitions, infrastructure development and corporate costs.



     On December 1, 1995, the Company issued Series B Preferred Stock for $4 million and issued warrants for the guarantee of the Company's bank credit facility by the holder of the Series B Preferred Stock. The funds were used for the acquisition of physician practices, development of the Company's information systems and corporate expenses in conjunction with its business strategy.



     The Company requires capital to acquire the assets of recruited physician practices, and to develop and install the information systems necessary for the management of provider risk-sharing contracts, including global capitation contracts, and for billing and collection services. Global Capitation Contracts positively impact the Company's cash flow due to the fact that the Company receives capitation revenue prior to incurring costs associated with services provided under such contracts.



     The Company's principal uses of cash have been for acquisition of certain assets of physician practices, and the purchase of property and equipment including the development of its information systems and operating activities. For the three months ended March 31, 1996, the Company's operating activities used cash of $3.2 million. Cash used for operating activities for the year ending December 31, 1995 was $2.4 million. Net cash used in investing activities for the three months ended March 31, 1996 was $459,000 and for the year ended December 31, 1995 was $881,000. The use of cash for investing activities relates primarily to the acquisition of furniture, fixtures, and equipment, and the purchase of the physicians' assets and the information systems necessary for the management of provider risk-sharing contracts and billing and collection activities. Net cash provided by financing activities for the three months ended March 31, 1996, was $957,000. For the year ended December 31, 1995, net cash provided by financing activities was $6.1 million, and consisted primarily of the cash proceeds from the issuance of the Series A and Series B Preferred Stock.

     At March 31, 1996, the Company had working capital and available credit facilities (including $2.5 million remaining payable on the Series A Note) of approximately $3.75 million, including cash and cash equivalents of approximately $177,000. For the year ended December 31, 1995, the Company had working capital and available credit facilities of $9.2 million. Accounts receivable were $961,000 at December 31, 1995, and were $2,361,000 at March 31, 1996. This increase of $1.4 million is attributable to the acquisition of physician receivables and increased net revenues.



     On December 1, 1995, the Company entered into an agreement (the "Bank Credit Facility Agreement") with NationsBank of Maryland, N.A. ("NationsBank") as agent, which provides for a revolving bank credit facility (the "Bank Credit Facility"). The maximum availability under the Bank Credit Facility is $4 million, which the Company can use for recruitment of physicians, operating expenses and anticipated capital acquisitions. At June 1, 1996 there was approximately $3.0 million outstanding under the Bank Credit Facility. Advances under the Bank Credit Facility bear interest at the Company's option at either NationsBank's prime rate or the Eurodollar rate plus .75%. The Bank Credit Facility expires on December 31, 1997, and is renewable, at the sole discretion of NationsBank, for two additional periods of one year each.



     Loans made pursuant to the Bank Credit Facility are guaranteed by the Company's Series B Preferred Stockholder (Med-Lantic Management Services, Inc.). The guarantee is collateralized by a security interest in certain contract rights, including rights to the Company's patient and global capitation receivables, under the Physician Services Organization Agreements between the Company and Core Medical Groups. Upon redemption of the Series B Preferred Stock in connection with issuance of junior preferred stock to a holder whose interests are deemed adverse to the guarantor, the Company is required to obtain a release of the guarantee.



     The Company may draw down on the unfunded portion of the Series A Note, which was $2.5 million as of the date of this Prospectus. The Series A Note bears interest at 6.5% per annum. Interest is payable only to the extent that the Company pays dividends on the Series A Preferred Stock.


     Scheduled payments on the Series A Note are subject to deferral at the Company's option until February 24, 1998, although interest continues to accrue on any unpaid balance. As of March 31, 1996, the Company had elected to defer $1,250,000 of scheduled draws under the Series A Note compared to deferral of $750,000 at December 31, 1995. Upon redemption or conversion of the Series A Preferred Stock, any unpaid principal is to be canceled in an amount equal to five times the number of shares redeemed or converted. The Company has the option to require payment of any outstanding principal and interest on February 24, 1998, or the Company may elect to redeem the outstanding Series A Preferred Stock and cancel the remaining principal and interest.


     Until the Company enrolls an adequate number of capitated patients in Global Capitated Contracts, the Company expects to incur operating losses and experience negative cash flows through the end of 1996. As a consequence, in order to meet the Company's working capital requirements to fund operations the Company will need to conclude an anticipated banking facility. The Company is currently in negotiations with several commercial lenders for a facility, the principal amount of which is expected to be not less than $24 million. Although the Company believes it will be able to obtain such a facility on terms that will satisfy the Company's requirements, there can be no assurance that the banking facility will be agreed to and finalized or that it will be on terms favorable or acceptable to the Company.



     The Company's ability to incur indebtedness is subject to the consent of the holders of the Series A and Series B Preferred Stock under certain circumstances. See "Description of Capital Stock."



     The Company intends to conduct operations in accordance with its business strategy, including recruitment of primary care practices fund operating expenses with its existing cash and cash equivalents, and borrowings under the Bank Credit Facility note receivable, and anticipated banking facility. The Company believes that these sources of working capital will be sufficient to meet the Company's anticipated needs through June 30, 1997.



     Although the Company does not have material commitments for capital expenditures, the Company may make additional capital expenditures in connection with its business strategy and development of its integrated delivery system.

                                    BUSINESS

INDUSTRY


     The Health Care Financing Administration estimates that 1995 national health spending was approximately one trillion dollars, with physicians controlling more than 80% of overall expenditures. Physicians have traditionally provided medical care on a fee-for-service basis, which provides few incentives for the efficient utilization of resources and has contributed to increases in health care costs that are significantly higher than inflation. Concerns over the accelerating cost of health care have resulted in the increasing prominence of managed care, and employers, individuals and the government have increasingly turned to HMOs and other forms of managed care in an attempt to manage health care costs more effectively. The number of individuals enrolled in HMOs grew from 12.5 million enrollees in 1983 to 49.0 million in 1993, a 14.6% compound annual growth rate. According to industry sources, there are over 600 HMOs currently operating in the United States, covering approximately 17% of the U.S. population. Moreover, Federal and State governments are increasingly using HMOs to cover health benefits under Medicare and Medicaid programs. The Company believes that overall enrollment in HMOs will continue to increase due to the fact that HMOs generally offer lower overall premium costs than traditional fee-for-service indemnity health insurance.


     Health care in the United States historically has been delivered through a fragmented system of health care providers, including individual or small groups of PCPs and specialists. According to the American Medical Association, approximately 565,000 physicians are actively involved in patient care in the United States, with approximately 70% of these physicians, or 397,000, practicing individually or in a two person group. The physician practice management market is estimated at $200 billion.


     In an effort to manage their costs and minimize their risk, HMOs are shifting from fee-for-service payments for physicians and are increasingly utilizing "capitation" arrangements. Under capitation arrangements, physicians receive a fixed monthly fee per assigned enrollee, and in return provide all services required by such enrollee in specified areas. Under these arrangements, physicians assume the risk that they will be able to provide medical care at costs less than the capitation payment. The Company believes that traditional PCP and small group specialty practices are at a disadvantage in a managed care environment because they typically have high operating costs, little bargaining power with HMOs and other payors and little or no information or data regarding utilization or the total health care costs of treating their patients, and therefore are unable to assess the business risks of managed care. In addition, these physician practices almost always have insufficient capital to purchase new technologies and lack the sophisticated systems necessary to track patient data and performance and contract effectively with HMOs and other managed care entities. As a result, PCPs and specialist physicians are increasingly abandoning traditional practices in favor of affiliating with larger organizations, such as the Company.



     Traditionally, the primary care or "general practice" physician has enjoyed broad patient loyalty and continuity and has been the point of entry into the health care system for most patients, including those who require the services of a specialist physician. The traditional role of the PCP has been to refer the patient to a specialist physician who is typically not affiliated with the PCP in the practice of medicine. Fee-for-service reimbursement to, and therefore compensation levels for, specialist physicians have exceeded significantly the compensation levels for PCPs. The result is that, under a traditional fee-for-service environment, the PCP largely controls the amount of care their patients receive without any information about the cost or efficacy of the care or sharing in any of the revenues generated by that care.



     The Company believes that its strategy of establishing and consolidating Core Medical Groups and affiliated IPAs and related networks based upon PCPs to compete in the managed care marketplace will result in significant revenues from capitated contracts with HMOs and other payors to pay for flexible managed care of patients.


STRATEGY


     The Company's strategy is based upon the concept that recent changes in the health care industry have created an opportunity to establish physician provider groups and IPAs that can provide a broad range of medical services more efficiently and profitably than is possible under the traditional "fee-for-service" or "HMO network" models. The Company believes that the development of an integrated health care delivery system will allow it to negotiate risk contracts with HMOs and other payors that will enable the Company to derive revenues by encouraging preventive medicine and by the appropriate utilization of medical resources. The key elements of this strategy are as follows:


     INTEGRATE HEALTH CARE PROVIDERS INTO COMPREHENSIVE NETWORKS. The Company develops and consolidates individual or groups of PCPs, specialists, hospitals and other providers into primary care-driven comprehensive health care networks, permitting it to assume risk capitation contracts for certain health care services. The Company intends that physicians will participate through employment or other contractual relationships with the Company and its affiliates, while the Company will negotiate favorable rates, to the extent feasible, from hospitals and other providers. All participants will agree to follow the Company's PCP-driven clinical protocols and procedures, and will be closely supervised by the affiliated PCPs. The Company believes that its health care delivery networks (i) will provide physicians with greater access to managed care contracts by facilitating contractual relationships with multiple HMOs or other payors, (ii) can establish a single point of entry into an integrated health care delivery network for HMOs and other payors, and (iii) will offer patients a comprehensive range of high quality medical care.


     ATTRACTIVE TO PHYSICIANS. A key component of the Company's strategy is to be attractive to physicians, and particularly to PCPs. The Company is dedicated to the creation of professionally managed networks that grant physicians broad clinical autonomy, practice office independence, and the ability to practice medicine using clinical protocols and procedures developed in cooperation with fellow physicians. The Company's strategy is to have a network structure that allows physicians greater access to managed care contracts and hospital case management than they could obtain independently, and relieves physicians of burdensome administrative responsibilities.


     FOCUS ON MANAGED CARE. The Company designs its physician-driven health care delivery networks to meet the needs of HMOs, other payors and patients, to identify and recruit primary and specialty care physicians, hospitals and other providers and to integrate such providers into networks that provide coordinated medical coverage to such payors' enrollees. The Company seeks to benefit from the desire of payors and employers to reduce health care costs and risks, and the trend toward prepaid managed health care. Rather than entering into an exclusive arrangement with any single payor, the Company seeks contracts with a risk sharing arrangement, including global capitation contracts, with each of the HMO payors in a region in which affiliated PCPs and other physicians operate their medical practices. Because the Company's networks are PCP-driven and patient-PCP relationships are typically strong, the Company expects that the relatively large, pre-existing patient base of such PCP practices will be attractive to payors. The Company believes that its emphasis on wellness network structure and management techniques (including information systems, care utilization and quality management systems, referral procedures, risk management programs, assistance with physician credentialing and contracting with payors) will enable it to effectively contain costs and negotiate favorable capitation and shared risk arrangements.



     MEDICARE MANAGED CARE. An important component of the Company's strategy is the enrollment of Medicare eligible persons in the Medicare managed care plans with which the Company contracts. Reimbursement rates for Medicare patients are considerably higher than for non-Medicare patients, reflecting the greater historical expense of providing care to Medicare patients. The Health Care Financing Administration estimates that there are approximately 325,000 Medicare recipients in the greater Baltimore area and that only approximately 9,000 are currently enrolled in HMOs. The Company's results of operations are highly dependent on its ability to enroll its present portion of affiliated physicians' current Medicare fee-for-service patients to Medicare managed care plans and attracting new Medicare patients that enroll in Medicare HMOs with whom the Company contracts.



     The Company currently has two Medicare Global Capitated Contracts with CFS Health Group and Chesapeake Health Plan under which the Company receives capitation payments on a per member per month basis for each subscriber who participates in one of the plans and is enrolled with an Affiliated PCP. The Company's strategy depends to a great extent on its success in having its PCP's current Medicare patients convert from the traditional Medicare fee-for-service program to one of the Medicare managed care plans that provide for capitation payments to the Company. For the Medicare patients enrolled in the plans with an Affiliated PCP, the Company assumes the risk of the cost of providing care to the patients and seeks to earn revenues by encouraging preventative medicine, high quality care and appropriate utilization of medical resources.



     EFFECTIVELY MANAGE THE DELIVERY OF MEDICAL CARE. The Company seeks to deliver quality medical care while controlling costs and ensuring patient satisfaction. Accordingly, the Company seeks qualified physicians and coordinates the provision of health care services among the physicians, hospitals, and other providers within its networks. The Company seeks (i) to change the focus of health care utilization to foster health promotion at the PCP and care manager level, (ii) to reduce specialist and other provider costs through early and aggressive intervention and appropriate specialty care and closer affiliation with fewer specialists who will benefit from increased referrals at lower rates, (iii) to reduce costs through more efficient utilization of lower cost components of the health care delivery system when appropriate without sacrificing quality. In addition, the Company will monitor the delivery of high-quality medical care through the development and implementation of information systems tailored to managed care. The Company and its Affiliated Physicians believe that much of the high cost of health care is caused by the lack of incentives in the health care system to help patients avoid high-cost, episodic care, and excessive utilization of high cost services. The Company believes that lower cost, more appropriate care is both preferable to the patient and less expensive to the payor.



     EXPANSION STRATEGY. The Company's growth strategy is based upon actively developing or consolidating existing and new markets through selective acquisitions and joint ventures. The Company develops existing markets by (i) capturing additional revenues from existing practices as patients migrate from traditional fee-for-service plans to capitated managed care programs, (ii) adding new physicians to existing networks, (iii) contracting with payors to expand the number of capitated lives within existing physician practices, and
(iv) expand coverage of existing patients by HMOs.


HISTORY OF THE COMPANY


     INITIAL ACQUISITION TRANSACTION. The Company was incorporated in June 1994 and commenced operations in February 1995 when it organized Baltimore Medical Group, LLC, as its initial Core Medical Group, and acquired certain assets of 18 primary care physician practices. Upon Baltimore Medical Group, LLC's formation in February 1995, it acquired certain laboratory assets and accounts receivable from Baltimore Medical Group, P.A., a company which was formed in January 1993 by five of the initial 18 primary care practices, including those of Drs. Rifkin, Kimmel and Ancona. Subsequently, one of the 18 initial PCPs exercised his reacquisition rights. Scott Rifkin, M.D., Alan Kimmel, M.D., David Nagel, M.D., and Robert Ancona, M.D., four of the original members of Baltimore Medical Group, LLC, are currently directors of the Company.



     The Company acquired the PCPs' assets through Medical Holdings Limited Partnership, a Maryland limited partnership ("MHLP"). In February 1995, at the time of the establishment of Baltimore Medical Group, LLC, MHLP was formed and the Baltimore Medical Group physicians transferred certain medical practice assets, excluding laboratory and other ancillary assets, to MHLP in exchange for limited partnership interests in MHLP, cash and promissory notes. The laboratory and other ancillary assets were transferred to Baltimore Medical Group, LLC by Baltimore Medical Group, P.A. MHLP simultaneously conveyed substantially all of its remaining assets to the Company, and the Company issued to MHLP 1,100,000 shares of the Company's Class B Common Stock. As a result of a subsequent stock split, MHLP now holds 2,200,000 shares of the Company's Class B Common Stock. At the time the Company acquired certain practice assets, the initial physician owners became members and employees of Baltimore Medical Group, LLC, and have continued the practice of medicine through Baltimore Medical Group, LLC. The Company and Baltimore Medical Group, LLC, entered into a PSO Agreement pursuant to which the Company provides managed care contracting and practice management services to Baltimore Medical Group, LLC, leases to Baltimore Medical Group, LLC, the assets used by the physicians in their medical practices, and provides non-medical employees to Baltimore Medical Group, LLC. See "Development of Integrated Health Care Delivery System -- Affiliation of the Core Medical Group with the Company."



     Under the Partnership Agreement of MHLP, shares of the Company's Class B Common Stock held by MHLP will be distributed to the partners of MHLP upon a change in control of the Company, including an underwritten public offering, or other event of liquidation of MHLP. The General Partner of MHLP is BMGGP, Inc., a Maryland corporation, which owns a one percent (1%) interest in MHLP. The stockholders of BMGGP, Inc., are 17 of the initial members of Baltimore Medical Group, LLC, and the 17 initial limited partners of MHLP, including Drs. Rifkin, Kimmel, Nagel, and Ancona. Accordingly, the members of Baltimore Medical Group, LLC, indirectly own shares of the Class B Common Stock through their limited partnership interests in MHLP and, for the initial 17 members of Baltimore Medical Group, LLC, as stockholders of BMGGP, Inc.



     Since the establishment of Baltimore Medical Group, LLC, and MHLP, additional physicians have sold certain assets of their medical practices and acquired limited partnership interests in MHLP and membership interests in Baltimore Medical Group, LLC, Carroll Medical Group, LLC, and Cumberland Valley Medical Group, LLC. In addition, they have become employees of these Core Medical Groups. In several instances, physicians who affiliated with the Company received shares of the Company's Class B Common Stock directly in lieu of partnership interests in MHLP. Other physicians have become affiliated with the Company through other Core Medical Groups, such as Carroll Medical Group.

     Set forth below is an organizational chart reflecting the ownership and relationships among the Company, its stockholders, its Core Medical Groups, and other participants in the Company's Integrated Health Care Delivery System.


[chart below]


18 PCP
Stockholders
(Original BMG PCPs)

BMGGP, Inc.                PCP Limited Partners
General Partner         (BMG, CMB & CVMG Members)

                                                                                          Convertible
        Class A Stockholders                    Class B Stockholders                Preferred Stockholders
Other                                             Medical Holdings        Med-Lantic       St. Joseph
Management   Gold   Rifkin   Kimmel    PCPS     Limited Partnership      Mgmt. Services   Medical Ctr.

            IPA Agreements                                        Specialist Agreements
IPAS                              DOCTORS HEALTH SYSTEM, INC.                                 Specialists

PCP                  PSO               PCP          PSO                  PSO           PCP
Members/          Agreement          Members/      Agreement         Agreement        Members/
Employees                            Employees                                        Employees

Baltimore Medical Group, LLC      Cumberland Valley Medical Group, LLC     Carroll Medical Group, LLC


              PCP                                                    PCP
           Members\                                                Members\
          Employees                                                Employees

               Anne Arundel Medical Group, LLC           Montgomery Physicians
                                                          Medical Group, LLC

     The Company is seeking to construct its integrated delivery system by acquiring the assets of medical practices throughout the Baltimore-Washington and other regions.



     EXPANSION INTO CARROLL COUNTY, MARYLAND. In November 1995, the Company affiliated with five primary care physicians and formed Carroll Medical Group, LLC ("Carroll Medical Group") located in Carroll County, Maryland. Like the majority of the Baltimore Medical Group, LLC physicians, these doctors acquired cash and limited partnership interests in MHLP and became members of and employed by Carroll Medical Group. Carroll Medical Group entered into a PSO Agreement with the Company on terms substantially identical to the Baltimore Medical Group, LLC PSO Agreement.



     EXPANSION INTO MONTGOMERY COUNTY, MARYLAND. In February 1996, the Company entered into letters of intent to acquire the assets of primary care practices of 22 physicians in Montgomery County, Maryland. The Company expects to consummate these transactions in June 1996.



     EXPANSION INTO ANNE ARUNDEL COUNTY, MARYLAND. In February 1996, the Company entered into letters of intent to acquire the assets of primary care practices of nine physicians in Anne Arundel County, Maryland. The Company expects to consummate these transactions in June 1996.



     EXPANSION INTO ALLEGANY COUNTY, MARYLAND. In May 1996, the Company consummated the acquisition of the assets of five primary care physician practices located in Cumberland, Maryland, which on May 1, 1996, formed the Cumberland Valley Medical Group ("CVMG"). Like Carroll Medical Group and Baltimore Medical Group, LLC, CVMG entered into a PSO Agreement with the Company. The Company is establishing an IPA in Allegany County.



     EXPANSION INTO WASHINGTON COUNTY, MARYLAND. The Company is establishing an exclusive Managed Care contracting arrangement with an IPA representing approximately 25 primary care physicians in Washington County, Maryland. Pursuant to the Exclusive IPA agreement, the Company will negotiate Managed Care contracts on behalf of the IPA PCPs.



     EXPANSION INTO NORTHERN VIRGINIA. The Company has entered into a letter of intent with an IPA based in Springfield, Virginia. Pursuant to the letter of intent, the Company will form a Core Medical Group and an Exclusive IPA consisting of primary care physicians to provide medical care throughout Northern Virginia.



     The Company expects its affiliation activities to continue by increasing the number of physicians in each Core Medical Group, forming new Core Medical Groups, and pursuing acquisition and expansion opportunities throughout the state of Maryland and surrounding regions.


OVERVIEW OF BUSINESS ACTIVITIES


     The Company's integrated healthcare delivery system includes PCPs who affiliate with the Company through the transfer of certain assets of the physician's practice to the Company and the employment of the physician with a Core Medical Group such as Baltimore Medical Group. PCPs may also affiliate with the Company through participation in an Independent Practice Association ("IPA"). A PCP who becomes employed by a Core Medical Group agrees to conduct his medical practice only through the Medical Group and to permit the Company to act as his exclusive agent for the purpose of negotiating managed care risk and other contracts in which the PCP must participate. The PCP's obligation to participate in managed care contracts negotiated by the Company is set forth in the PCP's Employment Agreement with the Core Medical Group and the PSO Agreement between the Core Medical Group and the Company. If a PCP joins a Company sponsored IPA, that PCP agrees to participate in managed care contracts negotiated and administered by the Company on either an exclusive or non-exclusive basis.



     When a physician becomes an employee of one of the Company's Core Medical Groups, the Company transitions any primary care Managed Care contracts in which the physician participates into the Company's group contract or the applicable Core Medical Group group contract if any is in effect with respect to that payor. If the Company or the Core Medical Group does not have a PCP group contract in place with the payor and the payor allows the contract to be assigned to the Company, the Company will maintain the contract on the physician's behalf under the same contract terms. The reimbursement provisions under such contracts are exclusively for primary care on either a fee-for-service or capitated basis.


     The Company negotiates a variety of risk-sharing arrangements with HMOs and other payors, including global capitation contracts (and sub-capitation contracts) pursuant to which (i) such payors pay the Company a fixed amount per enrollee and the Company is responsible for meeting all of the primary and specialty care, hospital and certain other related health care needs (or specified portions thereof) of such enrollee and (ii) the Company pays PCPs and specialists, hospitals and other providers within its network or those having other contractual arrangements with the Company for providing the required medical care. The ability of the Company to achieve and maintain profitability will depend to a great degree on the negotiation of compensation arrangements that result in payments to the Company that exceed the cost of care by the Company to specialists, hospitals and other providers. The Company will seek to achieve this result by negotiating reduced fee-for-service, sub-capitation and other arrangements with specialists, hospitals and other health care providers, creating economic incentives for all affiliated providers to utilize specialists and hospitals prudently, carefully monitoring the quality and cost of care provided to patients and developing programs to promote wellness among patients.



     Under managed care capitated contracts with payors, the Company expects to derive revenues from the management of patient care costs for specialist and hospital services. The Company pays its PCPs a primary care capitation amount based on the geographic market in which the PCP operates from the capitation payment received from the HMO. The Company also contracts with other providers, such as specialist and hospital and ancillary services providers.



     The Company intends to finance most of the cost of its centralized patient data and information systems through profits earned from contracting and practice management services and through profits earned from successful management of global capitation agreements with HMOs, rather than through separate fees charged for specific information systems and management services.



     Physicians participating in the Company's network may derive benefit from the successful implementation of the Company's strategy in several ways. A physician to whom equity Securities are issued in the various affiliation transactions described elsewhere herein will benefit through the ownership of Securities if the Company achieves and grows in profitability. A physician, whether or not his affiliation with the Company involves becoming an owner of Securities, may also receive capitated income from the Company's managed care contracts and may also receive cash bonus payments out of the bonus pool established by the Company for participating PCPs and other physicians. See
" -- Affiliation of the Core Medical Groups and the Company" and "Affiliation through IPAs."



     As of May 1996, there were approximately 140 PCPs, 93 obstetrician-gynecologists and 390 specialty physicians who had transferred their practice assets or otherwise become affiliated by contract with the Company and its affiliated Core Medical Groups and IPAs, or who had entered into binding letters of intent agreeing to become so affiliated. Approximately 80 of such PCPs had transferred, or entered into binding letters of intent to convey certain assets of their practices to DHS affiliates and become employees of Core Medical Groups. As of such time, the networks established by the Company were providing services in Central and Western Maryland. As described in "Strategy -- Expansion Strategy," the Company intends to enter into selective physician affiliation arrangements that will result in the Company operating in areas beyond those in which it currently operates.


OPERATIONS

     The Company's operations to date have consisted of recruiting and acquiring PCP practices, negotiating and implementing risk, capitated or fee-for-service contracts with HMOs and other payors, contracting with individual specialists, specialist networks and IPAs, developing and implementing a marketing program to convert Medicare patients from traditional fee-for-service insurance to Medicare HMO programs, and providing billing, accounting, legal, contracting support and care management services to affiliated PCP practices. Beginning in February 1995 with respect to Baltimore Medical Group, December 1995 with respect to Carroll Medical, and May 1995 with respect to Cumberland Valley Medical Group, the Company has negotiated managed care contracts with HMOs and other payors on behalf of the PCP practices of such medical groups.


     The Company also maintains contracts on the physicians' behalf when they affiliate with the Company under the same contract terms. The reimbursement provisions under such contracts are exclusively for primary care on either a fee-for-service (FFS) or capitated basis. The Company currently maintains such contracts for certain of its PCPs with payors including Aetna, CIGNA, NYL Care, Health Plus, Principal Healthcare of the MidAtlantic, Prudential, Blue Cross-Blue Shield of Maryland, USA Health Network and Preferred Health Network. The Company also has entered into new group fee-for-service contracts with various payors including Preferred Health Network, Metra Health and USA Health Network.


     To date, the Company has entered into two Medicare Global Capitation Contracts and one commercial Global Capitation Contract with payors and is continuing to negotiate Global Capitation Contracts with additional payors who conduct business in Maryland. Under these risk contracts, the Company receives a capitation payment and must provide enrollees with primary care and certain specialist and hospitalization services.



     In October 1995, the Company entered into a contract with CareFirst, an affiliate of Blue Cross-Blue Shield of Maryland ("CareFirst") pursuant to which the Company's PCPs provide medical services to commercially insured enrollees on a global capitated basis (the "CareFirst Commercial Contract").

     In February 1996, the Company entered into a contract with CareFirst pursuant to which the Company's PCPs provide medical services to Medicare patients on a global capitated basis (the "CareFirst Medicare Contract"). The Company also receives capitation payments to provide all covered medical services to members enrolled in that HMO and assigned to one of the Company's PCPs. The CareFirst Medicare Contract provides that the Company will receive a capitation payment per patient per month and pay for all medical expenses for covered medical services based upon rates developed by the U.S. Health Care Financing Administration. These rates are derived from historical fee-for-service unmanaged Medicare expenses and are adjusted (and paid to the Company) for each county.


     In May 1996, the Company entered into a Medicare Risk Service Agreement with Chesapeake Health Plan, an affiliate of United Healthcare, pursuant to which the Company's PCPs will provide medical services to Medicare patients (the "Chesapeake Contract"). Under the Chesapeake Contract, Chesapeake pays a capitation payment (which may be increased based on enrollment) to the Company on a per member per month basis based on age, sex and Medicare eligibility of the subscribers enrolled with an Affiliated PCP in Chesapeake's Advantage 65 Medicare HMO programs. Under the contract, Chesapeake has delegated to the Company the right to manage the utilization of medical services.


     As of June 1, 1996, the Company had approximately 500 Medicare and commercial capitated lives. See "Risk Factors -- Enrollment in Medicare Managed Care Plans." As of June 1, 1996, the Company's Affiliated PCPs provided medical care for approximately 30,000 commercially managed care plan enrollees on a primary care only basis. Management believes that approximately 30,000 to 40,000 additional patients of Affiliated PCPs are currently Medicare subscribers, and the Company has developed a marketing program in conjunction with CareFirst and Chesapeake to enroll Medicare-eligible patients in CareFirst's and Chesapeake's Medicare HMOs, respectively. The Company may participate in other commercial and Medicare risk programs operated by other HMOs and other payors on a basis similar to the CareFirst and Chesapeake arrangements.



     The Company's operations also include the recruitment of specialists into larger Core Medical Groups and/or developing a network of preferred provider specialists who are paid on a discounted fee-for-service or capitated basis. As of June 1, 1996, the Company had access to approximately 390 specialists in its network pursuant to direct or indirect contractual arrangements. The Company expects that an increasing percentage of the specialist networks will enter into contracts that provide for compensation on a capitated basis. The Company currently has a capitated payment arrangement with Womancare IPA, a Company-developed network of 93 physicians providing OB/GYN services, Advanced Medical Imaging for radiology services, and Corning Metpath for laboratory services. Under the Company's Network Participation Agreement with the respective specialty network, the participating specialist providers provide services to the Company's members referred by a Company PCP, and the network is reimbursed on a capitated basis. The Company owns a majority interest in Womancare IPA.



     In addition, the Company's operations include the provision of traditional management services to the individual medical practices of each Core Medical Group, including administrative, legal and accounting services, lease negotiations, and financial, billing and collection services. In addition, the Company has installed 28 computer systems in PCP offices to facilitate development of a unified information system for referral management, billing and collection activity, utilization review, and group purchasing and risk management programs. Through April 30, 1996, the Company had assumed responsibility for the billing operations of 29 PCP practices, representing 45 physicians.



     As of the date of this prospectus, the Company has not yet conducted material operations through Doctors Health System-Medalie Equipment Corporation, a wholly-owned subsidiary of the Company, except to transfer certain cardiology equipment, to the subsidiary, or through Doctors Health System Primary Care IPA, Inc., a wholly-owned subsidiary of the Company.


DEVELOPMENT OF INTEGRATED HEALTH CARE DELIVERY SYSTEM

  AFFILIATION WITH PHYSICIANS


     The Company typically affiliates with PCPs and other physicians in one of several ways: (1) through the transfer of certain of the medical practice assets and contracts to the Company or to a Company affiliate, as a result of which the physician may obtain, directly or indirectly, cash and/or an equity interest in the Company ("Investor Physicians"); (2) through an exclusive IPA arrangement, pursuant to which such physician agrees to conduct all managed care contracting activity exclusively through the Company and its affiliates and to take as patients any capitated patient referred by the Company up to a certain level (an "Exclusive IPA"), or (3) through a non-exclusive IPA arrangement, in which the physician may contract with or through other IPAs but agrees to take all managed care patients referred by the Company (a "Non-Exclusive

IPA"), or (4) a myriad of other contractual arrangements involving an IPA, joint venture or other arrangement in which the physician may contract with others and may also elect to accept or not any patients referred by the Company. The Company's goal is to remain flexible and to accommodate the needs of physicians in each local market. Prior to the filing of the Registration Statement, of which this Prospectus is a part, PCPs transferred their assets to MHLP, which then transferred the assets to the Company. Currently, the Company and/or a Core Medical Group will acquire the assets of the medical practice directly.


     The Company also affiliates with group practice entities, clinics and IPAs through joint venture relationships as well as the contractual relationships described above. The use of any particular contractual arrangement is influenced by a number of factors, including the needs of the physicians with which the Company is affiliating, the type of practice in which such physicians are engaged, the geographic location of the practice, financial considerations, regulatory concerns, and pre-existing contracts.


  AFFILIATED PHYSICIANS



     Consistent with the Company's primary care-driven strategy, the primary focus of the Company's affiliations with physicians has been on direct or indirect affiliation by PCPs with the Company. Since the Company's inception and in connection with the affiliation of the physicians' medical practices with the Company, entities (referred to herein as "Core Medical Groups") have been formed or consolidated to conduct group medical practices. Each Core Medical Group is comprised of a group of physicians under common management and with a common information system and provider number, and are designed to provide a full and coordinated spectrum of medical services to patients and meet payors' needs. To date, Core Medical Groups have been formed in Maryland using a limited liability company organizational structure.



     In February of 1995, the Company acquired certain assets of the 18 PCP practices of Baltimore Medical Group, LLC. From February of 1995 to December 31, 1995, the Company assumed exclusive management responsibility for and became the sole contracting entity for an additional 14 PCP practices through Baltimore Medical Group, LLC, and Carroll Medical Group for a total of 31 PCP practices. From December 31, 1995 through February 29, 1996, the Company assumed, or entered into letters of intent to acquire certain assets and became the sole contracting entity for an additional 49 PCP practices. Thus, as of February of 1996, a total of approximately 80 PCPs have transferred their medical practice assets and became employees of the various Core Medical Groups, or have entered into binding letter agreements to transfer their medical practice assets and become employees.



     Although the details of each transaction may differ, the practice of the Company upon establishment of a Core Medical Group is to enter into a Practice Participation Agreement with the Core Medical Group and each of the Affiliated Physicians who is a member of such Core Medical Group, pursuant to which the following transactions occur:



     TRANSFER BY AFFILIATED PHYSICIANS OF THE MEDICAL PRACTICE ASSETS. Under the Transfer Agreement, each Affiliated Physician transfers to the Company certain medical practice assets as well as contract rights under certain business contracts of the medical practice, to the extent that such rights are assignable. Although the form of consideration paid to Affiliated Physicians may vary, typically the physician receives a combination of cash and Securities of the Company. For a description of such Securities, see "Description of Capital Stock." Although the amount and type of consideration payable to each Affiliated Physician is determined by negotiations between such physician and the Company, typically such transactions consist of an acquisition by the Company of certain tangible and certain intangible assets of the medical practice, including contract rights, and the collection by the Company of the accounts receivable of the Affiliated Physician.



     EMPLOYMENT OF AFFILIATED PHYSICIANS BY THE CORE MEDICAL GROUP. Each Investor Physician enters into an Employment Agreement with the Core Medical Group of which he is a member. Typically, Employment Agreements have a term of 10 years, during which time the Investor Physician will be obligated to devote his full professional time to the practice of medicine with, for and through such Core Medical Group. As an inducement to sign the agreement and as an incentive to remain as an employee-physician, each "full time" PCP also may receive additional shares of Class B Common Stock. The Employment Agreement provides for the payment of base salary and benefits and for the eligibility of the Investor Physician to participate in distributions from a bonus pool (each, a "Core Medical Group Bonus Pool"). Each Core Medical Group Bonus Pool is distributed by the Management Committee of the Core Medical Group and rewards high clinical quality, appropriate utilization, patient satisfaction and retention, and general cooperation and attitude. An Investor Physician may be eligible to participate in such distributions in such years in which such physician meets or exceeds such standards as may reasonably be required by the Management Committee. See " -- Operation of the Core Medical Group".

     The base salary of PCPs in most Core Medical Groups is generally an amount equal to the sum of certain revenues collected on behalf of the Core Medical Group by the Company in respect of the physician services provided by such physician, less the allocated costs attributable to the medical practice of, and provision of related health care services by, such physician. In some Core Medical Groups the Company and the Core Medical Group may agree to guarantee all or a portion of a base salary in return for a management or similar fee based upon practice growth.



     AFFILIATION OF THE CORE MEDICAL GROUP WITH THE COMPANY. The Company provides managed care contracting and practice management services to the Core Medical Groups (and indirectly to the Affiliated Physicians) through 30 year PSO Agreements (with renewable 10 year terms) entered into between the Company and each Core Medical Group. The following is a summary of the principal provisions of a typical PSO Agreement.



     The PSO Agreement typically gives the Company the exclusive right to provide to the Core Medical Group (i) all of the non-medical management and financial services, including provision of non-physician employees, office space and other facilities, equipment, assets, goods and supplies, that the Core Medical Group and its Affiliated Physicians will use to engage in the practice of medicine and (ii) other related services.



     Pursuant to a typical PSO Agreement, the Company is given broad discretion and authority to manage and conduct the business affairs of the Core Medical Group and is appointed the agent and attorney-in-fact of the Core Medical Group to enable the Company to fulfill these functions. In addition, the Company may, under the PSO Agreement, negotiate for and enter into agreements with payors for health care services, including managed care contracts providing for compensation on a capitated basis, that will obligate both the Core Medical Group and its Affiliated Physicians to provide medical services at the levels of compensation negotiated solely by the Company. The Company may also negotiate for, and enter into agreements with, other providers of medical services for the provision of medical services to the Core Medical Group or to the patients of the Core Medical Group and for the provision of medical services to such providers by the Core Medical Group and its Investor Physicians, all on terms and for the compensation determined solely by the Company. The Company is delegated a broad range of financial responsibility and authority by the Core Medical Group pursuant to the PSO Agreement, leaving the Core Medical Group with the right to manage only those professional components of its business requiring a license to practice medicine or which the Company otherwise cannot provide.



     A typical PSO Agreement provides that the Company will earn an amount equal to the difference between the cash it collects on behalf of the Core Medical Group and each of its physicians and the amount paid out by the Company in respect of the business costs and expenses of the Core Medical Group. The Company will pay that amount over to itself in each month during which there is sufficient cash in the Core Medical Group's accounts, in the discretion of the Company, to pay the amount after satisfying all of the Core Medical Group's business costs and expenses, including such reserves therefor as the Company deems appropriate, and including all accruals for unpaid base salaries of the Investor Physicians of the Core Medical Groups for prior periods. The Company may reserve the right to charge separate fees for additional services, as agreed between the Company and the Core Medical Group.



     It is the Company's intent to earn such amounts from Company revenues other than PCP revenues, such as the non-primary care component of any capitation fees which are payable to the Core Medical Group, revenues for other services provided by the Core Medical Group that the Core Medical Group is not entitled to retain and amounts earned as a bonus or shared risk distribution under managed care contracts. The Company may negotiate and/or establish the amount of some of such revenue sources without consultation with the Core Medical Group.



     A typical PSO Agreement provides that the Company may pay to the Core Medical Group, as a Managed Care Incentive Payment, an annual, negotiated, amount of up to 25% of the total amount of all Company net income before taxes and bonuses profits managed care-related attributable to the provision of health care to the Core Medical Group's patients during each calendar year, not to exceed, in the aggregate, 25% of the base salaries paid to all PCPs of the Core Medical Group. Such payments are not required if the Company has not earned profits during the applicable years. Such payments may be utilized by the Core Medical Group to fund the Core Medical Group Bonus Pool in which the physician employees of the Core Medical Group may participate. See " -- Employment of Investor Physicians." It is anticipated that the full amount of any Core Medical Group Bonus Pool will be paid out by the Core Medical Group to its physicians as bonuses in each year, and that the Core Medical Groups will therefore have little or no net income.



     PSO Agreements typically have a term of 30 years (with automatic 10 year renewals) and generally may be terminated prior to expiration of its term only under limited circumstances. Generally, absent insolvency or malfeasance, the PSO Agreement can not be terminated by the Company or the Core Medical Group absent a material uncured breach.

     OPERATION OF THE CORE MEDICAL GROUP. Each Affiliated Physician enters into an Operating Agreement with each of the other Affiliated Physicians in the Core Medical Group. Pursuant to the Operating Agreement, the business and affairs of the Core Medical Group are managed under the direction and control of a Management Committee, one of whom is the Chief Executive Officer of the Company (or his designee) serving EX OFFICIO. The Management Committee has the power, among other things, to determine the amount of any or all bonuses payable pursuant to the Core Medical Group Bonus Pool which it delegates to a Bonus Committee. The Members of the Management Committee are elected by the affirmative vote of the Investor Physicians of the Core Medical Group. The Bonus Committee also establishes, in consultation with the Company and the bonus committees of other Core Medical Groups, practice protocols.


  AFFILIATION THROUGH INDEPENDENT PRACTICE ASSOCIATIONS


     The Company has affiliated with physicians in a variety of ways through "Independent Practice Associations" (or "IPAs") in which physicians ("IPA Participant Physicians") authorize the IPA to negotiate service contracts on their behalf. In some cases, the Company contracts with or through an existing IPA, while in other cases the Company assists physicians who may wish to establish an IPA. The affiliation models utilized by the Company involving IPAs consist of Exclusive IPAs, pursuant to which a physician is obligated to conduct all managed care contracting through the Company, Non-Exclusive IPAs, pursuant to which a physician may contract for managed care with others but agrees to take all patients referred by the Company, and other contractual arrangements which may involve a physician contracting for managed care through others or choosing to accept or deny patients referred by the Company. In some cases, the Company may grant options to acquire Securities or issue Securities as incentives for physicians to enter into Exclusive IPA Agreements. The Company may also issue such options or Securities as compensation for the recruitment of physicians to affiliate with the Company through Core Medical Groups or Exclusive IPA Participation Agreements.



     COMPANY CREATED IPAS; PREVIOUSLY EXISTING IPAS. The Company may assist in the creation of an IPA or may contract with a previously existing IPA or independent medical group. In the case of previously existing IPAs or groups, in addition to being subject to the various types of contractual arrangements discussed below to which the Company is a party, the IPA and its network physicians will also be subject to a previously existing participation agreement among the previously existing IPA and its network physicians. In such cases, the previously existing IPA also enters into a network agreement with the Company which governs the contractual relations between the IPA and the Company. The network agreement will contain provisions unique to the situation of each existing IPA with which the Company contracts but should typically contemplate the provision of various management services by the Company to the IPA and the appointment of the Company as the IPAs agent and attorney-in-fact for the purpose of negotiating managed care contracts with risk sharing arrangements for the IPA on an exclusive or non-exclusive basis and providing other services such as billing and collection.


     ORGANIZATION OF THE IPA. The IPA is typically organized as a corporation or limited liability company. Each of the IPA Participant Physicians enters into an operating agreement among each of the other Participant Physicians in the IPA. Pursuant to such operating agreement, each Participant Physician will agree to be bound by the by-laws of the IPA which contain substantive requirements for participation in the IPA.

     EXCLUSIVE IPAS. The IPA Participant Physician enters into an Exclusive IPA Agreement with the Company and the IPA in which he participates, pursuant to which the Company markets the physician to payors, and includes the physician in its provider network. The Company often provides an information system, including all related hardware, software and documentation to such physician.

     Under an Exclusive IPA Agreement, an initial primary care base capitation rate and risk-sharing arrangements are negotiated between the Company and the IPA. The IPA Participant Physician may also be eligible to participate in a bonus pool. A one-time incentive payment, which may include Securities or options to purchase Securities, may also be payable by the Company pursuant to the Exclusive IPA Agreement. Further, the agreement may contain a practice option, pursuant to which the physician may elect, subject to the satisfaction of certain conditions, to sell his or her medical practice to the Company or one of its affiliates.


     NON-EXCLUSIVE IPAS. The IPA Participant Physician enters into a Non-Exclusive IPA Agreement with the Company and the IPA, pursuant to which the Company markets the physician to payors under capitation contracts and includes the physician in its provider network. The physician reserves the right to contract directly with HMOs or other payors, and to participate in other IPAs, but usually agrees to accept managed care patients referred by the Company, up to agreed-upon levels. Other provisions of the Non-Exclusive IPA Agreement may be similar to the provisions of the Exclusive IPA Agreement.

     OTHER CONTRACTUAL ARRANGEMENTS. Although other contractual arrangements may take a variety of forms, generally these arrangements involve the IPA Participant Physician entering into an agreement with the Company pursuant to which the Company markets the physician to payors but the physician reserves the right to participate in other IPAs and to determine whether to accept managed care patients referred by the Company.

  CONTRACTING WITH SPECIALISTS, HOSPITALS AND OTHER HEALTH CARE PROVIDERS

     The Company affiliates with specialists, hospitals and other providers of health care services as part of its effort to develop an integrated health care delivery network.


     CONTRACTING WITH SPECIALISTS. The Company affiliates with specialist physicians for the provision of services to the Company and the Core Medical Groups in a variety of ways, generally consisting of employment in a Core Medical Group, or contractual arrangements involving reduced fee-for-fee service or sub-capitated arrangements. Other than employment in a Core Medical Group, arrangements with specialists typically have terms of between one and five years. Specialists may under appropriate circumstances also receive an equity interest in the Company.


     CONTRACTING WITH HOSPITALS AND OTHER PROVIDERS. The Company affiliates with hospitals ("Participant Hospitals") and other health care providers to participate in its managed care networks. The Company envisions that most of its arrangements with Participant Hospitals will involve "hub hospital" arrangements. The Company and the Participant Hospital will enter into a Hospital Participation Agreement ("Hospital Participation Agreement"), pursuant to which the Company will agree to make the hospital the referral hospital of choice for specified categories of managed care patients and specified categories of service. The Participant Hospital must meet cost and quality standards and agree to cooperate with the Company in the implementation of utilization review, to include preadmission guidelines and processes, patient care and cost tracking, information exchanges and management reporting systems and the development of innovative pricing arrangements. The Company also negotiates contractual arrangements with other health care providers (for example, home health care aides) as needed to deliver quality and cost-effective service to patients. Although the term of such arrangements would vary, the Company expects to negotiate discounted fee-for-service or sub-capitated arrangements with such providers.

          Set forth below is an chart depicting the Integrated Health Care Delivery System:





                 Integrated Healthcare Delivery System

                           HMOs and
                          other Payors

Risk             Capitation
Contract          Payment

Doctors      PSO Agreement         Core
Health                            Medical                   Patients
System      Primary Care           Group        Medical
          Capitation Payment                    Services

             Capitation
             or
             Other          Specialists
             Payment

                            Hospitals
                                                    Medical Services
                            IPAs and
                            Other Service
                            Providers

PHYSICIAN RECRUITMENT


     The Company recruits physicians through direct marketing efforts and through Core Medical Groups and through IPAs. The Company has a physician recruitment staff led by one of the Company's founding physicians, a Director of physician recruitment, recruiting assistants and other staff who participate in physician recruiting. The Company also recruits PCPs through relationships with current Investor Physicians, IPA Participant Physicians and other contacts. The Company also seeks assistance from recruiting consulting arrangements. Such recruiting consultants provide the Company with access to potential Investor Physicians in Core Medical Groups and to potential IPA Participant Physicians in IPAs.


MANAGED CARE CONTRACTING

  CONTRACTS WITH PHYSICIANS, HOSPITALS AND OTHER PROVIDERS OF HEALTH CARE


     As discussed above in " -- Affiliation of the Core Medical Group and the Company" and " -- Affiliation Through Independent Practice Associations," the Company is authorized to negotiate for and enter into agreements with payors for health care services, including managed care contracts providing for compensation on a capitated basis, that will or may obligate Core Medical Groups and their respective physicians, IPAs and their respective IPA Participant Physicians and other affiliated physicians to provide medical services at the levels of compensation negotiated solely by the Company. Further, as described above in " -- Contracting with Specialists, Hospitals and other Health Care Providers," the Company is also authorized to negotiate for and enter into agreements with payors for the provision of services available from such providers.



     The Company's goal is to enter into shared risk arrangements with HMOs and other payors and to enter into full capitation/full risk arrangements with such payors. The Company believes that its capabilities in information systems and technology will allow it to operate successfully and manage patient care in a rapidly changing environment. See "Control of Patient Data and Information Systems." The Company believes that the access to the Company's information management systems and bonus payments for Investor Physicians in Core Medical Groups and IPA Participant Physicians in IPAs will allow such physicians to exercise appropriate control over the cost of health care, providing better care at lower overall cost. See " -- Affiliation of the Core Medical Group and the Company" and " -- Affiliation Through Independent Practice Association."


  CONTRACTS WITH PAYORS


     The Company enters into contracts with payors on behalf of physicians who have affiliated with the Company through Core Medical Groups or IPAs. Global Capitated Contracts typically obligate the Company to provide and pay for all physician services (except for negotiated carve-outs) and, in many contracts, hospital and ancillary services for a percentage of the premium or a fixed capitated amount. The Company then subcontracts with physicians and other health care providers to provide the required services according to Company care protocols when applicable. The payment from a payor to the Company is typically calculated based on the number of Members or the HMO enrolled with the Company's PCPs. Such payor contracts generally have terms of approximately one year and, after the initial term, are renewable unless canceled by either party. In its payor contracts, the Company currently attempts to assume risk for all services, except mental health and pharmacy. Eye care, home health and durable medical equipment (DME) also may be carved out of the Company's risk due to more competitive terms for these services being available to payors based on their existing national relationships. The payor in each contract also retains a percentage of the premium to perform marketing, enrollment and some administrative services.


     In entering into or renewing payor contracts, the Company considers a number of specific factors which affect capitated rates, the amount of the shared risk and scope of covered services for which the Company is responsible. These factors include, but are not limited to, the demographic risk profile of the enrollee pool, the premium received by the payor, prior financial experience, cost and availability of stop-loss protection and an understanding of the fee-for-service equivalent charges. In addition, the Company will work with certain HMOs to establish preferential and/or partnership type relationships in which incentives are provided in the contract to reward the Company for accepting and retaining a high number of the plan's enrollees. In undertaking this process, the Company analyzes pertinent data in order to assess the providers' contractual and economic opportunity and exposure, and then conducts the negotiations on behalf of the physician networks.

CONTROL OF PATIENT DATA AND INFORMATION SYSTEMS

     The Company recognizes the need for advanced information systems and technology to allow it to operate successfully and manage patient care in a rapidly changing environment. A significant investment has been made and will continue to be made in systems that support the comprehensive automation of traditional physician office functions, such as patient flow, electronic medical records, and billing and collections.

     The Company's information systems strategy consists of using sophisticated hardware and software to (i) monitor PCP referrals to specialists, hospitals and other providers; (ii) collect information regarding PCP compliance with medical care protocols; (iii) allow physician offices to use Company-installed hardware for billing through the Company's billing and claims management staff; and (iv) eventually provide the Company and its care management staff with direct computer access to hospitals in order to facilitate quality and cost-effective care of Core Medical Group patients.



     The Company believes that its information systems will encourage exchange of information among the Company's utilization review and care management staff and physician practices, hospitals and other providers in the Company's provider network to allow the Company to react promptly to changes in patient care requirements, costs and utilization issues. The Company makes its information systems available to all Core Medical Groups and PCPs in its networks and will make such systems available on a uniform basis when such providers meet certain threshold requirements, while also tailoring the system to meet unique needs of individual medical practices to best serve the patients.


CARE MANAGEMENT


     The Company seeks to promote the wellness of Core Medical Group patients, control costs, encourage patient satisfaction and provide better integrated health care with services received in the health care system through its utilization review, referral management and care management program. These programs seek to control the cost of medical care through monitoring the appropriateness of inpatient hospital admissions, referrals to specialists and use of ancillary services by the Company's care management staff.


     The Company's care management program also focuses on patient satisfaction and cost savings by identifying patients whose diagnosis will require significant medical care. Staff care managers coordinate all aspects of the care of such patients, including development of a care plan in coordination with the patient's primary care physician, by evaluating whether a particular treatment is appropriate, whether there are alternate sites to provide the treatment, and the availability of community resources to meet treatment needs. Management believes effective care management will assist PCPs and other health care professionals to slow the progression of the disease, ensure patient compliance with the required treatment, reduce hospital admissions and lengths of stay, as well as improve patient satisfaction. The Company believes that integrated health care, with the PCP at its core, is both less expensive and provides better health care for the vast majority of patients.

     The Company employs care management personnel with nursing, social work and other patient care and management experience to assist in coordination of quality health care for a potential population of 80,000 members.

COMPETITION


     The Company's provider network competes with other provider networks and medical groups, including those established by hospitals and other individual physicians, and IPAs in obtaining managed care contracts with health maintenance organizations and other payors. The competitive factors that the Company encounters include the number of physicians in each group, geographical coverage of affiliated physicians, the quality of care that can be provided to the payors' enrollees, and the ability to effectively manage care. The Company believes that it can successfully compete with other entities seeking managed care contracts with payors because of the large number of regional primary care physicians that have affiliated with the Company, thereby providing payors with an extensive network of physicians to offer its enrollees. The Company also has an increasing geographic coverage of physicians in its network with extensive coverage in the Baltimore metropolitan area and affiliated groups (either existing or with letters of intent) in Allegany, Carroll, Anne Arundel, Harford, and Montgomery Counties. However, a large number of unaffiliated physicians remain who may join other provider networks and who may be competing for managed care contracts. The Company also believes it can effectively compete with other networks because it was the first established physician owned network in Maryland and is currently the largest provider owned network in Maryland, although other provider networks in the region have recently been developed and the Company expects others to be established.



     The Company competes with certain HMOs, other payors, other provider networks, medical groups, and hospitals in acquiring physician practices. Further, large established traditional indemnity insurance companies also are entering the managed care field and may compete with the Company in acquiring physician practices and developing physician networks. Competitive methods include the type and amount of compensation offered to physicians in exchange for their practices, the level of clinical autonomy afforded the affiliated physician, terms of employment arrangements, the level and extent of care management imposed on the affiliated physician, and the types of management services that will be provided to physicians. The Company believes it can effectively compete with other groups in acquiring physician practices because the Company is driven by primary care physicians and primary care strategies. Although other entities may offer cash consideration for physician practices in amounts greater than the Company, the Company believes that offering an equity interest in the Company to its physicians provides an incentive of ownership which will encourage the implementation of managed care. The Company believes its physician ownership will attract greater numbers of physicians to its network, and because of the significant percentage of the Company which is owned by physicians, such physicians will be better able and more willing to implement managed care. Further, the Company provides its affiliated physicians with greater clinical autonomy than may be offered by hospitals, HMOs or insurance companies.

     The Company also will compete with other management companies providing management services to physicians. While many of these companies have greater marketing and financial resources than the Company and may be better able to provide services to its health care providers, the Company will provide comprehensive business management services to its providers, including administrative, legal and accounting services, billing and collection services, referral management, utilization review, and computer systems and training, thereby providing Affiliated PCPs more time to devote to the practice of medicine. See "Risk Factors -- Competition."

EMPLOYEES


     As of the date of this Prospectus, the Company had 75 full-time employees in its headquarters in Owings Mills, Maryland. The Company also employs additional full-time and part-time office personnel in each of the Core Medical Group physician's medical offices.


PROPERTIES AND ASSETS

     The Company leases approximately 24,000 square feet in Owings Mills, Maryland for its corporate headquarters. The term of the lease continues until 2001. The Company also leases physician offices of varying sizes, generally ranging from approximately 900 square feet to more than 5,000 square feet. The Company anticipates that as it continues to grow, expanded facilities will be required. The Company does not anticipate significant difficulties in obtaining additional or new facilities.

     As of the date of this Prospectus, the Company's principal assets consist of the assets of the medical practices of the Investor Physicians, computer hardware and software, the rights granted to it pursuant to the PSO Agreements, contractual relations with providers and payors and cash.

LEGAL PROCEEDINGS

     The Company is a party from time to time in lawsuits incidental to its business. The Company is not currently subject to any material legal proceedings.

REGULATION


     Both the health care business generally and the activities of the Company, including those by or with managed care entities, the Core Medical Groups and their employee physicians, are subject to extensive and pervasive Federal and state regulation. The Company believes that its operations are in material compliance with applicable laws and regulations, as currently interpreted and applied. However, federal and state laws and regulations, including the federal "fraud and abuse" laws, federal and state law restrictions on physician self referral, and the pervasive regulation of the activities of managed care entities, tend to be broadly written and lack extensive judicial interpretation. There can be no assurance that a review of the Company's operations and structure by regulatory authorities or courts might not result in a determination that could adversely affect the Company. Moreover, the regulatory environment in which the Company operates has changed materially over the past ten years, and future changes are likely, some of which could restrict the Company's existing structure or business relationships, limit its growth, or inhibit its financial operations or opportunities for success.


  MEDICARE AND MEDICAID FRAUD AND ABUSE LIMITATIONS

     Under the Social Security Act, it is a felony, punishable by imprisonment or fines or both, to make false statements of material fact in Medicare or Medicaid billing or benefit determination matters, or knowingly and willfully to offer, pay, solicit or receive, directly or indirectly, any form of remuneration in exchange for referring any patients or arranging or furnishing any item or service reimbursable by the Medicare or Medicaid programs (the "fraud and abuse" or "anti-kickback" rules). Criminal prosecutions are controlled by the Justice Department. The Department of Health and Human Services ("DHHS"), through the Office of the Inspector General (the "OIG"), may bring civil actions for monetary penalties and to exclude individuals from participating in the Medicare or Medicaid programs for violations of the fraud and abuse rules. The fraud and abuse rules are broadly drafted, and have been broadly interpreted by courts. Read literally, the fraud and abuse rules may prohibit not only kick-backs but many legitimate business arrangements and joint venture activities. Many States have adopted rules similar to the fraud and abuse rules. While the Company believes that its activities do not violate the fraud and abuse rules, there can be no assurance that federal or state regulators might not challenge some of the Company's activities.


     Concerned that legitimate business arrangements were being stifled by the fraud and abuse rules, Congress directed DHHS to promulgate regulations which establish strictly defined "safe harbor" exceptions to the fraud and abuse rules. Initial safe harbors were adopted in July 1991, and others have been adopted and proposed from time to time. Some of these safe harbors are applicable to the activities of the Core Medical Groups, its employee physicians, and the Company, including provisions related to space and equipment leases, personal service and management contracts, the sale of practices, bona fide employment relationships, group practices and managed care contracting activities. All lease and services agreements must be in writing, have terms of at least one year, specify services to be provided, require payment consistent with fair market value in arms length transactions which is not determined by taking into account the volume or value of referrals of Medicare and Medicaid business. The Company believes that its lease, management and physician practice acquisition activities generally fall within the safe harbors. However, no independent appraisal or fairness opinion concerning the fair market value of such leases or services agreements or the reasonableness of the consideration received by the Company therefor has been secured, and there can be no assurance that federal or state regulators might not challenge some of the transactions or practices of the Company. Failure to comply with a safe harbor exception with respect to a transaction does not itself result in, or constitute a violation of, the fraud and abuse rules.


  FEDERAL AND MARYLAND LAW REGARDING RESTRICTIONS ON PHYSICIAN SELF-REFERRAL


     Maryland law and Federal law, generally referred to as the "Stark II" legislation , as well as the law of some other states in which the Company may operate in the future, prohibit "physician self-referrals," which may be defined generally as referrals to another provider by a physician with a financial interest in the provider. If a physician has a financial interest in, including a direct or indirect ownership or investment interest, or a compensation arrangement with a provider (including the physician's own Core Medical Group), and no exception is applicable, the physician may not refer to the provider, and neither the physician nor the provider may bill for any service rendered pursuant to a prohibited self-referral. The fundamental difference between the fraud and abuse rules and Stark II is that the former require some form of intent to induce referrals to support a finding of violation, while Stark II makes intent irrelevant. Under Stark II, if a physician refers a Medicare or Medicaid patient or test to an entity in which he or she has a financial interest, and if no exception applies, a violation has occurred.


     Stark II extended a prior ban on physician self-referral on laboratory services ("Stark I") to a broad list of designated health services payable under Medicare and Medicaid, including radiology and other diagnostic services, radiation therapy services, physical and occupational therapy, durable medical equipment, enteral and parenteral supplies, equipment, orthotics, outpatient prescription drugs, home health services, and inpatient and outpatient hospital services. If a prohibited self-referral occurs in Maryland, where the Company currently operates, and such self-referral is not within an exception,
(i)7neither the patient nor the payor may be billed; (ii)7payors can recover all amounts previously billed and paid in respect of non-excepted self-referrals; and (iii)7the referring physician and the provider are jointly and severally liable to repay any amounts paid in respect of non-excepted self-referrals. Federal law also imposes substantial monetary (up to $15,000 for each prohibited referral and up to $100,000 for participating in a "circumvention scheme") and other penalties for violations, including possible exclusion from the Medicare and Medicaid programs.


     The Maryland statute and Stark II have been recently enacted and there is considerable uncertainty concerning how they will be interpreted, including specifically how broadly the exemptions and exceptions to their application will be applied. Regulations applying to Stark I and applicable to some, but not all, of Stark II have recently been adopted. The Core Medical Groups, and the Investor Physicians, as well as similar entities affiliated with the Company through arrangements similar to the IPA arrangements described above, will have both an ownership interest in and a compensation arrangement with the Company, and the physicians will have similar relationships with the Core Medical Groups and with IPAs. Physicians will refer patients among themselves within their practices and as part of the managed care networks which the Company will establish. The Company believes that it is not an entity to which referrals can be made, and that the referrals of patients by participating physicians within the managed care networks managed by the Company should fall within one or more of the exceptions permitted by Stark II and the state self referral laws. Future regulations, statutes or interpretations might require the Company to restructure its relationships with the Core Medical Groups and other managed care networks, and violation of Stark II by the Company or its Core Medical Groups could result in significant fines and financial losses which could adversely affect the Company.


  PROHIBITION AGAINST FEE SPLITTING


     Physicians must be licensed in order to practice medicine. Maryland law, the law of many other states, and the ethical rules of the American Medical Association prohibit fee splitting, which is generally defined as a physician soliciting professional patronage through an agent or a person who profits from the act of the represented physician, or from paying or agreeing to pay any sum to any person for bringing or referring a patient. Similar language in other states has been coupled with the corporate practice of medicine doctrine to prohibit or question management agreements pursuant to which non-physicians in a management company obtain substantial financial benefits from a physician practice. The Company will operate as a management company on behalf of the Core Medical Groups and, potentially, other physician groups, and will enter into managed care contracts with managed care companies in which the Core Medical Groups and other physician groups participate. The Company believes that, under the currently applicable interpretations of Maryland law and ethical rules applicable to the practice of medicine in Maryland, the activities of the Company under its management agreements are not in conflict with or violation of any applicable legal or ethical requirements imposed on the practice of medicine.


  ANTITRUST AND INSURANCE CONCERNS


     The affiliated Core Medical Groups and the physicians who are members of the IPAs with which the Company contracts are separate legal entities and may be deemed to be competitors subject to a range of antitrust laws which prohibit anti competitive behavior, including price fixing, division of markets, and group boycotts and refusals to deal. The managed care network contracting activities which are the Company's main business are susceptible to antitrust challenge. The Department of Justice and the Federal Trade Commission have published guidelines for the formation and activities of managed care contracting networks, and the Company intends to comply with those guidelines in developing networks. However, there is no assurance that review of the Company's business by courts or state or federal regulatory authorities, or private antitrust challenges by competitors, will not result in a determination that could adversely affect the operation of the Company and its managed care networks.


     States heavily regulate the activities of insurance companies and health maintenance organizations. The Company is not registered as an insurance company or HMO with any state, and does not believe that its activities constitute the business of insurance, but there can be no assurance that state regulators might not challenge some of the Company's present or future activities as falling within the business of insurance, or that the Company might not be required to become a licensed insurer at some time in the future. See "Risk Factors -- Regulation." Some states impose requirements on entities which contract with HMOs and insurers, and such requirements might impose significant costs on the business of the Company, which might adversely affect the business or operations of the Company.

  FUTURE REGULATION

     The health care industry is subject to extensive regulation and is in a state of change. A variety of legislative proposals substantially to reform the payment for and delivery of health care services have been presented at both the Federal and state levels in the past several years. Among issues addressed by such legislation have been means to control or reduce public and private spending on health care, to reform the payment methodology for health care goods and services by both the public (Medicare and Medicaid) and private sectors, limitations on federal spending for health care benefits, and universal access to health care. Reform proposals may continue to be considered by the legislatures of both the United States and states in the future; however, it is uncertain what proposals may be made in the future or whether any such proposals will be enacted as law. Elements of reform proposals, if acted upon by Federal, State or private payors for health care goods and services, may result in reduced or limited payment for health care services or in controlled or limited access to certain health care services generally. There can be no assurance what effect such reforms may have on the business of the Company, and no assurance can be given that any such reforms would not have an adverse effect on the Company's revenues and/or earnings. There can be no assurance that future statutes or regulations, or future interpretations of existing statutes or regulations, will not make it difficult or impossible for the Company to conduct its business in the manner presently contemplated and described herein. In any such event, the management of the Company will attempt to restructure the business of the Company in order to comply with any such new statutes, regulations or interpretations. There can be no assurance, however, that the Company will be able to do so, or that such restructuring will not adversely impact the business of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:


                 NAME                     AGE                             POSITION WITH THE COMPANY
Scott M. Rifkin, M.D. .................   36    Chairman, Director, Executive Vice President and Director of Development
Stewart B. Gold........................   54    President and Chief Executive Officer and Director
John R. Dwyer, Jr. ....................   39    Executive Vice President, Chief Financial Officer, Treasurer and Director
Alan L. Kimmel, M.D. ..................   42    Executive Vice President for Medical Policy and Practice; Medical Director and
                                                Director
Paul A. Serini.........................   37    Executive Vice President of Strategic Operations and Administration, Director
                                                of Legal Affairs, Secretary and Director
Beth A. Beale..........................   41    Vice President of Managed Care Operations
Allan C. Sanders, CPA..................   33    Vice President of Financial Affairs
Theresa A. Spoleti.....................   37    Vice President of Managed Care Products and Services
Mark H. Eig, M.D. .....................   46    Assistant Medical Director and Director
Howard I. Goldman, M.D. ...............   42    Assistant Medical Director and Director
Robert G. Graw, Jr., M.D. .............   55    Vice President of Physician Practice Operations and Director
Robert Ancona, M.D.....................   48    Director
Linda A. Dembiec.......................   42    Director
John W. Ellis, CPA.....................   43    Director
William D. Lamm, M.D. .................   43    Director
Peter J. LoPresti, D.O. ...............   33    Director
J. David Nagel, M.D. ..................   56    Director
John S. Prout..........................   46    Director
D. Alexander Rocha, M.D. ..............   40    Director
Robert S. Zetzer.......................   65    Director



     Scott M. Rifkin, M.D. is the Chairman, Executive Vice President and Director of Development and a Director of the Company. Dr. Rifkin is a co-founder of Baltimore Medical Group, LLC and currently is the President and a Management Committee member of Baltimore Medical Group, LLC. Baltimore Medical Group, LLC was founded in February 1995. Dr. Rifkin has also served as Medical Director of Fairfield Nursing Center since 1989 and as Director of Pre-Admission Consultation Service at Union Memorial Hospital since 1990. Dr. Rifkin has been engaged in the private practice of medicine since 1988. Dr. Rifkin is also an expert in long-term care regulatory issues and has advised the State of Maryland on this subject.


     Stewart B. Gold is the Chief Executive Officer, President and a Director of the Company. Prior to joining the Company in 1994, Mr. Gold was CEO and President of Veritus Services Inc., an arm of Blue Cross of Western Pennsylvania from 1992 to 1993, where he was responsible for for-profit ventures in managed care, utilization and information systems. From 1991 to 1992, Mr. Gold served as President and Chief Executive Officer of Health Care Affiliated Services, Inc.


     John R. Dwyer, Jr., is the Executive Vice President, Chief Financial Officer, and Treasurer of the Company, and has been a Director of the Company since May 1996. Prior to joining the Company in May 1996, he was a principal in the Washington based private investment bank of Graham, Hamilton & Dwyer, Inc. Before joining Graham, Hamilton & Dwyer, Inc., Mr. Dwyer was the President of Dimetrics, Inc., a wholly-owned subsidiary of Talley Industries (TAL-NYSE) in California. Before joining Dimetrics, Mr. Dwyer practiced law with Arent, Fox, Kinter, Plotkin and Kahn in Washington, D.C. Mr. Dwyer is a graduate of the Cornell University School of Law and the College of Business Administration at Marquette University.


     Alan L. Kimmel, M.D. serves as the Executive Vice President for Medical Policy and Practice, Medical Director and a Director of the Company. Dr. Kimmel is a co-founder of Baltimore Medical Group and the Company, is the Chairman of Baltimore Medical Group and has had an active clinical practice of Internal Medicine in Baltimore since 1982. Dr. Kimmel's professional memberships include American College of Physicians, American Society of Internal Medicine, Baltimore City Medical Society and the Southern Medical Association.


     Paul A. Serini is the Company's Executive Vice President of Strategic Operations and Director of Legal Affairs, a position he has held since February 1995, and has been a Director of the Company since May 1996. From 1990 to 1995,

Mr. Serini was a partner in the Baltimore and Washington offices of the law firm of Venable, Baetjer and Howard, LLP, where he headed the business transaction group's Health Care Strategic Business Unit.


     Beth A. Beale has been the Company's Vice President of Managed Care Operations since January of 1996. Prior to joining the Company in 1995, from 1991 to 1995 Ms. Beale was employed as the Vice President/Management Director of HRS Maine, Inc., a joint venture company owned by Blue Cross of Western Pennsylvania and Blue Cross/Blue Shield of Maine. HRS Maine provides health care and workers' compensation cost management services for 200,000 employees.

     Allan C. Sanders, CPA, the Company's Vice President of Financial Affairs, joined the Company in 1995. From 1985 until he joined the Company, Mr. Sanders was employed by Kamanitz, Uhlfelder & Permison, CPAs where he headed the firm's health care division. Mr. Sanders is a member of the American Institute of Certified Public Accountants (AICPA) where he currently serves on the steering committee of the National Health Care Conference. Mr. Sanders has given notice of his intention to resign from the Company effective July 23, 1996.

     Theresa A. Spoleti is the Company's Vice President of Managed Care and Services, a position she has held since January of 1996. Prior to joining the Company in 1995, Ms. Spoleti was Director of Management Services Organization, then Director of Physician Alliances, at Greater Baltimore Medical Center, from 1992 to June of 1995. From 1987 to 1992 she was a principal in Management Consulting at Health Care Systems Associates (HSA), Inc. in Potomac Maryland.

     Mark H. Eig, M.D. has served as Director of the Company and Assistant Medical Director since May 1996. Dr. Eig has practiced internal medicine and critical care medicine in Silver Spring, Maryland since 1980. Dr. Eig currently serves on the Board of Directors for the Jewish Social Service Home Health Agency and as the Chairman for their Utilization Review Committee and Professional Advisory Committee. Dr. Eig also serves as the Chairman for Holy Cross Hospital Pharmacy and Therapeutics Committee and Montgomery County Medical Society Emergency Medical Service Committee.

     Howard I. Goldman, M.D. has served as a Director of the Company and as Assistant Medical Director since July 1995. Dr. Goldman has been a physician in private practice since 1991.


     Robert G. Graw, Jr., M.D. is a Director of the Company, a position he has held since May 1996. He has been in the private practice of General Pediatrics and Pediatric Hematology and Oncology since 1975 in Davidsonville, Maryland. Since April 1996, Dr. Graw has served as the Company's Vice President of Medical Practice Operations. Dr. Graw is currently President and Managing Partner of the Pediatric Group, President of Nighttime Pediatrics, Inc. and Nighttime Pediatrics North, and the Medical Advisor for the Hospice Program, Anne Arundel General Hospital in Annapolis, Maryland.


     Robert Ancona, M.D. has served as a Director of the Company since February of 1995. Dr. Ancona has been a physician in private practice since 1979.

     Linda A. Dembiec has served as a Director of the Company since January 1996. Currently, she serves as Senior Vice President and Chief Financial Officer of Medical Mutual Liability Insurance Society of Maryland, where she has served since June 1990. Ms. Dembiec is a member of the Board of Directors of Mid-Atlantic Medical Insurance Company. Ms. Dembiec is a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

     John W. Ellis, CPA has served as a Director of the Company since February 1995. Mr. Ellis is currently the Chief Financial Officer and Treasurer of St. Joseph Medical Center, Inc., a position he has held since June 1992. Prior to joining SJMC, Mr. Ellis served as Vice President, Finance of Maryland General Hospital from June 1989 to June 1992.


     William D. Lamm, M.D. has served as a Director of the Company since May 1996 and has been in the private practice of medicine since 1983. Dr. Lamm's professional memberships include The American Medical Association, the American Academy of Family Practice and the Medical and Chirurgical Faculty of Maryland. Dr. Lamm is President of the Medical Staff at Memorial Hospital and is on the Board of Trustees with both Memorial Hospital and Western Maryland Health System. Dr. Lamm has served as the Chairman of Cumberland Valley Medical Group, LLC and Assistant Medical Director of the Company since May 1996.



     Peter J. LoPresti, D.O. is a Director of the Company, a position he has held since February 1995. Dr. LoPresti has been a physician in private practice since 1992.


     J. David Nagel, M.D. has served as a Director of the Company and as Director of Legislative Affairs since February 1995. Dr. Nagel has been in the private practice of medicine since 1968 and is a past president of the Medical and Chirurgical Faculty of Maryland.

     John S. Prout is a Director of the Company, a position he has held since February 1995. Mr. Prout currently serves as President and Chief Executive Officer of St. Joseph Medical Center, Inc., where he has served since July 1994. From 1988 to 1993, Mr. Prout was Executive Vice President, Little Company of Mary Hospital and Health Care Centers in Evergreen Park, Illinois.


     D. Alexander Rocha, M.D. has served as a Director of the Company since May 1996 and is currently the President of North Carroll Family Physicians, where he has served since November 1989. Dr. Rocha has been Chairman of Carroll Medical Group, LLC since November 1995.



     Robert S. Zetzer has served as a Director of the Company since January 1996. Mr. Zetzer is currently Vice President of Diversified Insurance Industries, Inc. ("Diversified"), a position he has held since 1993. He is a licensed property and casualty insurance advisor in Maryland. Prior to joining Diversified, Mr. Zetzer served as President of Stanley-Schuchardt, Inc./Zetzer Insurance in Baltimore, from 1948 to 1993 and as President of the Grant Central Insurance Company in Maryland from 1963 to 1968. Mr. Zetzer is currently a member of the Boards of Directors of Medical Mutual Liability Insurance Society of Maryland, Mid-Atlantic Medical Insurance Company, and Med-Lantic Management Services, Inc.


COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established an Audit Committee and a Compensation Committee.


     AUDIT COMMITTEE. The Audit Committee has responsibility for reviewing and supervising the financial controls of the Company. The Audit Committee makes recommendations to the Board of Directors regarding the Company's financial statements and the appointment of independent auditors, reviews significant audit and accounting policies and practices and meets with the Company's independent public accountants. The members of the Audit Committee are Messrs. Gold, Ellis, Dwyer, Serini, Ms. Dembiec, and Dr. Graw.



     COMPENSATION COMMITTEE. The Compensation Committee has the responsibility for reviewing the performance of officers of the Company and recommending to the Board of Directors of the Company annual salary and bonus amounts for all officers of the Company. The Compensation Committee also has the responsibility for oversight and administration of the Company's long-term incentive plans and other compensatory plans. The members of the Compensation Committee are Messrs. Gold and Ellis, Ms. Dembiec, and Drs. Rifkin and Eig.


DIRECTOR COMPENSATION

     The Company does not currently pay the Directors any fees for serving on the Board of Directors, although the Company may consider a change in this policy in the future.

EXECUTIVE COMPENSATION

  COMPENSATION SUMMARY

     The following table sets forth certain information regarding the compensation of the Company's Chief Executive Officer and each of the other two most highly compensated executive officers during 1995 (the "Named Executive Officers"):

                         SUMMARY COMPENSATION TABLE(1)

                                                                                                LONG-TERM
                                                                                               COMPENSATION
                                                                             ANNUAL             SECURITIES
                                                                         COMPENSATION(2)        UNDERLYING
                                                                       SALARY                  OPTION/SARS
                                                                         ($)      BONUS ($)       (#)(3)
Stewart B. Gold, Chief Executive Officer...........................   $ 175,393    $     0             0
Paul A. Serini, Executive Vice President...........................     112,537     28,500        50,080
Allan C. Sanders, CPA(4)
  V.P. of Financial Affairs........................................      90,910     22,500        22,550

        (1) No other executive officer earned more than $100,000 in 1995.

        (2) In accordance with SEC rules, perquisites constituting less than the lesser of $50,000 or 10% of the total salary and bonuses are not reported.

        (3) See "Option Grants," "Option Exercises and Year-End Values" and "Omnibus Stock Option Plan" for disclosure regarding outstanding stock options.


        (4) Mr. Sanders has given notice of his intention to resign from the Company effective July 23, 1996.

OPTION GRANTS

     Options granted to the Named Executive Officers during 1995 are set forth in the following table. For disclosure regarding the terms of stock options, see "Stock Option Plans." No stock appreciation rights ("SARs") were granted during 1995.

                                                                                                                      POTENTIAL
                                                          OPTIONS GRANTS IN LAST FISCAL YEAR                          REALIZABLE
                                                                   INDIVIDUAL GRANTS                               VALUE AT ASSUMED
                                            NUMBER OF         PERCENT OF                                           ANNUAL RATES OF
                                             SHARES          TOTAL OPTIONS                                           STOCK PRICE
                                           UNDERLYING         GRANTED TO          EXERCISE                           APPRECIATION
                                             OPTIONS           EMPLOYEES            PRICE         EXPIRATION      FOR OPTION TERM(3)
                 NAME                     GRANTED(#)(1)         IN 1995         ($/SHARE)(2)         DATE         5%($)      10%($)
Stewart B. Gold........................            0                 0               N/A              N/A          N/A         N/A
Paul A. Serini.........................       50,080              36.9%              .01           08/09/05        356         928
Allan C. Sanders, CPA..................       22,550              16.6%              .01           08/09/05        160         417

(1) Options are exercisable April 1, 1996 and 40% of the shares vest immediately and 60% vest at 1/48 per month beginning May 15, 1996.

(2) The exercise price of each option was the fair market value of the underlying Common Stock on the date of the grant, as determined by the Board of Directors of the Company.

(3) Future value of current-year grants assuming the indicated percentage rates per year over the applicable option term. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

  OPTION EXERCISES AND YEAR-END VALUES

     No stock options were exercised by the Named Executive Officers during 1995. There were no SARs outstanding during 1995. The following table sets forth certain information regarding unexercised options held by each of the Named Executive Officers as of December 31, 1995:

                                                                          AGGREGATED FISCAL YEAR-END OPTION VALUES
                                                                 NUMBER OF SECURITIES                  VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED                IN-THE-MONEY OPTIONS AT
                                                             OPTIONS AT FISCAL YEAR-END(#)             FISCAL YEAR-END($)(1)

                          NAME                              EXERCISABLE       UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
Stewart B. Gold..........................................        0                     0              N/A                   N/A
Paul A. Serini...........................................        0                50,080                0             $ 563,400
Allan C. Sanders, CPA....................................        0                22,550                0               253,688


(1) Value determined by the Board of Directors of the Company.

  STOCK OPTION PLANS

     OMNIBUS STOCK OPTION PLAN

     On August 9, 1995, the Company adopted the Omnibus Stock Option Plan (the "Omnibus Plan"). All employees, officers, directors and other key contributors to the Company may participate in the Omnibus Plan. The aggregate number of shares of Common Stock which may be issued under the Omnibus Plan is 6,175,000. The Omnibus Plan authorizes the grant of options to purchase Common Stock intended to qualify as incentive stock options or non-qualified options as well as stock appreciation rights and restricted or unrestricted share awards. The Omnibus Plan is administered by the Compensation Committee of the Board of Directors which, subject to the provisions of the Omnibus Plan, has full authority (i) to select the individuals to participate in the Omnibus Plan, (ii) grant awards provided under the Omnibus Plan, (iii) modify, renew or extend outstanding grants in accordance with the Omnibus Plan, (iv) interpret the Omnibus Plan, and (v) adopt, amend or rescind rules and regulations for carrying out the Omnibus Plan.


     The option exercise price for each option is determined by the Compensation Committee, but in the case of incentive stock options shall not be less than 100% of the fair market value of the shares on the grant date and in the case of non-qualified stock options shall be as determined by the Compensation Committee. The terms of each option may not exceed ten years from the grant date. As of the date of this Prospectus, the Company has granted options to purchase 200,880 shares of Class A Common Stock under the Omnibus Plan and authorized the issuance of additional options to purchase 5,000 shares of Class A Common Stock. The exercise price of all 200,880 options granted is $.01 per share. Of such options, 85,130 were granted on August 10, 1995, 33,250 shares were granted on October 18, 1995, 12,500 were granted on December 21, 1995, and 70,000 were granted in May 1996. In April 1996, 2,500 options terminated due to termination of employment as of June 1, 1996, and 198,380 options were issued and outstanding.

     Pursuant to the Omnibus Plan the Company may award shares of Common Stock to such participants and in such amounts and for such consideration, including no consideration or such minimum consideration as may be required by law, as it determines. Restricted shares may be issued pursuant to the Omnibus Plan, subject to forfeiture if the restrictions do not lapse.

     The Company may also grant to any participant who holds an outstanding stock option the right to surrender such option (to the extent such option is otherwise exercisable) and to receive from the Company an amount equal to the excess, if any, of the fair market value of the Class A Common Stock with respect to which such option is surrendered on the date of such surrender over the exercise price of the surrendered option.

     Unless earlier terminated, the Omnibus Plan will terminate in 2005.

  ISSUANCE OF WARRANTS


     On December 1, 1995, the Company issued to Medical Mutual Liability Insurance Society of Maryland warrants to purchase 88,889 shares of Class A Common Stock of the Company at an exercise price of $5.625 per share and issued to each of Stephen Graham, Andrew Hamilton and John Dwyer warrants to purchase 8,000 shares each of Class A Common Stock of the Company at an exercise price of $11.25 per share.


  EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Messrs. Gold, Serini and Sanders.


     Pursuant to the employment agreement with Mr. Gold, Mr. Gold receives a 1996 base salary of $200,000 per annum, a $75,000 bonus and at least 40% of the Company's bonus pool (the "Bonus Pool"). The Bonus Pool will be equal to 10% of the amount of the excess, if any, of operating revenues of the Company over its operating expenses. Mr. Gold has the authority and discretion to determine awards to be made from the remainder of the Bonus Pool to employees of the Company, including himself. Mr. Gold also received 150,000 shares of Class A Common Stock (currently 600,000 shares as a result of the August 1995 stock split), in which Mr. Gold will be fully vested by May of 1996. The employment agreement with Mr. Gold terminates in April of 2000, and unless notice of termination is given will be automatically extended for succeeding 12 month periods. In the event that Mr. Gold is terminated by the Company other than for "cause," he will be entitled to all or a portion of his base salary and bonus in accordance with the terms of his employment agreement.



     Pursuant to the employment agreement with Mr. Serini, Mr. Serini receives a base salary of $175,000 per annum. Mr. Serini will be entitled to participate in the Bonus Pool to the extent determined by the Chief Executive Officer, and the standards by which such bonus will be determined for each applicable year will be established upon agreement between Mr. Serini and the Chief Executive Officer. For 1996, the Company and Mr. Serini have agreed upon a base bonus of at least $50,000. Pursuant to the employment agreement, Mr. Serini received an option to purchase 50,080 shares of Class A Common Stock. Mr. Serini may exercise such option beginning on April 1, 1996, and will become fully vested in such shares in April of 2000, or earlier under certain circumstances. The employment agreement with Mr. Serini terminates in April of 2000, and unless notice of termination is given will be automatically extended for succeeding 12 month periods. In the event that Mr. Serini is terminated by the Company other than for "cause," he will be entitled to all or a portion of his base salary and bonus in accordance with the terms of his employment agreement.



     Pursuant to the employment agreement with Mr. Sanders, Mr. Sanders receives a base salary of $112,500 per annum. Mr. Sanders will be entitled to participate in the Bonus Pool to the extent determined by the Chief Executive Officer based upon agreed upon performance standards or otherwise exemplary performance. Pursuant to the employment agreement, Mr. Sanders received an option to purchase 22,550 shares of Class A Common Stock. Mr. Sanders may exercise such option beginning in April 1, 1996, and will become fully vested in such options in April of 2000, or earlier under certain circumstances. The employment agreement with Mr. Sanders terminates in April of 2000, and unless notice of termination is given will be automatically extended for succeeding 12 month periods. In the event that Mr. Sanders is terminated by the Company other than for "cause," he will be entitled to all or a portion of his base salary and bonus in accordance with the terms of his employment agreement. Mr. Sanders has given notice of his intention to resign from the Company effective July 23, 1996.


  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Gold, the Company's President and Chief Executive Officer, is the only officer or employee of the Company who serves on the Compensation Committee. During the last completed fiscal year, the members of the Compensation Committee were Messrs. Gold and Ellis, Ms. Dembiec and Dr. LoPresti. See " -- Employment Agreements" and "Certain Transactions."

STOCKHOLDERS AGREEMENT

     In December of 1995, the "Management Stockholders" (consisting of Mr. Gold and Drs. Rifkin and Kimmel), Medical Holdings Limited Partnership ("MHLP"), St. Joseph Medical Center ("SJMC"), Medical Mutual Liability Insurance Society of Maryland ("Med Mutual") and Med-Lantic Management Services, Inc. (collectively, the "Stockholders") entered into a Stockholders Agreement (the "Stockholders Agreement") to which the Company is also a party which governs certain aspects of the Company's management plans and operations.

     Pursuant to the Stockholders Agreement, each of the Stockholders has agreed to sell and transfer the stock of the Company held by them only pursuant to such agreement. The Stockholders Agreement provides that upon the occurrence of the termination of employment of any Management Stockholders (other than Drs. Kimmel and Rifkin and except with respect to any "Involuntary Transfer" discussed below), they will sell to the Company all of the stock then registered in the name of such Management Stockholder. In the case of an "Involuntary Transfer" (transfers defined in the Stockholders Agreement which include bankruptcy of a Stockholder or transfer by divorce decree), the Company has the right for a 30 day period to purchase the stock held by such Stockholder. If the employment of Mr. Gold is terminated, then the other Management Stockholders whose employment with the Company has not been terminated have the option for a 60 day period to purchase, in such proportions as they shall agree (or if they cannot so agree, in proportion to their ownership of Class A Common Stock), on terms substantially identical to those set forth in and for a price determined in accordance with the Stockholders Agreement, the stock held by Mr. Gold. If all of Mr. Gold's stock is not purchased by the other Management Stockholders, the Company shall purchase all of Mr. Gold's stock. In such case the price that the Company shall pay shall be as follows: (i) if Mr. Gold's employment is terminated for cause (either pursuant to his employment agreement or pursuant to law), or for reasons not constituting constructive termination, at a price equal to the lower of acquisition cost or $1 per share, or (ii) if Mr. Gold's employment is terminated by death, disability, the expiration of his employment agreement, without good cause, or for reasons constituting constructive termination under his employment agreement, then at an agreed upon price or at a price determined through arbitration. In the event that the Company is required to pay the price described in (ii), the Company, as a condition precedent to the closing of such purchase, shall pay to SJMC and Med Mutual all of the dividends then accrued but unpaid on the Series A Preferred Stock and Series B Preferred Stock, respectively, plus all accrued and unpaid interest thereon.

     In the event that the employment of Drs. Kimmel or Rifkin is terminated (a) by the Company for cause as defined under his employment agreement or under applicable law, or (b) by such employee stockholder for any reason not constituting "constructive termination" as defined in his employment agreement, such Stockholder shall sell to the Company all of the stock then registered in such Stockholder's name, at a price equal to the lower of his acquisition cost per share or $1 per share; provided, that such provisions do not apply to (x) the 100,000 shares held by Dr. Kimmel as of the date of the Stockholders Agreement or, (y) the 100,000 shares held by Dr. Rifkin on the date of the Stockholders Agreement, or (z) the 100,000 shares to be obtained by Dr. Rifkin pursuant to his employment agreement. Upon the death or disability of either Rifkin or Kimmel, such stockholder (or his personal representative) may offer to the other Management Stockholders the option to purchase all of the Class A Common Stock then held on terms substantially identical to those contained in the Stockholders Agreement. If the employment of Kimmel or Rifkin is terminated
(a) by the expiration of his employment agreement, or (b) by the Company without good cause, or (c) for reasons constituting "constructive termination" under their employment agreements, then such Stockholder must sell to the Company all of the Stock then held by such stockholder which is acquired after the date of the Stockholders Agreement at a price to be agreed upon between the parties, or failing such agreement, at a price determined through arbitration. In such event, the Company must pay to SJMC and Med-Lantic all of the dividends then accrued but unpaid on the Series A Preferred Stock and Series B Preferred Stock, respectively, plus all accrued and unpaid interest thereon.

     The Stockholders Agreement also provides that if the employment of Mr. Gold is terminated without good cause or by Mr. Gold for reasons constituting constructive termination, and there occurs a "Change in Control," of the Company within 24 months following such termination, the Company must pay to Mr. Gold, in addition to the purchase price, the value of his fair, allocative share of any consideration that would have been payable to such terminated stockholder as a result of such Change in Control.

     The Stockholders Agreement also provides that each of the holders of Class A Common Stock agrees (i) to vote his shares to elect Stewart Gold, Alan Kimmel and Scott Rifkin as three of the Company's Class A directors for as long as their respective employment agreements are in force and (ii) if then serving as a Class A Director, to offer to resign immediately upon termination of his employment with the Company.

                              CERTAIN TRANSACTIONS


     Drs. Rifkin and Kimmel, who are directors, officers and stockholders of the Company, and Drs. Ancona and Nagel, who are directors of the Company, are members of the management committee, officers and employees of Baltimore Medical Group, LLC. The Company and Baltimore Medical Group, LLC have entered into a PSO Agreement and a Management Services Agreement pursuant to which Baltimore Medical Group, LLC has accrued fees of $302,700 payable to the Company in connection with certain professional management services rendered in 1995 and the first three months of 1996. Dr. Lamm is the Chairman and an employee of Cumberland Valley Medical Group, LLC, and an employee and director of the Company. Dr. Rocha is the Chairman and an employee of Carroll Medical Group and is a Director of the Company.



     The Company has agreed that it would consult with Med Mutual and follow Med Mutual's recommendation regarding the provision of medical malpractice coverage to Affiliated Physicians of the Core Medical Groups affiliated with the Company. If the Company breaches this agreement, the Company may be required to pay Med Mutual $400,000 and Med Mutual could require the Company to redeem all or a portion of the Series B Preferred Stock at the price equal to the greater of the fair market value per share or the sum of the issue price per share and all accumulated and unpaid interest and dividends.


     Mr. Zetzer, a Director of the Company, is a director of Med Mutual and is a director of its subsidiary Med-Lantic Management Services, Inc., which is the sole holder of the Series B Preferred Stock. Ms. Dembiec, a director of the Company, is Senior Vice President and Chief Financial Officer of Med Mutual.


     Mr. Dwyer, who was named Executive Vice President, Chief Financial Officer and Treasurer of the Company in May 1996, and is a Director of the Company, was previously a principal of Graham, Hamilton & Dwyer ("GHD"), which provides financial advisory services to the Company. In 1995, GHD received $400,000 for such services, and in December 1995, the three principals of GHD each received warrants to purchase 8,000 shares of Class A Common Stock. At that time, Mr. Dwyer was a principal at GHD and provided investment advice to the Company. The Company continues to have a relationship with GHD for the provision of financial advisory services, and GHD may be compensated in an amount up to $340,000 in 1996 in the event that certain financing or acquisition transactions are consummated. Pursuant to his prior affiliation with GHD, Mr. Dwyer will be entitled to receive a portion of any such compensation received by GHD.


                             PRINCIPAL STOCKHOLDERS

     The following tables set forth as of May 31, 1996, certain information with respect to the beneficial ownership of each class of voting stock by: (i) each person known by the Company to beneficially own more than 5% of each such class;
(ii) each director of the Company of each such class; (iii) each of the Named Executive Officers of each such class; and (iv) all directors and executive officers of each such class as a group. The Company believes that the beneficial owners of the classes of stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares, except as noted below. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. Shares of stock subject to options currently exercisable or exercisable within 60 days of May 31, 1996 ("Current Options") are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

                             CLASS A COMMON SHARES


                                     NAME                                        NUMBER     PERCENT OF CLASS
Stewart B. Gold...............................................................   600,000          75.0%
Scott M. Rifkin, M.D..........................................................   100,000          12.5
Alan L. Kimmel, M.D...........................................................   100,000          12.5
Paul A. Serini(1).............................................................    50,080           5.9
Allan C. Sanders, CPA(1)......................................................    22,550           2.9
Directors and executive officers as a group (13) (2)..........................   900,130           100



        (1) Consists of shares in respect of Current Options.



        (2) Includes 160,130 shares in respect of Current Options and warrants to purchase 8,000 shares.

                             CLASS B COMMON SHARES

                                  NAME                                      NUMBER         PERCENT OF CLASS
Medical Holdings Limited Partnership(1).................................   2,200,000             93.0%
Directors and executive officers as a group (13)........................           0                0

        (1) Drs. Rifkin, Kimmel, Nagel, LoPresti and Ancona, Directors of the Company, are officers or directors of the managing general partner of MHLP. Does not include options for 100,000 shares of Class B Common Stock which would be granted by MHLP to Dr. Rifkin under his employment agreement.

                            SERIES A PREFERRED STOCK

                                  NAME                                      NUMBER         PERCENT OF CLASS
St. Joseph Medical Center, Inc.(1)......................................   1,000,000(2)          100%
Directors and Executive Officers as a group (13)........................           0               0

        (1) Mr. Prout and Mr. Ellis, Directors of the Company, are officers of St. Joseph Medical Center, Inc.

        (2) Convertible into 1,000,000 shares of Class C Common Stock, which assuming conversion of all Preferred Stock, will equal 73.8% of the maximum outstanding Class C Common Stock.

                            SERIES B PREFERRED STOCK

                                   NAME                                      NUMBER        PERCENT OF CLASS
Med-Lantic Management Services, Inc.(1)...................................   355,556(2)          100%
Directors and Executive Officers as a group (13)..........................         0               0

        (1) Mr. Zetzer, Director of the Company, is a director of Medical Mutual Liability Insurance Society of Maryland, Inc., the parent company of Med-Lantic Management Services, Inc. Ms. Dembiec, Director of the Company, is an officer of Medical Mutual Liability Insurance Society of Maryland, Inc.

        (2) Convertible into 355,556 shares of Class C Common Stock, which, assuming conversion of all Preferred Stock, will equal 26.2% of the maximum outstanding Class C Common Stock.


     The following tables set forth certain information with respect to the ownership of the Company by physician stockholders in relation to other stockholders. The information presented assumes conversion of the Series A Preferred Stock and Series B Preferred Stock to Class C Common Stock.



                                STOCKHOLDERS OF
                          DOCTORS HEALTH SYSTEM, INC.



                                                                                              PERCENTAGE OF
                            CLASS A STOCKHOLDERS                                SHARES          OWNERSHIP
Alan Kimmel, M.D............................................................     100,000           2.15
Scott Rifkin, M.D...........................................................     200,000(1)         4.3
Stewart B. Gold.............................................................     600,000           12.9

CLASS B STOCKHOLDERS
Medical Holdings Limited Partnership                                           2,200,000           47.3
Other Primary Care Physicians...............................................     198,000           4.25

CLASS C STOCKHOLDERS
St. Joseph Medical Center...................................................   1,000,000           21.5
Med-Lantic Management Services, Inc.........................................     355,556            7.6
       Total................................................................   4,653,556            100%



        (1) Includes an agreement to issue an option to purchase 100,000 shares of the Company's Common Stock pursuant to Dr.
            Rifkin's employment agreement.

                    PHYSICIAN AND NON-PHYSICIAN OWNERSHIP OF
                          DOCTORS HEALTH SYSTEM, INC.



                                                                                              PERCENTAGE OF
                                                                                SHARES          OWNERSHIP
Physicians (Class A and Class B Stockholders)...............................   2,698,000(1)         58%
Management Stockholders (Stewart B. Gold)...................................     600,000            13%
Investor Stockholders (St. Joseph Medical Center and Med-Lantic Management
  Services, Inc.)...........................................................   1,355,556            29%
       Total................................................................   4,653,556           100%



        (1) Includes an agreement to issue an option to purchase 100,000 shares of the Company's Common Stock pursuant to Dr.
            Rifkin's employment agreement.


                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company may offer under this Prospectus one or more of the following categories of its Securities: (i) shares of its Class B Common Stock, par value $0.01 per share; (ii) Options to purchase Class B Common Stock; and (iii) any combination of the foregoing, either individually or as units consisting of one or more of the types of Securities described in clauses (i) and (ii). The terms of any specific offering of Securities, including the terms of any units offered, will be set forth in a Prospectus Supplement relating to such offering.

     The Company is authorized to issue 20,700,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), 10,000,000 shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock") 29,050,000 shares of Class C Common Stock, par value $0.01 per share (the "Class C Common Stock") (the Class A Common Stock, the Class B Common Stock and the Class C Common Stock are hereinafter collectively referred to as the "Common Stock"), 1,000,000 shares of Series A Convertible Preferred Stock, par value $5.00 per share (the "Series A Preferred Stock"), 355,556 shares of Series B Convertible Preferred Stock, par value $11.25 per share (the "Series B Preferred Stock") (the Series A Preferred Stock and the Series B Preferred Stock are hereinafter collectively referred to as the "Preferred Stock"), and 1,000,000 shares of other preferred stock having a par value of one cent ($0.01) per share. Shares of the Preferred Stock are convertible into shares of Class C Common Stock.


     As of June 1, 1996, 800,000 shares of Class A Common Stock are issued and outstanding and held by three holders of record, 2,398,000 shares of Class B Common Stock are issued and outstanding and held by seven holders of record, 1,000,000 shares of Series A Preferred Stock are issued and outstanding and held by one holder of record and 355,556 shares of Series B Preferred Stock are issued and outstanding and held by one holder of record.


     The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Company's Articles of Amendment and Restatement (the "Charter") and Bylaws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part. Subject to the rights, privileges and restrictions described below, each issued and outstanding share of the Common Stock and the Preferred Stock entitles the holder thereof to one vote on all matters to be voted on by the stockholders of the Company. There are no preemptive rights or sinking fund provisions with respect to any of the Company's capital stock.

     All shares of the Company's capital stock are subject to significant restrictions on transfer and will carry a legend to reflect such restrictions.

     Except as permitted by the Stockholders Agreement of the Company and the Charter, the Securities cannot be transferred. The Stockholders Agreement contemplates that the Company may redeem shares of its stock upon an "Involuntary Transfer" resulting generally from the insolvency of a stockholder or upon divorce of an individual stockholder. Voluntary transfers are permitted only after a stockholder offers its stock, upon the same terms and conditions contained in the offer it wishes to accept, to all other stockholders on the terms set out in the Stockholders Agreement. See "Management -- Stockholders Agreement." Individual Stockholders may in certain circumstances make estate planning transfers for the benefit of themselves or family members on certain conditions.

COMMON STOCK

     Except as provided in the Charter, holders of Common Stock are entitled to one vote per share with respect to all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in assets available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of any preferred stock then outstanding.

CLASS A COMMON STOCK

     The holders of the Class A Common Stock are entitled to elect six of the 18 directors of the Company (each a "Class A Director"). The affirmative vote of a majority of the stock of Class A Common Stock represented at a meeting at which a quorum is present is sufficient to approve any matter with respect to which such holders are entitled to vote; provided, that the affirmative vote of a plurality of all votes cast shall be sufficient to elect a Class A Director. The holders of Class A Common Stock, at any annual meeting or upon a special meeting called by the holders of not less than 25% of the shares of Class A Common Stock then outstanding may remove any Class A Director by the affirmative vote of 80% of all of the votes entitled to be cast for such Class A Director.

CLASS B COMMON STOCK

     The holders of the Class B Common Stock are entitled to elect eight of the 18 directors of the Company (each a "Class B Director"). The affirmative vote of a majority of the stock of Class B Common Stock represented at a meeting at which a quorum is present is sufficient to approve any matter with respect to which such holders are entitled to vote; provided, that the affirmative vote of a plurality of all votes cast shall be sufficient to elect a Class B Director. The holders of Class B Common Stock, at any annual meeting or upon a special meeting called by the holders of not less than 25% of the shares of Class B Common Stock then outstanding may remove any Class B Director by the affirmative vote of at least a majority of all of the votes entitled to be cast for such Class B Director. Upon issuance in accordance with the terms of this Prospectus, the shares of Class B Common Stock being offered hereby will be fully paid and non-assessable.

CLASS C COMMON STOCK

     Upon the conversion of all of the Series A Preferred Stock then outstanding into shares of Class C Common Stock, the holders of such Class C Common Stock into which such Series A Preferred Stock has been converted, voting as a single sub-class (the "Series A Subclass"), shall be entitled to elect two of the 18 directors of the Company (each a "Converted Series A Class C Director"). Upon the conversion of all of the Series B Preferred Stock then outstanding into shares of Class C Common Stock, the holders of such Class C Common Stock into which such Series B Preferred Stock has been converted, voting as a single sub-class ("the Series B Subclass"), shall be entitled to elect two of the 18 directors of the Company (each a "Converted Series B Class C Director"). Except with respect to the election of Directors, the affirmative vote of a majority of the stock of Class C Common Stock represented at a meeting at which a quorum is present is sufficient to approve any matter with respect to which such holders are entitled to vote; provided, that the affirmative vote of a plurality of all votes cast by such Series A Subclass or Series B Subclass, as the case may be, shall be sufficient to elect a Converted Series A Class C or Converted Series B Class C Director, respectively. The Series A Subclass or the Series B Subclass, as the case may be, at any annual meeting or upon a special meeting called by the holders of not less than 25% of the shares of such subclass outstanding may remove the Converted Series A Class C or Converted Series B Class C Director, respectively, by the affirmative vote of 80% of all of the votes entitled to be cast for such director.

     The Charter of the Company includes a provision pursuant to which, upon completion of a "Qualified" or "Non-Qualified" Public Offering, each share of the Company's Class A Common Stock, Class B Common Stock, and Class C Common Stock shall be converted, without any action on the part of the stockholder or the Company, into an identical share of the Company's Class A Common Stock, and all special rights granted to the holders of Class A, Class B, and Class C Common Stock and to all holders of Series A Preferred Stock and Series B Preferred Stock shall cease and terminate.

SERIES A AND SERIES B PREFERRED STOCK

     VOTING RIGHTS. Except with respect to the election and removal of directors, every holder of Series A Preferred Stock and every holder of Series B Preferred Stock shall be entitled to cast that number of votes equal to the full number of shares of Class C Common Stock into which such holder's Preferred Stock is then convertible.

     SERIES A DIRECTORS. The holders of Series A Preferred Stock, voting as a single class, are entitled to elect two directors (each, a "Series A Director"). The affirmative vote of a majority of the shares of Series A Preferred Stock represented at a meeting at which a quorum is present is sufficient to approve any matter with respect to which such holders are entitled to vote; provided, that the affirmative vote of a plurality of all votes cast shall be sufficient to elect Series A Directors. The holders of Series A Preferred Stock, at any annual meeting or upon a special meeting called by the holders of not less than 25% of the shares of Series A Preferred Stock then outstanding, may remove any Series A Preferred Director by the affirmative vote of at least 80% of all of the votes entitled to be cast for such Series A Preferred Director.

     SERIES B DIRECTORS. The holders of Series B Preferred Stock, voting as a single class, are entitled to elect two directors (each, a "Series B Director"). The affirmative vote of a majority of the shares of Series B Preferred Stock represented at a meeting at which a quorum is present is sufficient to approve any matter with respect to which such holders are entitled to vote; provided, that the affirmative vote of a plurality of all votes cast shall be sufficient to elect Series B Directors. The holders of Series B Preferred Stock, at any annual meeting or upon a special meeting called by the holders of not less than 25% of the shares of Series B Preferred Stock then outstanding, may remove any Series A Preferred Director by the affirmative vote of at least 80% of all of the votes entitled to be cast for such Series B Preferred Director.

     SPECIAL DIRECTOR APPROVAL REQUIREMENT. Pursuant to the Charter, the Company is generally prohibited from taking certain actions without the separate affirmative vote of each of the Series A Directors and each of the Series B Directors, including (i) the incurrence of certain indebtedness, (ii) amendments of the Charter or By-Laws that adversely affect the holders of Series A Preferred Stock or Series B Preferred Stock, as the case may be, or Class C Common Stock, or (iii) amendments to any of the employment agreements between the Company and a Management Stockholder.

     SPECIAL PREFERRED STOCKHOLDER APPROVAL REQUIREMENT. Pursuant to the Charter, the Company is generally prohibited from taking certain actions (each a "Preferred Stockholder Major Decision") without the separate affirmative vote of a majority of the shares of Series A Preferred Stock and Series B Preferred Stock, represented at a meeting, including (i) the adoption of the Company's business plan, (ii) the issuance of shares or rights to acquire shares to employees of the Company which, when aggregated with all other such issuances, exceeds 10% of the fully diluted shares of capital stock of the Company (provided; that shares of Class A Common Stock and rights to acquire such shares issued to the Management Stockholders and other executive employees in amounts not to exceed 25% of the fully diluted shares of capital stock of the Company as of December 1, 1995 shall not be counted toward such 10% limitation), (iii) the issuance of shares of capital stock to any person or entity which has legitimate business interests that are materially adverse to the holders of Series A Preferred Stock or the Series B Preferred Stock, as the case may be, (iv) any sale or other disposition of all or any substantial portion of its assets, or
(v) certain mergers or consolidations of the Company, (vi) any underwritten public offering other than an offering which is based upon a total market capitalization of the Company, at the time of such offering, of at least $25 million and from which the Company receives net proceeds of not less than $15 million. Additionally, the separate vote of the holders of Series A Preferred Stock is required for any optional redemption of the Series B Preferred Stock, unless the Company has previously redeemed the Series A Preferred Stock. The Charter provides that notwithstanding the failure to obtain the approval of such Preferred Stockholder Major Decisions, the Company may nonetheless take such actions; provided that the Company provide advance written notice of the action and subject to the right of the holders of each Series of Preferred Stock to require the Company to redeem all of each such Series in accordance with the terms of the Charter.

     REDEMPTION. The Series A Preferred Stock and the Series B Preferred Stock must be redeemed by the Company (unless such right is waived in writing by the holder of Preferred Stock), and may be redeemed at the request of the holders of Preferred Stock, in a number of different circumstances, including: (i) sale of all or substantially all of the assets of the Company; (ii) the filing by the Company of a voluntary or involuntary petition in bankruptcy, unless dismissed within certain prescribed time periods; (iii) the default by the Company of any obligation under certain material indebtedness which results in the acceleration of the maturity of such indebtedness or in any action to possess any property or assets of the Company in respect of such indebtedness; (iv) the entry of a material judgment against the Company, which is not dismissed, stayed, or fully bonded within 60 days; (v) the failure by the Company to pay any amount due to the holders of the Preferred Stock when due; (vi) any failure by the Company to perform its other material obligations in respect of the Preferred Stock which is not cured within prescribed time periods; and (vii) certain other events, including changes of control of various types.

     CONVERSION. All, but not less than all, of the shares of the Preferred Stock are convertible, one share for one share (subject to increase if the Company issues shares at a dilutive price), into shares of Class C Common Stock at the option of holders of the Preferred Stock at any time prior to 5:00 p.m.
(EST) on February 24, 2000. However, holders of the Preferred Stock who have not made full payment in cash to the Company for the shares of Preferred Stock may not convert their shares. Shares of Preferred Stock will automatically be converted (unless redeemed), one share for one share (subject to dilution adjustments), into shares of Class C Common Stock upon the occurrence of a combination, consolidation or merger transaction involving the Company in which the Company is not the survivor, the sale, exchange or other disposition of all, or substantially all, of the Company's assets, and into shares of common stock on any public offering of securities of the Company.

     The special voting and approval rights of the holders of the Preferred Stock and their rights to require the redemption of the Preferred Stock or to convert such Preferred Stock into Class C Common Stock may prevent the Company from consummating one or more transactions, including equity and debt financings that could be beneficial to the Company's stockholders.

     DIVIDENDS. Prior to April 1, 2000, cash dividends at the rate of $0.325 per share per annum accrue on the Series A Preferred Stock. Such dividends are cumulative and will accrue, whether or not earned or declared or payment is legally available, from and after the 24th day of February, 1995 and bear interest on accrued but unpaid amounts at the rate of 6.5% per annum. Such accrued dividends and interest are payable only upon the liquidation of the Company or the redemption or conversion of the Series A Preferred Stock and if not paid prior to April 1, 2000, the amount of such accrued but unpaid dividends and interest payments will become an unsecured obligation of the Company. On or after April 1, 2000, holders of the Series A Preferred Stock are entitled to receive, when and as declared by the directors of the Company and when legally available, cash dividends at the per annum rate of 100 basis points over the Wall Street Journal Prime Rate as of the last business day prior to April 1, 2000 based on the original issue price of the Series A Preferred Stock. So long as any shares of Series A Preferred Stock are issued and outstanding, no dividends may be declared and no other distribution may be made, with certain exceptions, with respect to any other class or series of stock or equity interest of the Company without the consent of each director elected by the holders of the Series A Preferred Stock.

     Prior to April 1, 2000, cash dividends at the rate of $1.097 per share per annum accrue on the Series B Preferred Stock. Such dividends are cumulative and will accrue, whether or not earned or declared or payment is legally available, from and after the first day of December, 1995 and bear interest on accrued but unpaid amounts a the rate of 9.75% per annum. Such dividends and interest are payable only after all dividends and interest accrued on or with respect to the Series A Preferred Stock have been paid and only upon the liquidation of the Company or the redemption or conversion of the Series B Preferred Stock and if not paid prior to April 1, 2000, the amount of such accrued but unpaid dividends and interest payments will become an unsecured obligation of the Company. On and after April 1, 2000, holders of the Series B Preferred Stock are entitled to receive, when and as declared by the directors of the Company and when legally available, cash dividends at the per annum rate of 100 basis points over the Wall Street Journal Prime Rate as of the last business day prior to April 1, 2000 based upon the original issue price of the Series B Preferred Stock.

     The Company may not issue any shares of capital stock which are senior in dividend and/or liquidation rights to the Preferred Stock, and the Preferred Stockholders have certain anti-dilution rights with respect to most issuances of capital stock by the Company which are junior to the Preferred Stock and which are issued for a share price less than the original per share price of the Preferred Stock.

     LIQUIDATION RIGHTS. Upon liquidation of the Company, holders of the Series A Preferred Stock, if any, are entitled to receive a liquidating distribution equal to the greater of (i) the sum of the fair market value per share of the Series A Preferred Stock plus all accrued but unpaid dividends thereon, or (ii) the sum of the original purchase price per share of the Series A Preferred Stock plus all accrued but unpaid dividends thereon. After payment of such preferential amount to the holders of the Series A Preferred Stock, holders of the Series B Preferred Stock, if any, are entitled to receive a liquidating distribution equal to the greater of (i) the sum of the fair market value per share of the Series B Preferred Stock plus all accrued but unpaid dividends thereon, or (ii) the sum of the original purchase price per share of the Preferred Stock plus all accrued but unpaid dividends thereon. After payment of the preferential liquidation amounts to the holders of Series A Preferred Stock and the Series B Preferred Stock, each share of Common Stock is entitled to share ratably with all other shares of Common Stock in the remaining net assets of the Company upon liquidation.

     PERMITTED REDEMPTIONS. The Charter provides that the Company may effect the following redemptions without the consent or approval of any of the Series A Preferred Directors, the Series B Preferred Directors, the holders of Series A Preferred Stock and the holders of Series B Preferred Stock:

     (i) upon the payment in full of all accumulated and unpaid accrued dividends on all outstanding shares of Series A Preferred Stock and Series B Preferred Stock, redemptions of shares of Class A Common Stock owned by any "Management Stockholders" (Mr. Gold and Drs. Kimmel and Rifkin) only and to the extent required by such Management Stockholder's employment agreement;

     (ii) redemptions of shares of Class A Common Stock owned by any employee (other than a Management Stockholder) when and as approved by the Board or required by law or by the terms of any agreement with such employee;

     (iii) redemptions of Class B Common Stock issued by the Company to MHLP, until such time as there are more than 66 physicians holding limited partnership interests in MHLP;

     (iv) redemptions under any other circumstances expressly contemplated by the Stockholders Agreement, including any amendments thereto (see "Stockholders Agreement");

     (v) certain redemptions of Series A Preferred Stock; or

     (vi) certain redemptions of Series B Preferred Stock in accordance with the Charter; provided, that no such redemption shall be permitted or effected unless and until the Company has elected to redeem all of the issued and outstanding Series A Preferred Stock and the price applicable to such redemption shall have been paid in full or adequate provision made therefor.

DESCRIPTION OF OPTIONS

  GENERAL

     The Company may issue Options for the purchase of Class B Common Stock. Options may be issued independently or together with any other Securities covered by the Registration Statement and offered by this Prospectus and any accompanying Prospectus Supplement and may be attached to or separate from such other Securities. Each series of Options will be issued under a separate agreement (each, an "Option Agreement") to be entered into between the Company and the holder of such Options, all as set forth in the Prospectus Supplement relating to the particular issue of offered Options.


     The applicable Prospectus Supplement will describe the terms of such Options, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Options; (iii) the designation and terms of the Securities with which such Options are being offered, if any, and the number of such Options being offered with each such Security; (iv) if applicable, the date on and after which such Options and the related Securities will be transferable separately; (v) the number of shares of Class B Common Stock purchasable upon exercise of each such Option and the price at which such number of shares of Class B Common Stock may be purchased upon such exercise; (vi) the date on which the right to exercise such Options shall commence and the expiration date on which such right shall expire; (vii) certain federal income tax consequences; and (viii) any other material terms of such Options.


     Prior to the exercise of any Option to purchase Class B Common Stock, holders of such Options will not have any rights of holders of the Class B Common Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Class B Common Stock purchasable upon such exercise or to exercise any applicable right to vote.


  EXERCISE OF OPTIONS


     Each Option will entitle the holder thereof to purchase such number of shares of Class B Common Stock, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Options. After the close of business on the expiration date (or such later date to which such Expiration Date may be extended by the Company), unexercised Options will become void.


     Options may be exercised by delivering to the Company payment, as provided in the applicable Prospectus Supplement, of the amount required to purchase the Class B Common Stock purchasable upon such exercise together with certain information set forth on the reverse side of the Option Certificate. Upon receipt of such payment and the definitive Option Certificates properly completed and duly executed, the Company will, as soon as practicable, issue and deliver the Class B Common Stock purchasable upon such exercise. If fewer than all of the Options represented by such Option Certificate are exercised, a new Option Certificate will be issued for the remaining amount of Options.

  AMENDMENTS AND SUPPLEMENTS TO OPTION AGREEMENTS

     Each Option Agreement may be amended or supplemented without the consent of the holders of the Options issued thereunder to effect changes that are not inconsistent with the provisions of the Options and that do not adversely affect the interests of the holders of the Options.

  OPTION ADJUSTMENTS

     Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of shares of Class B Common Stock covered by, an Option are subject to adjustment in certain events, including: (i) the issuance of Common Stock as a dividend or distribution on the Common Stock; (ii) subdivisions and combinations of the Common Stock; and (iii) the distribution to all holders of Common Stock of evidences of indebtedness or assets of the Company (excluding certain cash dividends and distributions described below). The terms of any such adjustment will be specified in the related Prospectus Supplement for such Options.


  NO RIGHTS AS STOCKHOLDERS


     Holders of Options will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors of the Company of any other matter, or to exercise any rights whatsoever as stockholders of the Company.


  EXISTING SECURITIES HOLDERS


     The Company may issue, as a dividend at no cost, such Options to holders of record of the Company's Securities or any class thereof on the applicable record date. If Options are so issued to existing holders of Securities, the applicable Prospectus Supplement will describe, in addition to the terms of the Options and the Securities issuable upon exercise thereof, the provisions, if any, for a holder of such Options who validly exercises all Options issued to such holder to subscribe for unsubscribed Securities (issuable pursuant to unexercised Securities Options issued to other holders) to the extent such Securities Options have not been exercised.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by Venable, Baetjer and Howard, LLP, Baltimore, Maryland.

                                    EXPERTS

     The financial statements as of December 31, 1995 included in this Prospectus have been so included in reliance on the report of Grant Thornton LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            FINANCIAL STATEMENTS AND
                             REPORT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

                          DOCTORS HEALTH SYSTEM, INC.

                               DECEMBER 31, 1995
                                      AND
                                 MARCH 31, 1996
                                  (UNAUDITED)

                                    CONTENTS

                                                                                                                          PAGE
Report of Independent Certified Public Accountants.....................................................................     F-3
Consolidated Financial Statements
  Balance Sheet........................................................................................................     F-5
  Statement of Operations..............................................................................................     F-6
  Statement of Stockholders' Equity....................................................................................     F-7
  Statement of Cash Flows..............................................................................................     F-8
Notes to Consolidated Financial Statements.............................................................................     F-9
Schedule II Valuation and Qualifying Accounts..........................................................................     F-23

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

BOARD OF DIRECTORS AND STOCKHOLDERS
DOCTORS HEALTH SYSTEM, INC.

     We have audited the accompanying consolidated balance sheet of Doctors Health System, Inc. (a Maryland corporation) and Affiliates as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period February 24, 1995 to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Doctors Health System, Inc., and Affiliates as of December 31, 1995, and the consolidated results of their operations and their consolidated cash flows for the period February 24, 1995 to December 31, 1995, in conformity with generally accepted accounting principles.


     We have also audited Schedule II -- Valuation and Qualifying Accounts for the period February 24, 1995 to December 31, 1995. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.


/s/ Grant Thornton LLP
Baltimore, Maryland
February 26, 1996

                       CONSOLIDATED FINANCIAL STATEMENTS

                          DOCTORS HEALTH SYSTEM, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                                           MARCH 31, 1996
                                                                                  DECEMBER 31,                       PRO FORMA
                                                                                      1995           (UNAUDITED)    (UNAUDITED)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents (notes 1, 3 and 7)...............................      $ 2,864,553       $    177,237   $    177,237
  Accounts receivable (net of allowance of $108,885 for doubtful accounts
     (notes 1, 3 and 4)......................................................          961,479          2,361,395      2,361,395
  Note receivable............................................................               --            300,000        300,000
  Other receivables..........................................................          218,170            795,206        795,206
  Prepaid expenses...........................................................          107,004            148,495        148,495
       Total current assets..................................................        4,151,206          3,782,333      3,782,333

PROPERTY AND EQUIPMENT, at cost (notes 1, 2, 4 and 6)
  Furniture and fixtures.....................................................          486,929            696,300        696,300
  Computer equipment.........................................................          667,454            888,116        888,116
  Computer software..........................................................          236,268            266,783        266,783
  Laboratory equipment.......................................................           24,763             37,380         37,380
  Leasehold improvements.....................................................           76,015             86,674         86,674
                                                                                     1,491,429          1,975,253      1,975,253
  Less accumulated depreciation and amortization.............................          123,521            191,753        191,753
                                                                                     1,367,908          1,783,500      1,783,500

OTHER ASSETS (notes 1 and 2)
  Deferred charges (net of accumulated amortization of $40,218)..............          515,322            673,926        673,926
  Accrued interest receivable................................................          159,317            203,256          3,314
  Intangibles (net of accumulated amortization of $2,187)....................           63,421             60,226         60,226
  Deposits...................................................................           19,866             22,912         22,912
                                                                                       757,926            960,320        760,378
                                                                                   $ 6,277,040       $  6,526,153   $  6,326,211

The accompanying notes are an integral part of these financial statements.

                          DOCTORS HEALTH SYSTEM, INC.

                                                                                                           MARCH 31, 1996
                                                                                  DECEMBER 31,                       PRO FORMA
                                                                                      1995           (UNAUDITED)    (UNAUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Notes payable (note 4).....................................................      $   117,856       $ 1,106,577    $ 1,404,528
  Current maturities of long-term obligations (note 5).......................          101,275           106,361        106,361
  Accounts payable...........................................................          304,526           212,397        212,397
  Accrued liabilities
     Compensation............................................................          402,879           471,568        471,568
     Malpractice.............................................................          244,890           156,506        156,506
     Medical claims..........................................................               --           113,941        113,941
     Other...................................................................          180,920           364,485        353,662
          Total current liabilities..........................................        1,352,346         2,531,835      2,818,963

LONG-TERM OBLIGATIONS
  Notes payable -- related parties (notes 5 and 12)..........................        1,002,108         1,185,270      1,185,270
  Long-term obligations, less current maturities (note 5)....................          386,361           393,992        393,992
                                                                                     1,388,469         1,579,262      1,579,262

OTHER LIABILITIES
  Deferred provider payments.................................................               --           191,983        191,983
  Rent abatement.............................................................           64,000            97,195         97,195
                                                                                        64,000           289,178        289,178

COMMITMENTS AND CONTINGENCIES (note 7).......................................               --                --             --

REDEEMABLE CONVERTIBLE PREFERRED STOCK
  (notes 3, 7, 8 and 12)
     6.5% cumulative, Series A, $5 par value, authorized and issued 1,000,000
       shares (liquidation value $2,500,000).................................        5,275,800         5,357,055             --
     Less subscription receivable............................................       (2,500,000)       (2,500,000)            --
                                                                                     2,775,800         2,857,055             --
     9.75% cumulative, Series B, $11.25 par value, authorized and issued
       355,556 shares (liquidation value $4,000,000).........................        4,032,500         4,130,015             --
                                                                                     6,808,300         6,987,070             --

STOCKHOLDERS' EQUITY (notes 9, 10 and 11)
  Common Stock
     Class A, $.01 par value, authorized 20,700,000 shares, issued and
       outstanding 800,000 shares............................................            8,000             8,000          8,000
     Class B, $.01 par value; authorized 10,000,000; issued and outstanding
       2,200,000 shares......................................................           22,000            23,650         23,650
     Class C, $.01 par value; authorized 29,050,000; issued and outstanding
       855,556 shares (pro forma)............................................               --                --          8,556
  Additional paid in capital.................................................          122,948           125,698      6,617,142
  Accumulated deficit........................................................       (3,489,023)       (5,018,540)    (5,018,540)
                                                                                    (3,336,075)       (4,861,192)     1,638,808
                                                                                   $ 6,277,040       $ 6,526,153    $ 6,326,211

The accompanying notes are an integral part of these financial statements.

                          DOCTORS HEALTH SYSTEM, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                THREE MONTHS     FEBRUARY 24, 1995
                                                                          FEBRUARY 24, 1995        ENDED                TO
                                                                                 TO            MARCH 31, 1996     MARCH 31, 1995
                                                                          DECEMBER 31, 1995     (UNAUDITED)         (UNAUDITED)
REVENUES
  Net physician billings (note 13).....................................      $ 4,104,524        $  2,611,574         $ 445,108
  Global capitated contractual income..................................               --             106,349                --
  Capitated gatekeeper income..........................................          600,760             339,619            29,268
  Interest and other income............................................          211,427              51,925            20,824
                                                                               4,916,711           3,109,467           495,200
EXPENSES
  Contracted physician services........................................        2,033,186           1,097,408           179,154
  Global capitated contractual expense.................................               --             126,349                --
  Care center costs
     Salaries and benefits.............................................        1,315,185             798,353            34,700
     Medical services..................................................          266,859             117,644             4,437
     Administration....................................................        1,248,641             548,045            40,516
  Corporate costs
     General and administrative........................................        1,314,163             551,501           271,726
     Salaries and benefits.............................................        1,624,436           1,026,597           125,816
     Depreciation and amortization.....................................          165,926              82,229             4,391
  Interest expense.....................................................          129,038             112,088             7,690
                                                                               8,097,434           4,460,214           668,430
       Net loss before income taxes....................................       (3,180,723)         (1,350,747)         (173,230)
Income tax expense (note 14)                                                          --                  --                --
       NET LOSS........................................................      $(3,180,723)       $ (1,350,747)        $(173,230)
Pro forma net loss per share...........................................      $      (.92)       $       (.34)        $    (.07)
Pro forma weighted average number of shares outstanding, assuming
  conversion of preferred shares to common.............................        3,474,232           3,924,457         2,500,000

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                          DOCTORS HEALTH SYSTEM, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                          COMMON STOCK --        COMMON STOCK --      ADDITIONAL
                                              CLASS A                CLASS B           PAID-IN      ACCUMULATED
                                          SHARES    AMOUNT      SHARES      AMOUNT     CAPITAL        DEFICIT         TOTAL
BALANCE AT FEBRUARY 24, 1995..........    800,000   $ 8,000           --   $     --   $      198    $        --    $     8,198
  Net loss for the period.............         --        --           --         --           --     (3,180,723)    (3,180,723)
  Issuance of common stock purchase
     warrants for services (note
     11)..............................         --        --           --         --      370,000             --        370,000
  Issuance of Class B common stock....         --        --    2,200,000     22,000           --             --         22,000
  Issuance costs, Series A Preferred
     Stock............................         --        --           --         --     (165,000)            --       (165,000)
  Issuance costs, Series B Preferred
     Stock............................         --        --           --         --      (90,000)            --        (90,000)
  Series A Preferred Stock dividend
     accretion........................         --        --           --         --           --       (275,800)      (275,800)
  Series B Preferred Stock dividend
     accretion........................         --        --           --         --           --        (32,500)       (32,500)
  Members' capital contributions......         --        --           --         --        7,750             --          7,750
Balance at December 31, 1995..........    800,000     8,000    2,200,000     22,000      122,948     (3,489,023)    (3,336,075)
  Net loss for the period.............         --        --           --         --           --     (1,350,757)    (1,350,757)
  Issuance of Class B Common Stock....         --        --      165,000      1,650           --             --          1,650
  Members' capital contributions......         --        --           --         --        2,750             --          2,750
  Series A Preferred Stock dividend
     accretion........................         --        --           --         --           --        (81,255)       (81,255)
  Series B Preferred Stock dividend
     accretion........................         --        --           --         --           --        (97,515)       (97,515)
BALANCE AT MARCH 31, 1996 (unaudited).    800,000   $ 8,000    2,365,000   $ 23,650   $  125,698    $(5,018,540)   $(4,861,192)

* All share amounts have been restated to give effect to a two-for-one stock split.

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                          DOCTORS HEALTH SYSTEM, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                THREE MONTHS     FEBRUARY 24, 1995
                                                                          FEBRUARY 24, 1995        ENDED                TO
                                                                                 TO            MARCH 31, 1996     MARCH 31, 1995
                                                                          DECEMBER 31, 1995     (UNAUDITED)         (UNAUDITED)
Increase (decrease) in cash and
  cash equivalents
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss.............................................................      $(3,180,723)       $ (1,350,747)       $  (173,230)
  Adjustments to reconcile net loss to net cash used in operating activities
       Depreciation and amortization...................................          165,926              82,229              4,391
       Provision for uncollectible accounts receivables................          108,885             127,915                 --
       Changes in assets and liabilities, net of effects of medical practice receivables acquired
          Accounts receivable..........................................          (32,246)         (1,109,426)          (169,672)
          Prepaid expenses and other receivables.......................         (484,491)           (957,966)          (178,218)
          Accounts payable.............................................          278,139            (106,374)           103,830
          Accrued and other liabilities................................          978,652             298,529             74,362
          Organizational costs and deferred charges....................         (185,540)           (169,405)          (125,000)
            Net cash used in operating activities......................       (2,351,398)         (3,185,245)          (463,537)
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment...................................         (861,375)           (458,136)           (59,671)
  Deposits.............................................................          (19,866)               (654)           (30,825)
            Net cash used for investing activities.....................         (881,241)           (458,790)           (90,496)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds from issuance of preferred stock........................        6,245,000                  --          1,835,000
  Borrowings under line-of-credit agreement............................               --           1,000,000                 --
  Principal payments on long- term obligations.........................         (143,297)            (24,125)            (4,343)
  Payment on notes payable.............................................          (12,461)            (21,906)                --
  Members' capital contributions.......................................            7,750               2,750              4,500
            Net cash provided by financing activities..................        6,096,992             956,719          1,835,157
Net increase (decrease) in cash and cash equivalents...................        2,864,353          (2,687,316)         1,281,124
Cash and cash equivalents at beginning of period.......................              200           2,864,553                200
Cash and cash equivalents at end of period.............................      $ 2,864,553        $    177,237        $ 1,281,324

   The accompanying notes are an integral part of these financial statements.

                          DOCTORS HEALTH SYSTEM, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

NOTE 1 -- BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Doctors Health System, Inc. (DHS) was incorporated in June, 1994 under the laws of the State of Maryland, and its activities were formative and insignificant until it commenced operations in February 1995. The Company's business is to provide health care services, obtain managed care contracts, manage physician practices, and operate as a third party administrator. DHS is developing a regional integrated health care delivery system through contracts with primary care physicians ("PCPs"), specialist physicians, hospitals and other health care providers. DHS and its affiliates currently provide services throughout several regions in Maryland.

     DHS conducts its operations through the following wholly owned and majority owned subsidiaries and affiliated medical groups under long-term physician service organization (PSO) agreements:


Subsidiaries
  Doctors Health System Primary Care IPA, Inc.
     (inactive during 1995)...............................................................   100.0% owned
  Doctors Health System-Medalie Equipment
     Corporation (inactive during 1995)...................................................   100.0% owned
  WomanCare IPA, LLC (inactive during 1995)...............................................    87.5% owned

Affiliates
  Baltimore Medical Group, LLC (Baltimore Medical)
  Carroll Medical Group, LLC (Carroll Medical)


     Baltimore Medical and Carroll Medical are engaged in the practice of medicine and the state in which DHS operates prohibits it from owning an organization which engages in the practice of medicine. Both of these entities are parties to PSO and Practice Participation Agreements with grant DHS unilateral and perpetual control over their operations, personnel, facilities and business activities. DHS has agreed to assume the responsibility for all operating expenses, to provide financial management, information systems, marketing, advertising, risk management and administrative support for utilization review and quality care, among other services. Revenue for medical care services provided is billed and collected by DHS on behalf of the affiliates. The amounts collected by DHS, less the allocated costs attributable to the medical practice and provision of related health care services by the physician, are remitted to the respective affiliates , from which they are obligated to pay base employee physician salaries. An incentive bonus, if any, to be paid to employee physicians shall be determined by the Management Committee of each core medical group. DHS receives fees, for services provided to the CMG's laboratory facilities, which fees amounted to $222,300 in 1995 and have been eliminated in consolidation.


     The PSO agreements, as amended to reflect the intent of the parties, generally have terms of 30 years, renew automatically for successive 10 year periods, and may only be terminated for cause by the Affiliate. The Company may unilaterally terminate the agreement with cause. The agreements (i) require the Company to continue to invest capital for facilities, equipment and fixtures for use in the medical practices (ii) employ the majority of non-physician professional and administrative personnel (iii) recruit new PCPs and other medical personal and (iv) negotiate, enter into, administer and terminate contractual arrangements on behalf of the Affiliates.


     As indicated above, DHS has unilateral control over the assets and non-medical operations of its affiliates through various contractual arrangements, notwithstanding the lack of majority of ownership of such entities. As a result of this control, a parent-subsidiary relationship under generally accepted accounting principles exists; therefore, DHS has consolidated the financial statements of the affiliates from the inception of their operations. It is the Company's belief that consolidation is necessary to present fairly the financial position and results of operations of the Company.


     Baltimore Medical and Carroll Medical, which were formed in February, 1995 and November, 1995 are owned by the Employee Member Physicians who are general and/or limited partners in Maryland Holdings Limited Partnership (MHLP). At December 31, 1995, MHLP owned approximately 47.8% of the outstanding shares of DHS on a fully diluted basis. The shares owned by MHLP in DHS were issued in contemplation of having approximately 66 full-time equivalent physicians being admitted as limited partners. Accordingly, the group of 66 physicians are considered to be founders. Two of these founders, Drs. Rifkin and Kimmel, collectively own 4.4% of DHS directly, are part owners of the 1% general partner of

                          DOCTORS HEALTH SYSTEM, INC.

MHLP, limited partners in MHLP and Member Physicians of Baltimore Medical. As of December 31, 1995, there were 31 founding physicians who were member, general and/or limited partners in MHLP. Subsequent to December 31, 1995, either through acquisition or by letters of intent, the Company has reached the scheduled number of limited partner physicians set forth in the MHLP partnership agreement. The 1% general partner of MHLP is BMGGP, Inc., which is owned equally by 17 of the MHLP limited partner physicians. The 99% limited partners of MHLP are currently Member Physicians employed by of either Baltimore Medical or Carroll Medical.


  ACQUISITION OF ASSETS OF AND EMPLOYMENT OF FOUNDING PCPS

     In connection with its formation strategy, each founding PCP who was employed by DHS (generally by either Baltimore Medical or Carroll Medical) agreed to transfer certain of their medical practice fixed assets at their historical depreciated book value in exchange for cash, their patient receivables for a promissory note and/or cash and certain intangible assets in exchange for a 1.5% fully diluted limited partnership interest in MHLP.


     A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.


  BASIS OF PRESENTATION

     The consolidated financial statements of Doctors Health System, Inc. ("DHS" or the "Company") include its wholly-owned and majority-owned subsidiaries, Doctors Health System Primary Care IPA, Inc., Doctors Health System -- Medalie Equipment Corporation, and WomanCare IPA, LLC, and its commonly owned or controlled affiliates, Baltimore Medical and Carroll Medical from the date of their affiliation. All significant inter-entity and intercompany balances and transactions are eliminated.


  REVENUE RECOGNITION

     Revenues for physician services are generated from direct patient and third-party billing and are recognized when services are performed. These revenues are recorded net of adjustments and allowances resulting from the difference between the customary and usual rates for physician services and amounts reimbursable by government agencies (i.e., Medicare and Medicaid), commercial insurance carriers and other health insurance programs.

     During 1995, approximately 12.9% of the Company's net revenues came from gatekeeper capitated contracts on which the Company received a fixed, prepaid monthly fee for each enrolled life in exchange for providing primary care medical services. The balance of the Company's revenues were derived from medical care delivered on a fee for services basis. In the future, the Company expects to derive a significant portion of its revenues from global capitated contracts.

  MEDICAL SUPPLIES

     The Company expenses the cost of routine medical and laboratory supplies when purchased.

  INCOME TAXES

     DHS is a corporation subject to federal and state income taxes. Deferred income taxes result from the future tax consequences associated with temporary differences between the amount of assets and liabilities recorded for financial accounting and income tax purposes. Currently, these temporary differences relate primarily to net operating loss carryforwards and depreciation differences. Future use of the net operating loss carryforwards by the Company may be limited due to certain changes in control as provided for in the Internal Revenue Code.

     Certain of the consolidated affiliates are limited liability companies
(LLCs), which are treated as partnerships for federal and state income tax purposes. The Company's compensation plans for physicians result in these entities reporting little or no taxable income. To the extent that additional amounts are paid to member physicians to cover income tax expense incurred, they will be reported as distributions. These amounts are not deductible for federal or state income tax purposes.

                          DOCTORS HEALTH SYSTEM, INC.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  ACCOUNTS RECEIVABLE

     Accounts receivable consist of amounts due from Federal and state government agencies, commercial insurance companies, other health insurance programs and private pay patients. Accounts receivable reflect an allowance for uncollectible accounts based on historical information, current payor mix, and trends in the health care industry.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, ranging from three to ten years. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter. Leased property under capital leases is amortized over the lives of the respective leases or over the service lives of the assets, whichever is shorter. The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes and accelerated methods are used for tax purposes. Routine maintenance and repairs are charged to expense as incurred.

  DEFERRED CHARGES AND INTANGIBLE ASSETS

     Deferred charges are comprised of deferred loan acquisition costs, deferred physician employment contract costs and organization costs. These costs are being amortized to operations on the straight-line basis over the term of the loan (25 months), the term of the employment agreements (generally, 10 years) and five years for organization costs.

     Intangible assets consist of the excess of the purchase price paid over the fair market value of net assets acquired (goodwill) from a retiring physician. Intangible assets are being charged to income over 10 years, or the period of the initial employment agreement with the physician whose practice has been acquired, whichever is shorter. Management does not believe that any current factors indicate an impairment of goodwill acquired. Management will review the carrying value at each future reporting period to determine if any impairment has occurred.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Cash and cash equivalents, accounts receivable, notes payable, accounts payable, and accrued liabilities are reflected in the financial statements at fair value because of the short maturity of those instruments. The fair values of the Company's other financial instruments are disclosed in note 12.

  USE OF ESTIMATES

     In preparing financial statements in accordance with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  NEWLY ISSUED ACCOUNTING STANDARDS

     Management does not anticipate that the provisions of Statement of Financial Accounting Standard No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, which is effective for years beginning after December 15, 1995, will have a material impact on the Company's financial statements.


     In October 1995, Statement of Financial Accounting Standards (SFAS) No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, was issued. As permitted by SFAS No. 123, the Company will continue to follow the accounting provisions of Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, for applicable transactions with

                          DOCTORS HEALTH SYSTEM, INC.

employees. The Company will adopt the accounting provisions of SFAS No. 123 for transactions entered into after December 15, 1995 with individuals or organizations other than employees. The Company plans to adopt the disclosure requirements of SFAS No. 123 in 1996. Management believes that adoption of SFAS No. 123 will not have a material effect on the Company's financial statements.

NOTE 2 -- RISKS AND UNCERTAINTIES

     It is reasonably possible that future near term events may result in changes in estimates that would be material to the financial statements. Significant estimates are as follows:

  LIQUIDITY

     The foregoing business description discusses the current nature of the Company's operations. The Company has not yet obtained the desired number of contracts for prepaid (capitated) medical services. Many of these contracts are currently being negotiated. Management plans to enter into contracts during 1996 on a schedule that integrates the Company's physician recruiting effort with the obligation to provide health care services. At December 31, 1995, management believes that the consolidated financial position, equity and results of operations of the Company are consistent with its business plan. Management intends to conduct operations in 1996 in accordance with that plan and expects to have adequate capital to conduct its operations. There is no assurance that the company will meet its plan, attain the necessary contracts required or implement its plan profitably.

  ACQUISITION OF MEDICAL PRACTICE ASSETS


     The Company has acquired certain tangible assets, patient receivables and contract rights of 31 practices as of December 31, 1995. These have been accounted for as asset purchases at the founders' cost. Generally the contracts with individual physicians provide for a nine month period during which the parties may cancel the contract. If this option is exercised, the Company and the physician would be restored to their respective positions before the acquisition. In the acquisition process, the Company uses the services of outside professionals. The expenses and fees incurred for these professional services are considered part of the acquisition cost and are capitalized in the financial statements as deferred acquisition costs. In the event that a physician exercises his option to leave, the Company charges any unamortized deferred costs associated with the acquisition to operations in the period when notice of withdrawal is received. At May 1, 1996, 9 of these physicians (unaudited) have remaining reacquisition options for periods expiring through August 1996. There has been one cancellation by a physician. This cancellation did not require the disbursement of cash or other assets since the transaction was never funded.


  INVESTMENT IN TANGIBLE ASSETS AND INFRASTRUCTURE

     For the year ended December 31, 1995, the majority of the Company's revenue resulted from the delivery of health care services on a fee for service basis. In order to achieve its business objectives and to recover amounts that have been invested in tangible assets, the formation of the infrastructure and development of the business, it is necessary for management to obtain long-term contracts for global capitated care with a number of payors. In the event these contracts are not obtained, the Company would most likely be unable to generate sufficient revenues to cover its ordinary and necessary expenses. Many of the contracts are in negotiation at December 31, 1995 and management expects that they will come to fruition within the next operating cycle. If that level of operations is not achieved these assets may be impaired since the Company would not require all of the assets owned or leased.

NOTE 3 -- LOAN AGREEMENT AND GUARANTEE

     In December 1995 DHS entered into a loan agreement with its commercial bank, under which DHS may request advances up to a maximum of $4 million. Interest on advances is payable monthly and is calculated based on the bank's prime rate, unless DHS designates a portion of the advances to be subject to the Eurodollar rate plus .75%. All advances are due at December 31, 1997. No advances under the agreement were outstanding at December 31, 1995; however, during 1995

                          DOCTORS HEALTH SYSTEM, INC.

advances were outstanding under a similar prior agreement. The bank has the right to offset DHS demand deposit accounts with the bank against any past due amounts.

     The loan agreement is guaranteed by the holder of DHS Series B Preferred Stock. The guarantee is collateralized by a security interest in all receivables and the PSO between DHS and Baltimore Medical. The guarantee agreement also provides for certain restrictions on DHS, including limitations on incurrence of additional debt and reduction of amounts due from the Series A Preferred Stockholder. Upon redemption of the Series B Preferred Stock in connection with issuance of "junior stock" to a holder whose interests are deemed adverse to the guarantor, then DHS is required to obtain a release of the guarantee. As consideration for the guarantee, DHS issued a warrant valued at $370,000 for the purchase of its common stock (see note 11).


NOTE 4 -- NOTES PAYABLE

     Baltimore Medical has an agreement with its commercial bank that provides for a line of credit for $150,000 that matures on February 29, 1996. Interest accrues on advances at the bank's prime rate plus 1 1/2% per annum (10% effective rate at December 31, 1995) and is payable monthly. The line is collateralized by accounts receivable and certain equipment. Advances under the line were $57,000 at December 31, 1995. The Company is required to be out of the line for 90 days annually. In February 1996, the Company and the bank agreed to revised terms that extended the maturity to February 28, 1997, reduced the borrowing limit to $100,000, and reduced the interest rate to the bank's prime rate plus 1/2%.

     In connection with the acquisitions of individual medical practice assets, the Company is obligated on short-term notes payable to two member physicians aggregating approximately $23,400 at December 31, 1995.

     The Company is also obligated on a note payable to an employee physician in the amount of $37,500. The note bears interest at 10%. Approximately one-half of the balance was paid in January 1996, and the remainder is due in June 1996.

NOTE 5 -- LONG-TERM OBLIGATIONS

     Long-term obligations at December 31, 1995 are comprised as follows:

Notes payable -- related parties........................................................   $1,002,108
Capital lease obligations...............................................................      487,636
                                                                                           ----------
                                                                                            1,489,744
Less current maturities of lease obligations............................................      101,275
                                                                                           ----------
                                                                                           $1,388,469
                                                                                           ==========


     The Company is obligated on notes payable to various physicians, who are partners in MHLP and members of either Baltimore Medical or Carroll Medical, in connection with the original contribution of the accounts receivable from the physicians' former practices to MHLP. The notes bear interest at rates ranging from 9.75% to 10% and the notes mature in the event of: (i) termination of the respective Professional Services Employment Agreements, (ii) a liquidating distribution to the stockholders of DHS, (iii) combination, consolidation or merger where DHS is not the survivor, (iv) disposal of substantially all of DHS' assets, or (v) a public offering with a certain issuance amount to DHS. The notes may be reduced or adjusted based on receivable collections and may be prepaid without penalty. These notes have been classified as long-term since repayment is not expected in the next operating cycle.

NOTE 6 -- CAPITAL LEASE OBLIGATIONS

     The Company has entered into a capital lease for computer equipment and software. Also, in connection with the acquisition of a medical practice, the Company assumed a capital lease for certain laboratory equipment. These leases are noncancelable and have terms that expire at various dates through 1999. Assets under capital leases as of December 31, 1995 approximated:

                          DOCTORS HEALTH SYSTEM, INC.

Software..................................................................................   $220,000
Computer equipment........................................................................    380,300
Laboratory equipment......................................................................     24,800
                                                                                              625,100
Less accumulated depreciation.............................................................     46,800
                                                                                             $578,300

     Following is a schedule by year of future minimum lease payments under capital leases, together with the present value of the minimum payments at December 31, 1995:

1996......................................................................................   $162,634
1997......................................................................................    162,634
1998......................................................................................    156,451
1999......................................................................................    153,835
                                                                                              635,554
Less amount representing interest.........................................................    147,918
Present value of future minimum lease
  payments................................................................................   $487,636
Current maturities........................................................................   $101,275
Long-term obligations.....................................................................    386,361
                                                                                             $487,636

NOTE 7 -- COMMITMENTS AND CONTINGENCIES

  MALPRACTICE COVERAGE

     The Company has purchased a claims-made policy with coverage limits of $1 million per medical professional per incident and $3 million annual aggregate per medical professional. The Company has obtained retroactive coverage for physicians that were not previously covered by the current carrier (prior to the physician's affiliation with DHS). The 1995 financial statements include an estimate to cover future costs that may arise from claims that have been incurred but not reported. Management believes that losses and costs related to unknown incidents not provided for, if any, would not be material to the financial position, liquidity or results of operations of the Company.

     Pursuant to an agreement dated December 1, 1995, the prior written approval of the Series B Preferred Stockholder is required in connection with decisions regarding medical malpractice coverage for the Company, participating physicians and affiliated entities. Such decisions include, for example, selection of the underwriter, form of the insurance policy and premium payment provisions. The Company must make certain payments to the Series B Preferred Stockholder if the required approval is not obtained. The Series B Preferred Stockholder agrees to provide medical malpractice coverage to the Company for premiums consistent with its rates as approved by the Maryland Insurance Administration. In addition, the Series B Preferred Stockholder will consider alternative insurance programs to meet the Company's special needs and will request any necessary approvals for such alternative programs from the Maryland Insurance Administration. This agreement terminates upon the earlier of a change in control of the Company or termination of the loan guarantee provided by the Series B Preferred Stockholder.

  HEALTH CARE DELIVERY COSTS

     The Company has contracts with physician groups to provide health care services to participants enrolled in certain health maintenance plans. The expenses associated with these contracts are recorded as incurred over the contract term. The Company's responsibility for the cost of continued care is limited to amounts paid to its primary care physicians. Apart from primary care, the Company's responsibility is to refer enrolled members to the appropriate specialist and/or care facility, as provided in the contract.

                          DOCTORS HEALTH SYSTEM, INC.

     The Company is negotiating future global capitated contracts with various payors of health care services that contain provisions, including performance criteria, that may increase the Company's risk.

     The Company competes for physicians with other managed health care providers in the geographic area in which it does business. The Company's ability to obtain managed care contracts is dependent upon the development of a sufficient number of physicians.

  EMPLOYEE BENEFIT PLANS

     Effective January 1, 1996, the Company adopted a 401(k) Plan (the Plan) covering all its employees. Subject to certain limitations, participants may elect to defer a portion of their compensation as contributions to the Plan. The Company will make matching contributions of 50% of each participant's contribution up to six percent of the participant's salary. Participants vest in the Company's contributions at the rate of 20% per year beginning in 1997.

     Effective February 1, 1996, the Company adopted a Flexible Benefits Plan covering all full-time employees. Subject to certain limitations, the Company may make "nonelective contributions" on behalf of employees and employees may elect to defer a portion of their compensation as "flexible pay contributions" to pay for certain covered expenses.

  OPERATING LEASES

     The Company conducts its operations at leased facilities and uses leased office equipment under noncancelable operating leases. Certain of the leased facilities are owned by physicians who have membership interests in Affiliates. The operating leases have initial terms that expire at various times through 2008 and, generally, provide for renewal for various periods at stipulated rates. Some of the operating leases provide that the Company pay taxes, maintenance, insurance and other occupancy costs applicable to leased premises. Total rent expense for all operating leases approximated $418,000 ($30,300 for leased property owned by member physicians) in 1995. In 1996, the Company entered into an operating lease for additional office space for its corporate headquarters. Minimum rental commitments, excluding sublease income, under operating leases as of December 31, 1995, with existing or renewable terms greater than one year are as follows:

                                                                                RELATED    UNRELATED
1996.........................................................................   $23,600    $  725,700
1997.........................................................................        --       763,900
1998.........................................................................        --       790,200
1999.........................................................................        --       765,700
2000.........................................................................        --       797,000
Thereafter...................................................................        --     1,205,700

  CASH AND CASH EQUIVALENTS

     The Company maintains its cash balances in one financial institution in Maryland. At times the cash balances may exceed the federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

                          DOCTORS HEALTH SYSTEM, INC.

NOTE 8 -- REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The Company is authorized to issue the following shares of redeemable convertible preferred stock at December 31, 1995:

                                                                                           SHARES       SHARES      AGGREGATE
                                                                                         AUTHORIZED     ISSUED        VALUE
6.5% cumulative Series A shares, $5.00 par value......................................    1,000,000    1,000,000    $5,000,000
9.75% cumulative Series B shares, $11.25 par value....................................      355,556      355,556     4,000,000

  PREFERRED STOCK CONVERSION AND REDEMPTION RIGHTS

     Both Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are convertible to Class C Common on a share for share basis at the holder's option, at any time before February 25, 2000. In addition, the Preferred Stock is automatically converted to Class C Common Stock on a share for share basis upon the occurrence of certain events, including a public offering of DHS stock. Only the fully-paid shares are subject to conversion. The effects on the Company's capital accounts, assuming conversion is reflected in the March 31, 1996 unaudited pro forma balance sheet.


     Between March 1 and June 1, 2000, the Series A and Series B Convertible Preferred Stockholders have the right to require DHS to redeem all of their shares at the greater of fair market value (as determined by an independent appraiser selected jointly by the parties) or the issuance price plus unpaid dividends and interest thereon. Upon expiration of these rights, and if the shares are not otherwise converted to Class C Common Stock, DHS has the right to redeem the outstanding shares at the issuance price plus unpaid dividends and interest thereon for Series A Preferred Stock. It may also redeem the Series B Preferred Stock on the same terms that the holders could require DHS to pay on a requested redemption by the holders.

     In addition, upon the occurrence of certain events, Series A and Series B Convertible Preferred Stockholders have the right to require DHS, and DHS has the right, to redeem all of the respective preferred shares then held. In the event of any non-compliance (as defined) the Preferred Stock is mandatorily redeemable. If DHS decides to take certain actions without the approval of the Series A and Series B Convertible Preferred Stockholders then the Preferred Stockholders have the right to require DHS to redeem all of their outstanding shares. In the foregoing instances the redemption price is the greater of fair market value or the issuance price plus unpaid dividends and interest thereon. If DHS elects to enforce certain non-competition covenants with the Series B Preferred Stockholder, then the holder may require DHS to redeem the shares held for the greater of $4.8 million or par value plus unpaid dividends and interest thereon. If DHS issues Series A Junior Stock or Series B Junior Stock to holders deemed to have interests adverse to the respective Preferred Stockholder, then the holder may require DHS to redeem their shares at the greater of: (1) the purchase price of the adverse junior stock on a fully diluted basis, (2) fair market value, or (3) one and one-half (1 1/2) times the liquidation preference.

  SERIES A PREFERRED STOCK SUBSCRIPTION RECEIVABLE

     As partial consideration for the issuance of Series A Preferred Stock, DHS received a note in the original amount of $3 million ($2.5 million balance at December 31, 1995). The note bears interest at 6.5% per annum, compounded quarterly, and interest is payable only to the extent that DHS pays dividends on the Series A Preferred Stock. The parties have the right to offset like amounts of dividends and interest.

     Scheduled note payments are subject to deferral at the option of DHS until February 14, 1998, but interest continues to accrue on any unpaid balance. As of December 31, 1995, DHS had elected to defer $750,000 of scheduled 1995 payments. Upon redemption or conversion of Series A Preferred Stock, any unpaid principal on the note is to be canceled in an amount equal to five dollars times the number of shares converted or redeemed. DHS has the option to require payment of any outstanding principal and interest on February 14, 1998, or DHS may elect to redeem the outstanding Series A Preferred Stock and cancel the remaining principal and interest.

                          DOCTORS HEALTH SYSTEM, INC.

  PREFERRED STOCK DIVIDENDS

     Series A Convertible Preferred Stock accrues dividends quarterly at the rate of thirty-two and one half cents ($0.325) per share per annum beginning on February 24, 1995. Unpaid dividends accrue interest at the rate of 6.5% per annum, compounded quarterly, and may be offset by the Company against any unpaid interest that is owed by the holders of the Series A Convertible Preferred Stock under the related note receivable.

     Series B Convertible Preferred Stock accrues dividends quarterly at the rate of one dollar and nine and seven tenths cents ($1.097) per share per annum beginning December 1, 1995. Unpaid dividends accrue interest at the rate of 9.75% per annum, compounded quarterly.

     Until April 1, 2000, payment of dividends on Series A Preferred Stock and Series B Preferred Stock are only permitted in the event of redemption, conversion or liquidation, and, in any event, dividends on Series B Preferred Stock may only be paid after all dividends and interest on the Series A Convertible Preferred Stock have been satisfied. Beginning April 1, 2000, dividends on Series A Preferred Stock and Series B Preferred Stock will accrue at a rate equal to the prime rate plus 100 basis points.

     Cumulative Series A and Series B Preferred Stock accrued and undeclared dividends at December 31, 1995 are as follows:

Series A................................................................   $275,800
Series B................................................................     32,500
                                                                           $308,300

     The Company's cumulative Series A and Series B Preferred Stock are subject to redemption; accordingly, for financial reporting purposes accrued dividends are reflected as an accretion in the value of the preferred stock with a corresponding reduction in stockholders' equity to reflect redemption value.

  PREFERRED STOCK LIQUIDATION PREFERENCES

     Upon liquidation or dissolution of DHS, the Series A and Series B Preferred Stockholders are entitled to receive a liquidating distribution in an amount equal to the greater of: (i) the fair market value (as defined) per share of the respective series of preferred stock or (ii) the original purchase price per share of the respective stock. The distribution will also include all unpaid cumulative dividends and accrued interest thereon; however, the total distribution amount due to each preferred stockholder is limited to the amount of cash paid to DHS for the purchase of the respective shares. No distribution will be paid to the Series B Preferred Stockholder until all amounts due to the Series A Preferred Stockholder have been fully paid.

NOTE 9 -- STOCKHOLDERS' EQUITY

     Doctors Health System, Inc. was capitalized and received its initial funding on February 24, 1995. On December 1, 1995 the Company amended and restated its corporate charter. This amendment authorized issuance of the following shares of capital stock by DHS:

                                                                                                 SHARES
                                                                                   SHARES      ISSUED AND      PAR
                                                                                 AUTHORIZED    OUTSTANDING    VALUE
Preferred Common Stock........................................................    1,000,000            --     $0.01
  Class A.....................................................................   20,700,000       800,000      0.01
  Class B.....................................................................   10,000,000     2,200,000      0.01
  Class C.....................................................................   29,050,000            --      0.01
                                                                                 60,750,000     3,000,000

     All DHS stockholders are parties to an agreement dated December 1, 1995, that restricts transfer of DHS stock. The agreement terminates upon occurrence of certain specified events, including a public offering of DHS stock. Under the terms

                          DOCTORS HEALTH SYSTEM, INC.

of the stockholders' agreement, the Company may be required to purchase shares of the Company's capital stock in certain circumstances, such as: (a) Class A Common Stock owned by management stockholders, in the event of their death or disability, if other management stockholders do not exercise their rights to acquire the shares offered, in which case DHS is required to purchase all of the offered shares at fair market value (as agreed to by the parties or as determined by an independent appraisal); (b) Class A Common Stock purchased by Dr. Rifkin or Dr. Kimmel after December 1, 1995, if their employment is terminated, in which case DHS is required to purchase these shares at fair market value (as agreed to by the parties or as determined by an independent appraisal); (c) Class A Common Stock owned by other management stockholders if their employment is terminated and the remaining management stockholders do not exercise their rights to acquire the shares offered, then DHS is required to purchase all of the shares offered. If termination is without cause, the purchase price is based on fair market value (as agreed to by the parties or as determined by an independent appraisal). If termination is with cause, then the purchase price is the lesser of $1 per share or the original issuance cost of the shares. At December 31, 1995, 600,000 shares of Class A Common Stock were subject to such repurchase requirement. If DHS is required to purchase shares of the management stockholder under the foregoing circumstances, then all accrued dividends due to Series A and Series B Preferred Stockholders must first be paid,(d) All classes of capital stock -- upon the occurrence of an involuntary transfer involving any of its outstanding capital stock, DHS has the right of first refusal to purchase the offered shares at fair market value (as agreed to by the parties or as determined by an independent appraisal).

     All classes of Common Stock have the same preferences, rights and voting powers. A portion of the Class A Common Stock is reserved for issuance upon exercise of warrants, and a portion of the Class C Common Stock is reserved for issuance to the holders of Series A Preferred Stock and Series B Preferred Stock upon conversion of those shares of stock. During 1994, the Company issued Class A Common Stock to the originating stockholders.

  OTHER OWNERS' EQUITY

     The consolidated financial statements include the consolidated accounts of DHS consolidated with commonly owned or controlled Affiliates.

     Baltimore Medical and Carroll Medical are limited liability companies
(LLCs) organized under the laws of the State of Maryland in February 1995 and November 1995, respectively. Each LLC will continue in existence until December 31, 2025, unless terminated sooner in accordance with their respective operating agreements. All of the Member Physicians of the LLCs are active physicians who are limited partners in MHLP. At December 31, 1995, the LLCs were the primary contracting entities the Company contracts with for the delivery of health care services. The contracts of the LLCs provide for exclusivity with DHS, and the LLCs are precluded from contracting with any other party. At December 31, 1995, the contributions to members' capital were as follows:

Baltimore Medical Group, LLC.................................................................   $6,500
Carroll Medical Group, LLC...................................................................    1,250

     Doctors Health System Primary Care IPA, Inc., (DHS Primary Care) a wholly-owned subsidiary of DHS, was organized in March, 1995, to form a non-exclusive network of primary care and specialist physicians to provide health care services. DHS Primary Care had not commenced operations at December 31, 1995.

     Doctors Health System-Medalie Equipment Corporation (Medalie), a wholly-owned subsidiary of DHS, was organized in December 1995 to acquire and hold equipment to be used in the practice of medicine. Medalie had not commenced operations at December 31, 1995.

     DHS has an 87.5% interest in WomanCare IPA, LLC (WomanCare), which was organized May 1995. The remaining interest in WomanCare is owned by a physician. WomanCare had not commenced operations at December 31, 1995.

NOTE 10 -- STOCK OPTIONS

     DHS has an Omnibus Stock Plan (the Plan) accounted for under APB Opinion 25 and related Interpretations with respect to employee transactions and SFAS No. 123 with respect to transactions with others. The Plan permits DHS to grant

                          DOCTORS HEALTH SYSTEM, INC.

INCENTIVE and NON-QUALIFIED stock options, stock appreciation rights (SARs) and restricted or unrestricted share awards to directors, officers, employees and other key contributors to DHS. SARs entitle the optionee to surrender unexercised stock options for cash or stock equal to the excess of the fair market value of the surrendered shares over the option value of such shares. The Plan is administered by a committee (the Committee) appointed by the Company's Board of Directors. Subject to adjustment as provided in the Plan, the aggregate number of shares of DHS Common Stock which may be awarded is limited to 6,175,000. Shares under any grants that expire unexercised are available for further grant.

     The exercise price and exercise period for stock options is determined by the Committee, provided that the exercise period may not exceed 10 years from the grant date and the exercise price for INCENTIVE stock options may not be less than 100% of the fair market value of the shares on the date the option is granted. INCENTIVE stock options are granted only to employees of DHS.

     On August 10, 1995 and October 18, 1995 DHS granted INCENTIVE stock options to ten employees for a total of 123,380 shares at the exercise price of $0.01 per share, the estimated fair value of the shares at the date of grant. The options become exercisable on various dates ranging from April 1, 1996 through April 1, 2000. Upon exercise, 57,302 shares issued are fully vested and nonforfeitable; the remainder vest ratably over four years. Options may expire or become exercisable, and shares issued may be fully vested, at earlier dates upon occurrence of certain specified events, including a change in control of DHS or the employee's death, disability, retirement, or termination without cause.


     On December 21, 1995, DHS granted NON-QUALIFIED stock options to three employees for a total of 12,500 shares at the exercise price of $0.01 per share. The options become exercisable on December 21, 1996. Upon exercise, 5,000 shares issued are fully vested and nonforfeitable; the remainder vest ratably over four years. Options may expire or become exercisable, and shares issued may be fully vested, at earlier dates upon occurrence of certain specified events, including a change in control of DHS or the employee's death, disability, retirement, or termination without cause. The Company will recognize compensation expense as the options are exercised and the shares vest in future periods, based upon the option price and fair market value at the date of grant.

NOTE 11 -- COMMON STOCK PURCHASE WARRANTS

     In consideration for the guarantee of a loan agreement, DHS issued a warrant to its Series B Preferred Stockholder for the purchase of 88,889 shares of DHS Class A Common Stock at $5.625 per share. The warrant expires on December 1, 2005 and is exercisable (i) if the holder does not receive notice of a change in control within thirty days after the change is effective or (ii) ninety days prior to the filing of a registration statement for a public offering that includes shares held by management stockholders. The warrant was valued at the present value of the difference between the estimated fair value of the common stock subject to the warrant and the aggregate strike price, discounted at the interest savings rate (i.e., the difference between the rate obtained on the loan agreement and the rate of interest that management believes would have been available without the guarantee). At December 31, 1995, this amount ($370,000) is reflected as additional paid-in capital and a deferred charge, which is being amortized on the interest method over 25 months.

     In consideration for certain consulting services, the Company has issued warrants for the purchase of 24,000 shares of DHS common stock at $11.25 per share (a price greater than management's estimate of fair value at the date of grant). These warrants expire December 1, 2005, and are exercisable if there is a change in control of DHS.


NOTE 12 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SERIES A PREFERRED STOCK SUBSCRIPTION RECEIVABLE

     The Company believes that it is not practical to estimate a fair market value different from the carrying values of these financial instruments. The Series A and Series B Preferred Stock are carried at issue price plus accrued dividends, and have

                          DOCTORS HEALTH SYSTEM, INC.

features unique to these securities including, but not limited to, the right to appoint directors and the right to approve certain significant activities of the Company. There is no quoted market price for the Series A or Series B Preferred Stock.

     The carrying value of the Series A Preferred Stock subscription receivable is based on the issue price of the related Series A Preferred Stock. In December, 1995, the Company issued Series B Preferred Stock with the same rights and privileges as the Series A Preferred Stock, other than the dividend rate and related interest rate, for consideration greater than the per share value received for the Series A Preferred Stock. Since both classes of Preferred Stock are convertible to Class C Common Stock, it is not practical to determine if the related stock subscription will be realized in cash, included in the conversion to Common Stock or offset against the issued Series A Preferred Stock, thereby reducing the number of shares outstanding. Furthermore, the Company has the right to defer or cancel payment of the stock subscription receivable.

  LONG-TERM OBLIGATIONS

     Long-term obligations, excluding capital lease obligations, were incurred by the Company when individual physicians joined the Company's core medical groups. These notes are payable upon an initial public offering of the Company's stock or a change in control as defined in the stockholders' agreement. The fair value of these obligations is assumed to approximate recorded value because there have not been any significant changes in circumstances since the obligations were recorded.

NOTE 13 -- PHYSICIAN BILLINGS

Physician billings consist of:

                                                                                               THREE MONTHS
                                                                        FEBRUARY 24, 1995          ENDED          FEBRUARY 24, 1995
                                                                               TO             MARCH 31, 1996      TO MARCH 31, 1995
                                                                        DECEMBER 31, 1995       (UNAUDITED)          (UNAUDITED)
Gross physician billings.............................................      $ 6,434,765          $ 3,883,492           $ 599,876
  Less: Provision for contractual and other adjustments..............       (2,330,241)          (1,271,918)           (154,768)
  Net physician billings.............................................      $ 4,104,524          $ 2,611,574           $ 445,108


NOTE 14 -- INCOME TAXES

     The Company has incurred a net loss from operations of $3,180,723. Significant temporary differences between the determination of this loss for financial reporting and income tax purposes include depreciation, the allowance for uncollectible receivables, and certain accrued liabilities. This loss may be carried forward for 15 years expiring in 2010. Under federal tax law, certain potential changes in ownership of the Company, which may not be within the Company's control, may operate to restrict future utilization of these carryforwards. Since the ultimate realization of income tax benefits are uncertain, they have been fully reserved at December 31, 1995. Deferred tax assets (liabilities) at December 31, 1995, consist of the following:

Tax benefit of NOL carryforward.......   $1,225,000
Depreciation..........................      (58,000)
Allowance for doubtful receivables....       42,000
Accrued liabilities...................       57,000
Other (net)...........................        5,000
                                          1,271,000
Less valuation allowance..............   (1,271,000)
  Net deferred tax asset..............   $   --

                          DOCTORS HEALTH SYSTEM, INC.

NOTE 15 -- EARNINGS PER SHARE

     Pro forma loss per common share is based on the weighted average number of shares outstanding, after giving effect to conversion of Series A and Series B Preferred Stock. The weighted average common shares outstanding were 3,474,232 at December 31, 1995, which includes shares related to stock options and warrants from the beginning of the period.

NOTE 16 -- SUPPLEMENTARY CASH FLOW INFORMATION

                                                                                                 THREE MONTHS
                                                                        FEBRUARY 24, 1995        ENDED          FEBRUARY 24, 1995
                                                                               TO            MARCH 31, 1996     TO MARCH 31, 1995
                                                                        DECEMBER 31, 1995     (UNAUDITED)          (UNAUDITED)
Cash paid for interest...............................................      $   120,800         $   83,670            $  3,042
SUPPLEMENTARY NONCASH INVESTING AND FINANCING INFORMATION
  Liabilities assumed in connection with purchase of medical practice
     assets..........................................................      $ 1,333,491         $  449,336            $587,380
  Assets acquired under capital leases...............................          625,023                 --                  --
  Issuance of common stock purchase warrants for services............          370,000                 --                  --
  Common stock issued in connection with purchase of medical practice
     assets..........................................................               --              1,650                  --


NOTE 17 -- SUBSEQUENT EVENTS

  INTEGRATED HEALTH CARE DELIVERY SYSTEM

     The Company and MCNET, Inc. (MCNET), located in Chevy Chase, Maryland, have entered into a letter of intent for the formation of a physician led integrated health care delivery system (IDS). The resulting affiliate intends to provide health care services to residents of Maryland and people who work in Maryland and surrounding areas. There are approximately 446 physicians associated with MCNET, of which 153 are primary care physicians. This transaction also contemplates participation by the individual physicians who are currently members of MCNET. Negotiations with the individual physicians may not proceed until DHS has filed a registration statement with the Securities and Exchange Commission. Negotiations with MCNET have not proceeded as planned and therefore, management does not believe the transaction contemplated by the letter of intent will occur, however discussions are ongoing.


  GLOBAL CAPITATED CONTRACTS

     The Company has entered into a contract and a letter of intent in lieu of a contract to provide health care services under capitated plans with HMOs that are consistent with those described in note 1. Delivery of care and monthly receipt of capitated income will begin in early 1996. These arrangements are global capitated contracts whereby the Company is responsible for the management of specialty and facilities care, in addition to the primary care component. Capitated premiums are due monthly and will be recognized as revenue during the period the Company is required to provide services under the respective contract. A provision for additional risk-sharing revenue (or loss) will be reported in the period in which services are rendered. Differences between original estimates and subsequent revisions will be reported in the period the revisions are made. The cost of providing services under the contracts will be recorded as services are rendered, including an estimate for services rendered but not yet reported. An estimated loss will be recognized when it is probable that expected future health care costs will exceed anticipated capitated receipts and stop-loss insurance recoveries.


NOTE 18 -- NOTE TO UNAUDITED INTERIM FINANCIAL STATEMENTS

     The unaudited financial information for the three month period ended March 31, 1996 and the period February 24, 1995 to March 31, 1995 has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation, which consist solely of normal recurring adjustments, have been included. The interim information should be read in conjunction with the financial

                          DOCTORS HEALTH SYSTEM, INC.

statements for the period February 24, 1995 to December 31, 1995. Operating results for interim periods are not necessarily indicative of the results that may be expected for the entire year.


NOTE 19 -- PRO FORMA ADJUSTMENTS (UNAUDITED)

     The pro forma balance sheet as of March 31, 1996, reflects the conversion of preferred stock into common as though conversion had occurred as of March 31, 1996. The pro forma adjustments are as follows:

     (1) At the time of conversion, the Company is required to pay all accrued preferred stock dividends plus any interest thereon, less accrued interest due DHS on the note receivable balance due of $2,500,000. The net balance due as of March 31, 1996 is reflected as an increase in the Company's line-of-credit in the pro forma balance sheet.

                                                                                           SERIES A     SERIES B      TOTAL
Dividends due...........................................................................   $ 357,055    $130,015    $ 487,070
Less: accrued interest receivable.......................................................    (199,942)         --     (199,942)
Add: accrued interest payable...........................................................      10,033         790       10,823
  Net balance due Preferred Stockholders................................................   $ 167,146    $130,805    $ 297,951

     (2) Only fully paid Series A and B preferred shares are convertible into common stock on a share per share basis. The Series A subscription receivable and the related shares are required to be canceled in accordance with the applicable agreements. The number of fully paid shares of preferred stock that are assumed converted to common stock is computed as follows:

                                                                                           SERIES A     SERIES B      TOTAL
Number of Preferred shares issued.......................................................   1,000,000     355,556    1,355,556
Less: shares attributable to subscription receivable....................................    (500,000)         --     (500,000)
  Total number of Class C common stock issued...........................................     500,000     355,556      855,556
  Par value of Class C common stock issued..............................................   $   5,000    $  3,556    $   8,556

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS
                        FOR THE PERIOD FEBRUARY 24, 1995
                              TO DECEMBER 31, 1995



                                                                           ADDITIONS
                                                    BALANCE AT     CHARGED TO      CHARGED                       BALANCE
                                                    BEGINNING      COSTS AND       TO OTHER                       AT END
                  DESCRIPTION                       OF PERIOD       EXPENSES       ACCOUNTS      DEDUCTIONS     OF PERIOD

February 24, 1995 to December 31, 1995
  Allowance for doubtful receivables............    $       --     $  108,885      $     --       $     --      $  108,885
  Valuation allowances on deferred tax assets...    $       --     $1,271,000      $     --       $     --      $1,271,000


                                      F-23





                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth a statement of all expenses payable by the Registrant in connection with the registration, issuance and distribution of the Securities offered hereby, other than the underwriting discount.



SEC Registration Fee............................................................................................   $ 21,379.31
Accounting Fees and Expenses....................................................................................        *
Legal Fees and Expenses.........................................................................................        *
Printing and Engraving Expenses.................................................................................        *
Blue Sky Fees and Expenses......................................................................................        *
Miscellaneous Fees and Expenses.................................................................................        *
       Total....................................................................................................   $    *


* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 2-418 of the Maryland General Corporation Law (the "MGCL") provides that the Registrant may indemnify any director who was, is or is threatened to be made a named defendant or respondent to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director of the Registrant, or while a director, is or was serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, against reasonable expenses (including attorneys' fees), judgments, penalties, fines and settlements, actually incurred by the director in connection with such action, suit or proceeding, unless it is established that: (i) the act or omission of the director was material to the matter giving rise to such action, suit or proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. If the action, suit or proceeding was one by or in the right of the Registrant, no indemnification shall be made with respect to any action, suit or proceeding in which the director shall have been adjudged to be liable to the Registrant. A director also may not be indemnified with respect to any action, suit or proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director is adjudged to be liable on the basis that a personal benefit was improperly received. Unless limited by the Registrant's Charter: (i) a court of appropriate jurisdiction, upon application of a director, may order such indemnification as the court shall deem proper if it determines that the director is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, regardless of whether the director has met the standards of conduct required by Section 2-418; and (ii) the Registrant shall indemnify a director if such director is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above. However, with respect to any action, suit or proceeding by or in the right of the Registrant or in which the director was adjudged to be liable on the basis that a personal benefit was improperly received, the Registrant may only indemnify the director for any expenses (including, attorneys' fees) incurred in connection with such action, suit or proceeding.

     Section 2-418 of the MGCL further provides that unless limited by the Registrant's Charter, the Registrant: (i) shall (a) indemnify an officer of the Registrant if such officer is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, and (b) indemnify an officer of the Registrant if a court of appropriate jurisdiction, upon application of an officer, shall order indemnification; (ii) may indemnify and advance expenses to an officer, employee or agent of the Registrant to the same extent that it may indemnify directors; and (iii) may indemnify and advance expenses to an officer, employee or agent who is not a director to such further extent, consistent with law, as may be provided by the Charter, Bylaws, general or specific action of the Registrant's Board of Directors or contract.

     The Registrant's Bylaws provide that, to the maximum extent permitted by the MGCL, as from time to time amended, the Registrant shall indemnify (i) its current and former directors, officers, agents and employees, and (ii) those persons who, at the request of the Registrant, serve or have served another corporation, partnership, joint venture, trust or other enterprise in one or more of such capacities, against any and all liabilities incurred in connection with their services in such capacities, to the extent determined appropriate by the Board of Directors. The Bylaws further provide that, to the extent required by the Charter or applicable law, the Registrant shall indemnify such individuals.

     The Registrant's Charter provides that, to the fullest extent permitted by the MGCL, as amended or interpreted, no director or officer of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages in connection with events occurring at the time such person served as a director or officer. The Registrant's Charter also provides that, to the maximum extent permitted by the MGCL, as from time to time amended, the Registrant shall indemnify its current and former directors and officers against any and all liabilities and expenses incurred in connection with their services in such capacities. The Registrant also may, if approved by the Board of Directors, indemnify officers, employees, agents and persons who serve or have served at its request with another corporation, partnership or other entity.

     The provisions in the Charter and Bylaws do not eliminate the duty of care. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief remain available under Maryland law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under the MGCL. These provisions also do not affect a director's or officer's responsibilities under any other law, such as the federal or state securities laws or state or federal environmental laws.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     In December 1994, the Company issued 150,000 shares of its Class A Common Stock to Stewart B. Gold (which pursuant to a stock split are currently 600,000 shares of Class A Common Stock). Additionally, the Company issued to Scott Rifkin and Alan Kimmel 25,000 shares each of Class A Common Stock (which pursuant to a stock split are currently 100,000 shares of Class A Common Stock). The shares were issued for nominal cash consideration and in consideration for services performed for the Company as founders of the Company.


     In February of 1995, the Company issued 1,100,000 shares of its Class B Common Stock (now 2,200,000 shares as a result of a stock split) to Medical Holdings Limited Partnership in consideration of the transfer of receivables, equipment, and other assets of medical practices from MHLP to the Company.



     In February of 1995, the Company issued to St. Joseph Medical Center, Inc., a Maryland non-profit, non-stock corporation 500,000 shares of Series A Convertible Preferred Stock (now 1,000,000 shares and convertible to 1,000,000 shares of Class C Common Stock, subject to certain dilutive events) for $2 million in cash and a note in the principal amount of $3 million.


     In December of 1995, the Company issued to Med-Lantic Management Services, Inc. 355,556 shares of the Company's Series B Convertible Preferred Stock and Warrants to Medical Mutual Liability Insurance Society of Maryland to purchase 88,889 shares of Class A Common Stock in consideration of $4 million in cash and a loan guarantee in the amount of $4 million.


     In 1995 and 1996 (August 10, 1995, October 18, 1995, December 21, 1995 and
May 1996), the Company issued options to purchase a total of 200,880 shares of Class A Common Stock and authorized the issuance of options to purchase an additional 5,000 shares of Class A Common Stock to certain employees who joined the Company at the early stages of its development at an exercise price of $0.01 per share, none of which have been exercised as of the date of this Registration Statement.


     In December 1995, the Company issued warrants to purchase a total of 24,000 shares of Class A Common Stock to Stephen Graham, Andrew Hamilton and John Dwyer as compensation for investment advice.


     In January 1996, the Company issued 33,000 shares of its Class B Common Stock to Harvey Mishner, M.D., and in February 1996, issued 33,000 shares of its Class B Common Stock to each of Paul Miller, M.D., James Quinlan, M.D., David Otto, M.D., and Anne Lane, M.D., in connection with the mergers of their medical practices into wholly-owned subsidiaries of the Company.


     In May 1996, the Company issued 33,000 shares of Class B Common Stock to Terry Williams, M.D., in connection with the merger of his medical practice into a wholly-owned subsidiary of the Company.

     The sale and issuance of shares listed above were exempt from registration under the Securities Act by virtue of Sections 4(2) and 3(b) of the Securities Act and in reliance on Rule 701 and Regulation D promulgated thereunder. The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate restrictive legends were affixed to stock certificates and options issued in such transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


EXHIBIT                                                        DESCRIPTION

 3.1      Articles of Amendment and Restatement of the Registrant.*

 3.2      Amended Bylaws of the Registrant.*

 5        Legal Opinion of Venable, Baetjer & Howard, LLP.**

10.1      Stockholders Agreement dated December 1, 1995, by and among the Registrant, Stewart Gold, Scott Rifkin, Alan Kimmel,
            Medical Holdings Limited Partnership, St. Joseph Medical Center, Inc., Medical Mutual Liability Insurance Society
            of Maryland, and Med-Lantic Management Services, Inc.*

10.2      Registration Rights Agreement dated December 1, 1995 , by and among the Registrant, Medical Mutual Liability
            Insurance Society of Maryland and Med-Lantic Management Services, Inc.*

10.3      Securities Purchase Agreement dated December 1, 1995 by and between the Registrant and Medical Mutual Liability
            Insurance Society of Maryland.*

10.4      Registration Rights Agreement dated February 24, 1995 by and between the Registrant and St. Joseph Medical Center,
            Inc. and amendment thereto dated December 1, 1995.*

10.5      Baltimore Medical Group, LLC Operating Agreement dated February 24, 1995.*

10.6      Agreement of Limited Partnership of Medical Holdings Limited Partnership dated February 24, 1995.*

10.7      Stockholders Agreement between BMGGP, Inc. and Stockholders dated as of February 24, 1995.*

10.8      Financing Transaction Agreement dated as of February 24, 1995 by and among the Registrant and Baltimore Medical
            Group, LLC, BMG Limited Partnership, BMGGP, Inc., and St. Joseph Medical Center, Inc.*

10.9      Form of Exclusive Physician Participation Agreement.*

10.10     Form of Non-Exclusive Physician Participation Agreement.*

10.11     Form of Amended and Restated Physician Services Organization Agreement.*

10.12     Form of Practice Participation Agreement.*

10.13     Form of Professional Services Employment Agreement.*

10.14     Form of Specialist Physician Employment Agreement.*

10.15     Form of Medical Director Employment Agreement.*

10.16     Form of Specialist Physician Network Agreement.*

10.17     Major Decision Agreement dated December 1, 1995 by and between the Registrant and Medical Mutual Liability Insurance
            Society of Maryland.*

10.18     Promissory Note dated as of December 1, 1995 by and between the Registrant and Medical Mutual Liability Insurance
            Society of Maryland.*

10.19     Non-negotiable, non-transferable Promissory Note dated February 24, 1995 by and between the Registrant and St. Joseph
            Medical Center, Inc.*

10.20     Loan Agreement dated as of December 1, 1995, by and between the Registrant and NationsBank, N.A.*

10.21     Guaranty Agreement dated December 1, 1995 by and between Medical Mutual Liability Insurance Society of Maryland and
            NationsBank, N.A.*

10.22     Employment Agreement dated as of July 1, 1994 by and between the Registrant and Stewart7B. Gold.*

10.23     Employment Agreement dated as of July 1, 1994 by and between the Registrant and Scott7M. Rifkin, MD.*

10.24     Employment Agreement dated as of April 1, 1995 by and between the Registrant and Paul7A. Serini and amendment thereto dated January 1, 1996.*

10.25     Employment Agreement dated as of March 20, 1995 by and between the Registrant and Allan C. Sanders, CPA.*

EXHIBIT                                                        DESCRIPTION
10.26     [Intentionally omitted]

10.27     Form of Employment Agreement (filed herewith).

10.28     Form of Practice Transfer Agreement (filed herewith).

10.29     Form of Offer Letter (filed herewith).

10.30     Free State Health Plan, Inc., IPA Service Agreement (filed herewith).

10.31     Binding Letter of Intent with CFS Health Group, Inc. (Health Care Corporation of the Mid-Atlantic) for Medicare Risk
            Service Agreement (filed herewith).

10.32     Binding Letter of Intent with Chesapeake Health Plan for Medicare Risk Service Agreement (filed herewith).

10.33     Form of Reacquisition Agreement.

11        Computation of Earnings Per Common and Common Equivalent Share (filed herewith).

23.1      Consent of Grant Thornton LLP (filed herewith).

23.2      Consent of Venable, Baetjer and Howard, LLP.**

24.1      Power of Attorney.*

24.2      Power of Attorney of Mark H. Eig, M.D. (filed herewith).

24.3      Power of Attorney of Robert G. Graw, Jr., M.D. (filed herewith).

24.4      Power of Attorney of William Lamm, M.D. (filed herewith).

24.5      Power of Attorney of Alexander Rocha, M.D. (filed herewith).

27        Financial Data Schedule (filed herewith).


 * Previously filed.

** To be filed by amendment.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

          (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represents no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on June 4, 1996.


                                         DOCTORS HEALTH SYSTEM, INC.

                                         /s/ Stewart B. Gold
                                         Name: Stewart B. Gold
                                         Title: President and Chief Executive
                                         Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURES                        TITLE                                                    DATE

                        /s/ STEWART B. GOLD             Chief Executive Officer; President; Director         June 4, 1996
                                                          (Principal Executive Officer)
                   STEWART B. GOLD

                                       *                Chairman                                             June 4, 1996
                SCOTT M. RIFKIN, M.D.

                      /s/ JOHN R. DWYER, JR.            Chief Financial Officer; Treasurer and               June 4, 1996
                                                          Director (Principal Financial and Accounting
                  JOHN R. DWYER, JR.                      Officer)

                          /s/ PAUL A. SERINI            Director; Executive Vice President of                June 4, 1996
                                                          Strategic Operations and Director of Legal
                    PAUL A. SERINI                        Affairs

                                       *                Executive Vice President for Medical Policy          June 4, 1996
                                                          and Practice; Director
                 ALAN L. KIMMEL, M.D.

                                       *                Director                                             June 4, 1996
                    JOHN S. PROUT

                                       *                Director                                             June 4, 1996
                    JOHN W. ELLIS

                                       *                Director                                             June 4, 1996
                 J. DAVID NAGEL, M.D.

                                       *                Director                                             June 4, 1996
               PETER J. LOPRESTI, D.O.

                      SIGNATURES                        TITLE                                                    DATE
                                       *                Director                                             June 4, 1996
               HOWARD I. GOLDMAN, M.D.

                                       *                Director                                             June 4, 1996
                ROBERT I. ANCONA, M.D.

                                       *                Director                                             June 4, 1996
                   LINDA A. DEMBIEC

                                       *                Director                                             June 4, 1996
                   ROBERT S. ZETZER

                                       *                Director                                             June 4, 1996
                WILLIAM D. LAMM, M.D.

                                       *                Director                                             June 4, 1996
               D. ALEXANDER ROCHA, M.D.

                                       *                Director                                             June 4, 1996
                  MARK H. EIG, M.D.

                                       *                Director                                             June 4, 1996
              ROBERT G. GRAW, JR., M.D.

          BY:            /s/ Stewart B. Gold                                                                 June 4, 1996
                   ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT                                                    DESCRIPTION                                                     PAGE

 3.1      Articles of Amendment and Restatement of the Registrant.*

 3.2      Amended Bylaws of the Registrant.*

 5        Legal Opinion of Venable, Baetjer & Howard, LLP.**

10.1      Stockholders Agreement dated December 1, 1995, by and among the Registrant, Stewart Gold, Scott Rifkin, Alan
            Kimmel, Medical Holdings Limited Partnership, St. Joseph Medical Center, Inc., Medical Mutual Liability
            Insurance Society of Maryland, and Med-Lantic Management Services, Inc.*

10.2      Registration Rights Agreement dated December 1, 1995 , by and among the Registrant, Medical Mutual Liability
            Insurance Society of Maryland and Med-Lantic Management Services, Inc.*

10.3      Securities Purchase Agreement dated December 1, 1995 by and between the Registrant and Medical Mutual
            Liability Insurance Society of Maryland.*

10.4      Registration Rights Agreement dated February 24, 1995 by and between the Registrant and St. Joseph Medical
            Center, Inc. and amendment thereto dated December 1, 1995.*

10.5      Baltimore Medical Group, LLC Operating Agreement dated February 24, 1995.*

10.6      Agreement of Limited Partnership of Medical Holdings Limited Partnership dated February 24, 1995.*

10.7      Stockholders Agreement between BMGGP, Inc. and Stockholders dated as of February 24, 1995.*

10.8      Financing Transaction Agreement dated as of February 24, 1995 by and among the Registrant and Baltimore
            Medical Group, LLC, BMG Limited Partnership, BMGGP, Inc., and St. Joseph Medical Center, Inc.*

10.9      Form of Exclusive Physician Participation Agreement.*

10.10     Form of Non-Exclusive Physician Participation Agreement.*

10.11     Form of Amended and Restated Physician Services Organization Agreement (filed herewith).

10.12     Form of Practice Participation Agreement.*

10.13     Form of Professional Services Employment Agreement.*

10.14     Form of Specialist Physician Employment Agreement.*

10.15     Form of Medical Director Employment Agreement.*

10.16     Form of Specialist Physician Network Agreement.*

10.17     Major Decision Agreement dated December 1, 1995 by and between the Registrant and Medical Mutual Liability
            Insurance Society of Maryland.*

10.18     Promissory Note dated as of December 1, 1995 by and between the Registrant and Medical Mutual Liability
            Insurance Society of Maryland.*

10.19     Non-negotiable, non-transferable Promissory Note dated February 24, 1995 by and between the Registrant and St.
            Joseph Medical Center, Inc.*

10.20     Loan Agreement dated as of December 1, 1995, by and between the Registrant and NationsBank, N.A.*

10.21     Guaranty Agreement dated December 1, 1995 by and between Medical Mutual Liability Insurance Society of
            Maryland and NationsBank, N.A.*

10.22     Employment Agreement dated as of July 1, 1994 by and between the Registrant and Stewart7B. Gold.*

10.23     Employment Agreement dated as of July 1, 1994 by and between the Registrant and Scott7M. Rifkin, MD.*

10.24     Employment Agreement dated as of April 1, 1995 by and between the Registrant and Paul7A. Serini and amendment thereto dated January 1, 1996.*

EXHIBIT                                                    DESCRIPTION                                                     PAGE
10.25     Employment Agreement dated as of March 20, 1995 by and between the Registrant and Allan C. Sanders, CPA.*

10.26     [Intentionally omitted]

10.27     Form of Employment Agreement (filed herewith).

10.28     Form of Practice Transfer Agreement (filed herewith).

10.29     Form of Offer Letter (filed herewith).

10.30     Free State Health Plan, Inc., IPA Service Agreement (filed herewith).

10.31     Binding Letter of Intent with CFS Health Group, Inc. (Health Care Corporation of the Mid-Atlantic) for
            Medicare Risk Service Agreement.

10.32     Binding Letter of Intent with Chesapeake Health Plan for Medicare Risk Service Agreement (filed herewith).

10.33     Form of Reacquisition Agreement.

11        Computation of Earnings Per Common and Common Equivalent Share (filed herewith).

23.1      Consent of Grant Thornton LLP (filed herewith).

23.2      Consent of Venable, Baetjer and Howard, LLP.**

24.1      Power of Attorney.*

24.2      Power of Attorney of Mark H. Eig, M.D. (filed herewith).

24.3      Power of Attorney of Robert G. Graw, Jr., M.D. (filed herewith).

24.4      Power of Attorney of William Lamm, M.D. (filed herewith).

24.5      Power of Attorney of Alexander Rocha, M.D. (filed herewith).

27        Financial Data Schedule (filed herewith).


 * Previously filed.

** To be filed by amendment.